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EXHIBIT 4.1

BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
Issuer

and

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
Indenture Trustee

INDENTURE

Dated as of December 31, 2002

i

Section 1003. Execution of Supplemental Indentures	61
Section 1004. Effect of Supplemental Indentures	61
Section 1005. Reference in Notes to Supplemental Indentures	61
Section 1006. Issuance of Series of Notes	61
ARTICLE XI HOLDERS LISTS
Section 1101. Indenture Trustee to Furnish Issuer Names and Addresses of Holders	62
Section 1102. Preservation of Information; Communications to Holders	62
ARTICLE XII MISCELLANEOUS PROVISIONS
Section 1201. Compliance Certificates and Opinions	62
Section 1202. Form of Documents Delivered to Indenture Trustee	63
Section 1203. Acts of Holders	63
Section 1204. Inspection	64
Section 1205. Limitation of Rights	64
Section 1206. Severability	64
Section 1207. Notices	64
Section 1208. Consent to Jurisdiction	65
Section 1209. Captions	65
Section 1210. Governing Law	65
Section 1211. No Petition	65
Section 1212. [Reserved	65
Section 1213. WAIVER OF JURY TRIAL	65
Section 1214. Waiver of Immunity	66
Section 1215. Judgment Currency	66
Section 1216. Assignment of Rights of Series Enhancer	66
Exhibits
A—Form of Non-Recourse Release
B—Investment Letter
C—Form of Control Agreement
D—Interest Rate Swap Agreements
Appendices
A—Master Index of Defined Terms
Schedules
1—Issuer Perfection Certificate
2—Notices/Reports to be forwarded to Deal Agent and Interest Rate Hedge Provider

        This Indenture, dated as of December 31, 2002 (as amended, supplemented or otherwise modified from time to time as permitted hereby, the "Indenture"), between BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P., a limited partnership formed under the laws of the State of Delaware (the "Issuer") and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the "Indenture Trustee").

GRANTING CLAUSE

        To secure the payment of all Outstanding Obligations and the performance and observance by the Issuer of all of the Issuer's covenants and agreements contained in this Indenture and all other Related Documents, (collectively, the "Secured Obligations") the Issuer hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to the Indenture Trustee, for the benefit of the Noteholders, any Letter of Credit Bank, any Series Enhancer and any Interest Rate Hedge Provider, a security interest in and to, and a continuing Lien on, all of the Issuer's right, title and interest in, to and under the following, whether now owned or existing or hereafter created or acquired and wherever located:

            (i)  The Head Lessor Compressors, and other Sold Assets acquired by the Issuer from time to time;

          (ii)  All Head Lessor Collections, including all amounts, rentals, Proceeds and other sums of money due and to become due under the Head Lease and/or Compressor Related Agreements, including (in each case only to the extent related to the Head Lease and/or the Compressors), without limitation, (1) all rentals, payments and other moneys, including all insurance payments and claims for losses due and to become due to the Issuer under, and all claims for damages arising out of the breach of, any Compressor Related Agreement; (2) the right of the Issuer to terminate, perform under, or compel performance of the terms of the Compressor Related Agreements; and (3) any guarantee of or credit support with respect to the Compressor Related Agreements and any rights of the Issuer in respect of any subleases or assignments permitted under the Related Documents;

          (iii)  The Head Lease, the Head Lessee Security Agreement and the Head Lessee Collateral (including the Head Lessee Compressors and User Leases), including without limitation, (A) any and all payments and payment obligations of the Head Lessee under the Head Lease and Head Lessee Security Agreement and payments and payment obligations of Users under User Leases, (B) all proceeds from any expropriation, seizure or condemnation payable to the Head Lessor pursuant to the Head Lease or Head Lessee Security Agreement and any insurance proceeds payable to the Head Lessor pursuant thereto or pursuant to insurance policies maintained under the Management Agreement, and (C) all rights of the Head Lessor to receive any payments or other amounts or to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action under or in respect of the Head Lease, the Head Lessee Security Agreement or the Head Lessee Collateral, or to accept surrender or redelivery of the Head Lessee Collateral or any part thereof, as well as all the rights, powers and remedies on the part of the Head Lessor, whether acting under the Head Lessee Security Agreement or by statute or at law or in equity or otherwise, arising out of any Head Lease Event of Default, including, without limitation, all rights of the Head Lessor to exercise remedies against the Head Lessee Collateral and/or exercise remedies under the Head Lease and any right to restitution from the Head Lessee, any sublessee, User or any other Person in respect of any determination of invalidity of any such document;

          (iv)  The Contribution Agreement, the Sale Agreement, the Management Agreement, the Management Guaranty, the Intercreditor Agreement, all Letters of Credit, all Interest Rate Swap Agreements and all other Related Documents and all of the Issuer's rights and remedies (whether directly or as assignee) under any of the foregoing;

          (v)  All Securities Accounts and Deposit Accounts, including the Trust Account, the Lockbox Account, the ABS Lockbox Account (if any), the Rent Reserve Account, the Reserve Account, the

  Head Lessee Collection Account, the Collateral Account, and for the benefit of the Noteholders of the related Series only, any Series Account; together with all cash and cash equivalents, Money, Eligible Investments, Financial Assets, Investment Property, Securities Entitlements and other instruments or amounts credited to or deposited from time to time in any of the foregoing;

          (vi)  All Accounts;

        (vii)  All Chattel Paper;

        (viii)  All Commercial Tort Claims;

          (ix)  All Contracts;

          (x)  All Documents;

          (xi)  All Equipment;

        (xii)  All General Intangibles and Payment Intangibles;

        (xiii)  All Goods;

        (xiv)  All Instruments;

        (xv)  All Intellectual Property;

        (xvi)  All Inventory;

      (xvii)  All Letter-of-Credit Rights;

      (xviii)  All Money;

        (xix)  All Supporting Obligations;

        (xx)  All property of the Issuer held by the Indenture Trustee including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Indenture Trustee for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Issuer, or as to which the Issuer may have any right or power (but only to the extent such property relates to the Head Lessor Compressors and other Collateral acquired from time to time);

        (xxi)  All insurance proceeds of the Owner Compressors and the other Collateral and all proceeds of the voluntary or involuntary disposition of the Owner Compressors and the other Collateral;

      (xxii)  Any and all payments made or due to the Issuer in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Owner Compressors and the other Collateral by any Governmental Authority and any other cash or non-cash receipts from the sale, exchange, collection or other disposition of the Owner Compressors and the other Collateral;

      (xxiii)  To the extent not otherwise included above, all income, payments and Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

All of the property described in this Granting Clause is herein collectively called the "Collateral".

        For avoidance of doubt it is expressly understood and agreed that, to the extent the UCC is revised subsequent to the date hereof such that the definition of any of the foregoing terms included in the description of Collateral is changed, the parties hereto desire that any property which is included in such changed definitions which would not otherwise be included in the foregoing grant on the date hereof be included in such grant immediately upon the effective date of such revision, it being the intention of the Issuer that the description of Collateral set forth above be construed to include the broadest range of assets. Notwithstanding the immediately preceding sentence, the foregoing grant is intended to apply immediately on the date hereof to all Collateral to fullest extent permitted by Applicable Law regardless of whether any particular item of Collateral is currently subject to the UCC.

        The Issuer hereby irrevocably authorizes the Indenture Trustee and the Series Enhancer at any time, and from time to time, to file, without the signature of the Issuer in any filing office in any jurisdiction (necessary or desirable to perfect the security interests and Liens granted herein or in any other Related Documents) any financing statements (including any such financing statements claiming a security interest in any or all assets of the Issuer), continuation statements and amendments thereto that (i) indicate or describe the Collateral regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, in the same manner as described herein or in any other manner as the Indenture Trustee or the Series Enhancer may determine in its sole discretion is necessary or desirable to ensure the perfection of the security interests and Liens granted herein and (ii) provide any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Issuer is an organization, the type of organization and any organizational identification number issued to the Issuer. The Issuer agrees to furnish any such information to the Indenture Trustee or the Series Enhancer promptly upon the Indenture Trustee's or the Series Enhancer's request. The Issuer also ratifies its authorization for the Indenture Trustee or the Series Enhancer to have filed in any jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. Nothing in the foregoing shall be deemed to create an obligation of the Indenture Trustee to file any financing statements, continuation statements or amendments thereto.

ARTICLE I

DEFINITIONS

        Section 101.    Defined Terms.    Capitalized terms used in this Indenture shall have the meanings given to such terms in Appendix A hereto, as such Appendix may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture, and the rules of usage set forth in Appendix A shall apply to this Indenture.

        Section 102.    Other Definitional Provisions.    (a)    With respect to any Series, all terms used herein and not otherwise defined herein shall have meanings ascribed to such terms in the related Supplement.

          (b)  All terms defined in this Indenture shall have the defined meanings when used in any agreement, certificate or other document made or delivered pursuant hereto, including any Supplement, unless otherwise defined therein.

          (c)  As used in this Indenture and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Indenture or in any such certificate or other document, and accounting terms partly defined in this Indenture or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP consistently applied. To the extent that the definitions of accounting terms in this Indenture or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Indenture or in any such certificate or other document shall control.

          (d)  With respect to any Collection Period, the "related Record Date," the "related Determination Date," and the "related Payment Date," shall mean, respectively, the Record Date occurring on the last Business Day of such Collection Period and the Determination Date and Payment Date next following the end of such Collection Period.

          (e)  With respect to any Series of Notes, the "related Supplement" shall mean the Supplement pursuant to which such Series of Notes is issued and the "related Series Enhancer" shall mean the Series Enhancer for such Series of Notes.

          (f)    All references to the Manager's financial statements shall mean the consolidated financial statements of the Manager and its consolidated subsidiaries.

          (g)  With respect to any ratio analysis required to be performed as of the most recently completed fiscal quarter, the most recently completed fiscal quarter shall mean the fiscal quarter for which financial statements were required hereunder to have been delivered.

          (h)  With respect to the calculations of the ratios set forth in this Indenture, the components of such calculations are to be determined in accordance with GAAP, consistently applied, with respect to the Manager.

        Section 103.    Computation of Time Periods.    Unless otherwise stated in this Indenture or any Supplement issued pursuant to the terms hereof, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

        Section 104.    Power of Attorney.    The Issuer hereby appoints the Indenture Trustee as its designee for purposes of exercising any power of attorney or right granted by the Manager pursuant to the Management Agreement.

ARTICLE II

THE NOTES

        Section 201.    Authorization of Notes.    (a)    The number of Series or Classes of Notes which may be created by this Indenture is not limited; provided, however, that, the issuance of any Series of Notes shall not result in, or with the giving of notice or the passage of time or both would result in, the occurrence of an Event of Default or Trigger Event. The aggregate principal amount of Notes of each Series which may be issued, authenticated and delivered under this Indenture is not limited except as shall be set forth in any Supplement and as restricted by the provisions of this Indenture.

          (b)  The Notes issuable under this Indenture shall be issued in such Series, and such Class or Classes within a Series, as may from time to time be created by Supplement pursuant to this Indenture. Each Series shall be created by a different Supplement and shall be designated, upon the face thereof, to differentiate the Notes of such Series from the Notes of any other Series. All of the Notes of a Series shall be identical except for the differences in registration information and denomination. The Issuer intends that each such Note shall constitute a "security" within the meaning of Article 8 of the UCC.

          (c)  Upon satisfaction of and compliance with the requirements and conditions to closing set forth in the related Supplement, Notes of the Series to be executed and delivered on a particular Series Issuance Date pursuant to such related Supplement, may be executed by the Issuer and delivered to the Indenture Trustee for authentication following the execution and delivery of the related Supplement creating such Series or from time to time thereafter, and the Indenture Trustee shall authenticate and deliver Notes upon an Issuer request set forth in an Officer's Certificate of the Issuer signed by one of its Authorized Signatories, without further action on the part of the Issuer.

        Section 202.    Form of Notes; Global Notes.

          (a)  Notes of any Series or Class may be issued, authenticated and delivered, at the option of the Issuer, as Public Global Notes, Rule 144A Global Notes, or as Definitive Notes or as may otherwise be set forth in a Supplement and shall be substantially in the form of the exhibits attached to the related Supplement. Notes of each Series shall be dated the date of their authentication and shall bear interest at such rate, be payable as to principal, premium, if any, and interest on such date or dates, and shall contain such other terms and provisions as shall be established in the related Supplement. Except as otherwise provided in any Supplement, the Notes shall be issued in minimum denominations of $1,000,000 and in integral multiples of $1,000,000 in excess thereof; provided that one Note of each Class may be issued in a nonstandard denomination.

          (b)  If the Issuer shall choose to issue Public Global Notes or Rule 144A Global Notes, such notes shall be issued in the form of one or more Public Global Notes or one or more Rule 144A Global Notes which (i) shall represent, and shall be denominated in an aggregate amount equal to, the aggregate principal amount of all Notes to be issued hereunder, (ii) shall be delivered as one or more Notes held by the Book Entry Custodian, or, if appointed to hold such Notes as provided below, the Notes shall be registered in the name of the Depositary or its nominee, (iii) shall be substantially in the form of the exhibits attached to the related Supplement, with such changes therein as may be necessary to reflect that each such Note is a Global Note, and (iv) shall each bear a legend substantially to the effect included in the form of the exhibits attached to the related Supplement.

          (c)  Notwithstanding any other provisions of this Section 202 or of Section 205, unless and until a Global Note is exchanged in whole for Definitive Notes, a Global Note may be transferred, in whole, but not in part, and in the manner provided in this Section 202, only by (i) the Depositary to a nominee of such Depositary, or (ii) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (iii) by such Depositary or any such nominee to a successor Depositary selected or approved by the Issuer or to a nominee of such successor Depositary or in the manner specified in Section 202(d). The Depositary shall order the Note Registrar to authenticate and deliver any Book Entry Notes and any Global Note for each Class of Notes having an aggregate initial outstanding principal balance equal to the initial outstanding balance of such Class. Note Owners shall hold their respective Ownership Interests in and to such Notes through the book-entry facilities of the Depositary. Without limiting the foregoing, any Note Owners shall hold their respective Ownership Interests, if any, in Public Global Notes only through Depositary Participants.

          (d)  If (i) the Issuer elects to issue Definitive Notes, (ii) the Depositary for the Notes represented by one or more Global Notes at any time notifies the Issuer that it is unwilling or unable to continue as Depositary of the Notes or if at any time the Depositary shall no longer be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and a successor Depositary is not appointed or approved by the Issuer within 90 days after the Issuer receives such notice or becomes aware of such condition, as the case may be, (iii) the Indenture Trustee, at the direction of the Noteholders representing more than 50% of the outstanding principal balance of the Notes, elects to terminate the book-entry system through the Depositary or (iv) after an Event of Default or a Manager Default, Noteholders notify the Depositary, or Book Entry Custodian, as the case may be, in writing that the continuation of a book-entry system through the Depositary, or the Book Entry Custodian, as the case may be, is no longer in the Noteholders' best interest, upon the request of the Noteholders, the Issuer will promptly execute, and the Indenture Trustee, upon receipt of an Officer's Certificate evidencing such determination by the Issuer, will promptly authenticate and make available for delivery, Definitive Notes without coupons, in authorized denominations and in an aggregate principal amount equal to the principal amount of the Global Note then outstanding in exchange for such Global Note or as an original issuance of Notes and this Section 202(d) shall no longer be applicable to the Notes. Upon the exchange of the Global Notes for such Definitive Notes without coupons, in authorized denominations, such Global Notes shall be canceled by the Indenture

  Trustee. All Definitive Notes shall be issued without coupons. Such Definitive Notes in definitive form issued in exchange of the Global Notes pursuant to this Section 2.02(d) shall be registered in such names and in such authorized denominations as the Depositary in the case of an exchange or the Note Registrar in the case of an original issuance, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Indenture Trustee. The Indenture Trustee may conclusively rely on any such instructions furnished by the Depositary or the Note Registrar, as the case may be and shall not be liable for any delay in delivery of such instructions. The Indenture Trustee shall make such Notes available for delivery to the Persons in whose names such Notes are so registered.

          (e)  As long as the Notes outstanding are represented by one or more Global Notes:

              (i)  the Note Registrar and the Indenture Trustee may deal with the Depositary for all purposes (including the payment of principal of and interest on the Notes) as the authorized representative of the Note Owners;

            (ii)  the rights of Note Owners shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such Note Owners and the Depositary and/or the Depositary Participants. Unless and until Definitive Notes are issued, the Depositary will make book-entry transfers among the Depositary Participants and receive and transmit payments of principal of, and interest on, the Notes to such Depositary Participants; and

            (iii)  whenever this Indenture requires or permits actions to be taken based upon instructions or directions of Holders of Notes evidencing a specified percentage of the voting rights of a particular series, the Depositary shall be deemed to represent such percentage only to the extent that it has received instructions to such effect from Note Owners and/or Depositary Participants owning or representing, respectively, such required percentage of the beneficial interest in the Notes (or Class of Notes) and has delivered such instruction to the Indenture Trustee.

          (f)    Whenever a notice or other communication to the Noteholders is required under this Indenture, unless and until Notes have been issued in definitive form to Note Owners, the Indenture Trustee shall give all such notices and communications to the Depositary.

          (g)  The Indenture Trustee is hereby initially appointed as the Book Entry Custodian and hereby agrees to act as such in accordance with the agreement that it has with the Depositary authorizing it to act as such. The Book Entry Custodian may, and, if it is no longer qualified to act as such, the Book Entry Custodian shall, appoint, by written instrument delivered to the Issuer and the Depositary, any other transfer agent (including the Depositary or any successor Depositary) to act as Book Entry Custodian under such conditions as the predecessor Book Entry Custodian and the Depositary or any successor Depositary may prescribe, provided that the predecessor Book Entry Custodian shall not be relieved of any of its duties or responsibilities by reason of any such appointment of other than the Depositary. If the Indenture Trustee resigns or is removed in accordance with the terms hereof, the successor Indenture Trustee or, if it so elects, the Depositary shall immediately succeed to its predecessor's duties as Book Entry Custodian. The Issuer shall have the right to inspect, and to obtain copies of, any Notes held as Book-Entry Notes by the Book Entry Custodian.

          (h)  No transfer of any Class of Note or interest therein shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. If a transfer of any Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance thereof or a transfer thereof by the Depositary or one of its Affiliates), then the Note Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either: (i) a certificate from such Noteholder substantially in the form attached as Exhibit B hereto or such other certification reasonably acceptable to the Indenture Trustee and a certificate from such Noteholder's prospective transferee substantially in the form attached as Exhibit B hereto or such other certification reasonably acceptable to the Indenture Trustee; or (ii) an Opinion of Counsel satisfactory to the Indenture Trustee (which Opinion of Counsel shall not be an expense of the Issuer or any Affiliate thereof) to the effect that such transfer may be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer and/or such Noteholder's prospective transferee on which such Opinion of Counsel is based. If such a transfer of any interest in a Book-Entry Note is to be made without registration under the Securities Act, the transferor will be deemed to have made each of the representations and warranties set forth on Exhibit B hereto in respect of such interest as if it was evidenced by a Definitive Note and the transferee will be deemed to have made each of the representations and warranties set forth in either Exhibit B hereto in respect of such interest as if it was evidenced by a Definitive Note. None of the Depositary, the Issuer, the Indenture Trustee or the Note Registrar is obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositary, the Issuer, the Indenture Trustee and the Note Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

        Section 203.    Execution; Non-Recourse Obligation.    The Notes shall be executed on behalf of the Issuer by manual or facsimile signature of an Authorized Signatory of the Issuer. The Notes shall be dated the date of their authentication by the Indenture Trustee.

        In case any Authorized Signatory of the Issuer whose signature or facsimile signature shall appear on the Notes shall cease to be an Authorized Signatory of the Issuer before the authentication by the Indenture Trustee or the delivery of such Notes, such signature or facsimile signature shall nevertheless be valid, sufficient and binding for all purposes.

        All Notes and the interest thereon shall be limited recourse obligations of the Issuer and shall be secured by all of the Issuer's right, title and interest in the Collateral. The Notes shall never constitute obligations of the Indenture Trustee, the Contributor, the Manager, the Seller, the Series Enhancer or of any shareholder or any Affiliate of any other Person (other than the Issuer) or any officers, directors, employees or agents of any thereof, and no recourse may be had under or upon any obligation, covenant or agreement of this Indenture, any Supplement or of any Notes, or for any claim based thereon or otherwise in respect thereof, against any incorporator or against any past, present, or future owner, partner of an owner or any officer, employee or director thereof or of any successor entity, or any other Person, either directly or through the Issuer, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed that this Indenture and the obligations issued hereunder and under any Supplements hereto are solely obligations of the Issuer, and that no such personal liability whatever shall attach to, or is or shall be incurred by, any other Person under or by reason of this Indenture, any Supplement or any Notes or implied therefrom, or for any claim based thereon or in respect thereof, all such liability and any and all such claims being hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issuance of such Notes. Except as may be provided in any Supplement, no Person other than the Issuer shall be liable for any obligation of the Issuer under this Indenture or any Note or any losses incurred by any Noteholder.

        Section 204.    Certificate of Authentication.    No Notes shall be secured hereby or entitled to the benefit hereof or shall be or become valid or obligatory for any purpose unless there shall be endorsed thereon by manual signature a certificate of authentication by the Indenture Trustee, substantially in the form set forth in the form of Note attached to the related Supplement. Such certificate on any Note issued by the Issuer shall be conclusive evidence and the only competent evidence that it has been duly authenticated and delivered hereunder.

        At the written direction of the Issuer, the Indenture Trustee shall authenticate and deliver the Notes. The Notes shall be dated the date of authentication and delivery thereto by the Indenture Trustee. It shall not be necessary that the same Authorized Signatory of the Indenture Trustee execute the certificate of authentication on each of the Notes.

        Section 205.    Registration; Registration of Transfer and Exchange of Notes.

          (a)  The Indenture Trustee shall keep at its Corporate Trust Office books in written form for the registration and transfer or exchange of the Notes (the "Note Register"). The Issuer hereby appoints the Indenture Trustee as its registrar (the "Note Registrar") and transfer agent to keep such books and make such registrations and transfers or exchanges as are hereinafter set forth in this Section 205 and also authorizes and directs the Indenture Trustee to provide, upon written request by the Deal Agent or the Series Enhancer, a copy of such registration record to the Deal Agent or the Series Enhancer, as the case may be. The names and addresses of the Holders of all Notes and all transfers of, and the names and addresses of the transferee of, all Notes will be registered in such Note Register. The Person in whose name any Note is registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Indenture, and the Indenture Trustee, any related Series Enhancer and the Issuer shall not be affected by any notice or knowledge to the contrary. If a Person other than the Indenture Trustee is appointed by the Issuer to maintain the Note Register, the Issuer will give the Indenture Trustee, the Deal Agent and any Series Enhancer prompt written notice of such appointment and of the location, and any change in the location, of the successor note registrar, and the Indenture Trustee, the Deal Agent and any related Series Enhancer shall have the right to inspect the Note Register at all reasonable times and to obtain copies thereof, and the Indenture Trustee shall have the right to conclusively rely upon a certificate executed on behalf of such successor note registrar by an officer thereof as to the names and addresses of the Noteholders and Series, Class and the principal amounts and number of such Notes.

          (b)  Payments of principal, premium, if any, and interest on any Note shall be payable on each Payment Date only to the registered Holder thereof on the Record Date immediately preceding such Payment Date. The principal of, premium, if any, and interest on each Note shall be payable at the Corporate Trust Office of the Indenture Trustee in immediately available funds in such coin or currency of the United States of America as at the time for payment shall be legal tender for the payment of public and private debts. Notwithstanding the foregoing or any provision in any Note to the contrary, if so requested by the registered Holder of any Note by written notice to the Indenture Trustee, all amounts payable to such registered Holder may be paid either (i) by crediting the amount to be distributed to such registered Holder to an account maintained by such registered Holder with the Indenture Trustee or by transferring such amount by wire to such other bank in the United States, including a Federal Reserve Bank, as shall have been specified in such notice, for credit to the account of such registered Holder maintained at such bank, or (ii) by mailing a check to such address as such Holder shall have specified in such notice, in either case (subject to the provisions of Section 207 hereof) without any presentment or surrender of such Note to the Indenture Trustee at the Corporate Trust Office of the Indenture Trustee.

          (c)  Upon surrender for registration of transfer of any Note at the Corporate Trust Officer and subject to the conditions of this Section 205 the Issuer shall execute and the Indenture Trustee or its agent, upon written request, shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same class, of any authorized denominations and of a like aggregate original principal amount.

          (d)  All Notes issued upon any registration of transfer or exchange of Notes shall be the legal, valid and binding obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture and any Supplement, as the Notes surrendered upon such registration of transfer or exchange.

          (e)  Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Indenture Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Indenture Trustee duly executed, by the holder thereof or his attorney duly authorized in writing.

          (f)    Any service charge, fees or expenses made or expense incurred by the Indenture Trustee for any such registration, discharge from registration or exchange referred to in this Section 205 shall be paid by the Noteholder. The Indenture Trustee or the Issuer may require payment by the Holder of a sum sufficient to cover any tax expense or other governmental charge payable in connection therewith.

          (g)  If Notes are issued or exchanged in definitive form under Section 202, such Notes will not be registered by the Indenture Trustee unless each prospective Noteholder acquiring a Note, each prospective transferee acquiring a Note and each prospective owner (or transferee thereof) of a beneficial interest in Notes acquiring such beneficial interest provides the Manager, the Issuer, the Indenture Trustee and any successor Manager with a written representation that the statements in either subsections (1) or (2) of Section 208 is an accurate representation as to all sources of funds to be used to pay the purchase price of the Notes.

          (h)  No transfer of a Note shall be deemed effective unless the registration and prospectus delivery requirements of Section 5 of the Securities Act and any applicable state securities or "Blue Sky" laws are complied with, or such transfer is exempt from the registration and prospectus delivery requirements under the Securities Act and such laws. In the event that a transfer is to be made without registration or qualification, such Noteholder's prospective transferee shall deliver to the Indenture Trustee an investment letter substantially in the form of Exhibit B hereto (the "Investment Letter"). The Indenture Trustee is not under any obligation to register the Notes under the Securities Act or any other securities law or to bear any expense with respect to such registration by any other Person or monitor compliance of any transfer with the securities laws of the United States, regulations promulgated in connection thereto or ERISA unless the Notes are issued or exchanged in definitive form under Section 202.

          (i)    The transfer restrictions set forth in clauses (g) and (h) of Section 205 hereof shall not be applicable to any transfer of any Note (or an interest therein) (i) by VFCC to one or more Liquidity Banks in accordance with the provisions of the Notes Liquidity Agreement or the Certificate Liquidity Agreement or (ii) by any Noteholder to any Series Enhancer.

        Section 206.    Mutilated, Destroyed, Lost and Stolen Notes.    (a)    If (i) any mutilated Note is surrendered to the Indenture Trustee or the Note Registrar, or the Indenture Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Indenture Trustee, the Issuer or the Series Enhancer such security or indemnity as the Indenture Trustee, the Issuer and the Series Enhancer may require to hold the Indenture Trustee, the Issuer and the Series Enhancer (and any agent of any of them) harmless (the unsecured indemnity of a Rated Institutional Noteholder being deemed satisfactory for such purpose), then the Issuer shall execute and the Indenture Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a replacement Note of the same Series and Class and maturity and of like terms as the mutilated, destroyed, lost or stolen Note; provided, however, that if any such destroyed, lost or stolen Note, but not a mutilated Note, shall have become, or within thirty (30) days shall be or become due and payable, the Issuer may pay such destroyed, lost or stolen Note when so due or payable instead of issuing a replacement Note.

          (b)  If, after the delivery of such replacement Note, or payment of a destroyed, lost or stolen Note pursuant to the proviso to the preceding sentence, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment such original Note, the Issuer and the Indenture Trustee shall be entitled to recover upon the security or indemnity provided therefor to the extent of any and all loss, damage, cost or expense incurred by the Issuer or the Indenture Trustee in connection therewith.

          (c)  The Indenture Trustee and the Issuer may, for each new Note authenticated and delivered under the provisions of this Section 206, require the advance payment by the Noteholder of the expenses, including counsel fees, service charges and any tax or governmental charge which may be incurred by the Indenture Trustee or the Issuer. Any Note issued under the provisions of this Section 206 in lieu of any Note alleged to be destroyed, mutilated, lost or stolen, shall be equally and proportionately entitled to the benefits of this Indenture with all other Notes of the same Series and Class. The provisions of this Section 206 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

        Section 207.    Delivery, Retention and Cancellation of Notes.    Each Noteholder is required, and hereby agrees, to surrender to the Indenture Trustee, prior to the Expected Final Payment Date, any Note on which the final payment due thereon has been made. Any such Note as to which the Indenture Trustee has made or holds the final payment thereon shall be deemed canceled and unless any unreimbursed payment on such Note has been made by a Series Enhancer, shall no longer be Outstanding for any purpose of this Indenture, whether or not such Note is ever returned to the Indenture Trustee. Matured Notes delivered upon final payment to the Indenture Trustee and any Notes transferred or exchanged for other Notes shall be canceled and disposed of by the Indenture Trustee in accordance with its policy of disposal and the Indenture Trustee shall promptly deliver to the Issuer such canceled Notes upon reasonable prior written request. If the Indenture Trustee shall acquire, for its own account, any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes. If the Issuer shall acquire any of the Notes, such acquisition shall operate as a redemption or satisfaction of the indebtedness represented by such Notes. Notes which have been canceled by the Indenture Trustee shall be deemed paid and discharged for all purposes under this Indenture.

        Section 208.    ERISA Deemed Representations.    Each prospective initial Noteholder acquiring Notes, each prospective transferee acquiring the Notes, and each prospective owner (or transferee thereof) of a beneficial interest in Notes (each a "Prospective Owner") will be deemed to have represented by such purchase to the Issuer, Variable Funding Capital Corporation, the Indenture Trustee, the Manager and any successor Manager that either (1) it is not acquiring the Notes with the assets of a Plan; or (2) the acquisition and holding of the Notes will not give rise to a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code.

        Section 209.    Determination of Requisite Global Majority.    A Requisite Global Majority shall exist with respect to any action proposed to be taken pursuant to the terms of this Indenture or any Supplement if Control Parties of all Series then Outstanding shall approve or direct such proposed action (in making such a determination, each Control Party shall be deemed to have voted the entire Existing Commitment of the related Series in favor of, or in opposition to, such proposed action, as the case may be).

        Except where the Indenture specifically states otherwise, and when voting by Noteholders is permitted, the Indenture Trustee, provided it has sent out notices in accordance with this Indenture, may act as directed by the Control Party to such request for amendment or written direction. In addition, the Indenture Trustee shall not have any liability to the Control Party with respect to any action taken pursuant to such notice if the Control Party does not respond to such notice in writing within the time period set forth in such notice. By acceptance of a Note, each Noteholder and Note Owner agree to the foregoing provisions.

ARTICLE III

PAYMENT OF NOTES; ESTABLISHMENT OF ACCOUNTS;
CONTROL REQUIREMENTS; STATEMENTS TO NOTEHOLDERS

        Section 301.    Principal and Interest.    Distributions of principal, premium, if any, and interest on any Series or Class of Notes shall be made to Noteholders of each Series and Class as set forth in Section 302 of this Indenture and the related Supplement. The Overdue Rate for any Note of any Series shall be equal to the sum of (i) two percent (2%) per annum and (ii) the interest rate per annum payable on such Note prior to the event giving rise to such Default Interest or, if interest payments on the affected Series of Notes is calculated based on a variable rate of interest, the interest rate that will be payable as a consequence of such default. If interest or principal amounts are paid by a Series Enhancer, then the Default Interest shall be owed to the Series Enhancer and shall not be paid to applicable Noteholders of such Series. If the Series Enhancer shall have failed to pay interest or principal amounts when due in accordance with the terms of any applicable Enhancement Agreement, then any such Default Interest shall be payable to the Noteholders of such Series.

        Section 302.    Trust Account.    (a)    On or prior to the Closing Date, the Indenture Trustee shall establish and maintain the Trust Account with Wells Fargo Bank Minnesota, National Association until all Outstanding Obligations and all amounts owing by the Issuer pursuant to the terms of the Enhancement Agreement and each Interest Rate Swap Agreement have been paid in full. The Trust Account shall be in the name of the Indenture Trustee, on behalf of the Noteholders, the Certificateholders, any Letter of Credit Bank, any Interest Rate Hedge Provider and any Series Enhancer, pursuant to the terms of this Indenture. Neither the Issuer nor the Indenture Trustee shall establish any additional Trust Accounts or other bank or investment accounts without the prior written consent of the Deal Agent and any Series Enhancer.

          (b)  The Issuer shall cause all Head Lessor Collections (whether received directly by the Issuer, distributed to Issuer from the Head Lessee Collection Account or received from the Lockbox Account or the ABS Lockbox Account) to be deposited into the Trust Account. After payment in full of all Head Lessee Secured Obligations, the Issuer agrees that it will cause amounts on deposit from time to time in the ABS Lockbox Account to be deposited into the Trust Account.

          (c)  If the Head Lessee shall not have exercised the Return Option, then on (x) each Payment Date and (y) after the occurrence and continuation of an Event of Default, each additional Business Day on which the Control Party (in its sole discretion) directs the Indenture Trustee to make such distributions, the Indenture Trustee (based on the Manager Report delivered to it pursuant to the Management Agreement), shall distribute funds from the Trust Account by wire transfer in immediately available funds in an amount equal to the Available Distribution Amount to the following Persons in the following order of priority:

            (1)  To the Indenture Trustee, an amount equal to all Indenture Trustee's Fees and Indenture Trustee Indemnified Amounts then due and payable for all Series then Outstanding, not to exceed $20,000 annually for each Series then Outstanding;

            (2)  To the Series Enhancer, an amount equal to the Premium then due and payable;

            (3)  To each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts owing), an amount equal to any scheduled payments (other than termination payments) and any accrued interest thereon then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect;

            (4)  To the Series Account for each Series of Notes then Outstanding, an amount equal to the Interest Payments (including Reimbursement Amounts payable to any Series Enhancer for interest previously paid as provided for in the related Enhancement Agreement) for each such Series. If sufficient funds do not exist to pay in full all such amounts, the remaining Available Distribution Amount shall be allocated among the Series of Notes in the same proportion as the ratio of (x) the Interest Payments and Reimbursement Amounts of a particular Series of Notes then Outstanding to (y) the aggregate Interest Payments and Reimbursement Amounts of all Series of Notes then Outstanding;

            (5)  To (A) the Certificateholders for any Certificates then Outstanding, an amount equal to the Limited Partner Preferred Return then due and payable, (B) the applicable Series Enhancer, an amount equal to all Reimbursement Amounts owing to such Series Enhancer with respect to the Limited Partner Preferred Return, and (C) to the General Partner, an amount equal to the General Partner Fee then due and payable. If sufficient funds do not exist to pay in full all such Limited Partner Preferred Return, Reimbursement Amounts and General Partner Fee, the remaining Available Distribution Amount shall be allocated among the Certificateholders, the Series Enhancer and the General Partner in the same proportion as the ratio of (x) the amount owing to such Person to (y) the amount owing to all such Persons;

            (6)  To the Series Account for each Series of Notes then Outstanding, an amount equal to the sum of the Commitment Fee Payments and Series Enhancer Commitment Fees for each such Series then due and payable. If sufficient funds do not exist to pay in full all such Commitment Fee Payments and Series Enhancer Commitment Fees, the remaining Available Distribution Amount shall be allocated among the Series in the same proportion as the ratio of (x) the amount owing to such Series to (y) the amount owing to all Series then Outstanding;

            (7)  To each Certificateholder of each Certificate then Outstanding, an amount equal to the Limited Partner Availability Fee then due and payable. If sufficient funds do not exist to pay in full all such Limited Partner Availability Fees, the remaining Available Distribution Amount shall be allocated among the Certificateholders in the same proportion as the ratio of (x) the Limited Partner Availability Fee owing to a particular Certificate then Outstanding to (y) the aggregate Limited Partner Availability Fees owing to all Certificates then Outstanding;

            (8)  To each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts owing), an amount equal to any termination payment and interest accrued thereon, then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect to the extent (but only to the extent) that such termination payments resulted solely from an Issuer Swap Default; provided, however, that if an Event of Default has occurred and is then continuing, then the amounts otherwise payable to each Interest Rate Hedge Provider pursuant to this clause (8) shall be paid pursuant to clause (11) below;

            (9)  99.5% (or if an Event of Default has occurred and is then continuing, then 100%) of the remaining Available Distribution Amount to be distributed: (A) to the Series Account for each Series of Notes (on a pro rata basis based on the relative amounts then Outstanding), for application to the unpaid Principal Payment Amounts, (B) all Reimbursement Amounts then owing to the Series Enhancer with respect to principal amounts on the Notes until such

    Reimbursement Amounts shall have been paid in full and (C) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts then owing), the amount of all Note Partial Termination Amounts then due and payable; provided, however, that if an Event of Default has occurred and is then continuing, then the amounts otherwise payable to each Interest Rate Hedge Provider pursuant to this clause (C) shall be paid pursuant to clause (11) below. In determining the amounts owing pursuant to clauses (A), (B) and (C), the following rules shall apply: (i) when determining the amounts owing pursuant to clause (C), such amount shall give effect to amounts to be paid under clause (A) and any other payments of principal on any Notes to be made on such Payment Date, (ii) subject to clause (iii) below, if sufficient funds do not exist to pay in full all such amounts, the remaining Available Distribution Amount shall be allocated among such Persons in the same proportion as the ratio of (x) the amount owing to such Person bears to (y) the amount owing to all such Persons, and (iii) if there are insufficient funds to pay the amounts owing pursuant to clauses (A), (B) and (C), then the Principal Payment Amounts and Reimbursement Amounts required to be distributed under clauses (A) and (B) shall be reduced to the extent necessary so that the amount of such Principal Payment Amounts and Reimbursement Amounts when combined with the amount of any amounts to be distributed under clause (C) above (after giving effect to such reductions) will be equal to the amount to be distributed under this clause (9) on such Payment Date or, after an Event of Default, any such additional date;

            (10) all of the remaining Available Distribution Amount to be distributed: (A) to each Certificateholder (on a pro rata basis based on the relative amounts then Outstanding), for application to the unpaid Partnership Preferred Capital Payments, (B) to each Series Enhancer, all Reimbursement Amounts owing to such Series Enhancer with respect to the Certificates until such Reimbursement Amounts shall have been paid in full and (C) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts then owing), the amount of all Certificate Partial Termination Amounts then due and payable; provided, however, that if an Event of Default has occurred and is then continuing, then the amounts otherwise payable to each Interest Rate Hedge Provider pursuant to this clause (C) shall be paid pursuant to clause (11) below. In determining the amounts owing pursuant to clauses (A), (B) and (C), the following rules shall apply: (i) when determining the amounts owing pursuant to clause (C), such amount shall give effect to amounts to be paid under clause (A) and any other payments of capital on any Certificates to be made on such Payment Date, (ii) subject to clause (iii) below, if sufficient funds do not exist to pay in full all such amounts, the remaining Available Distribution Amount shall be allocated among such Persons in the same proportion as the ratio of (x) the amount owing to such Person bears to (y) the amount owing to all such Persons, and (iii) if there are insufficient funds to pay the amounts owing pursuant to clauses (A), (B) and (C), then the Partnership Preferred Capital Payments and Reimbursement Amounts required to be distributed under clauses (A) and (B) shall be reduced to the extent necessary so that the amount of such Partnership Preferred Capital Payments and Reimbursement Amounts when combined with the amount of any amounts to be paid under clause (C) above (after giving effect to such reductions) will be equal to the amount available to be distributed under this clause (10) on such Payment Date or, after an Event of Default, any such additional date;

            (11) To each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts owing), an amount equal to any other termination payment or other unpaid amounts not previously paid and accrued interest thereon then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect;

            (12) To (A) the Series Account for each Series of Notes then Outstanding (with respect to any Indemnity Amounts owing to any Noteholder or any Indemnitee claiming through any

    Noteholder), (B) each Certificateholder of each Certificate then Outstanding (with respect to any Indemnity Amount owing to such Certificateholder or any Indemnitee claiming through any Certificateholder), (C) each Series Enhancer, (D) each Interest Rate Hedge Provider, (E) the Deal Agent, and (F) the Indenture Trustee, in each case, an amount equal to any Indemnity Amounts and Indenture Trustee Indemnified Amounts then due and owing (provided, however, such payments will be made without duplication of any amount previously paid). If sufficient funds do not exist to pay such amounts in full, the remaining Available Distribution Amount shall be allocated to each such Person based on the ratio of (x) the amount of Indemnity Amounts and Indenture Trustee Indemnified Amounts owing to such Person bears to (y) the amount owing to all such Persons;

            (13) To the Series Account for each Series of Notes then Outstanding, an amount equal to the Step-up Interest Payments (including any unpaid Step-up Interest Payments and accrued interest thereof) for such Series then due and payable. If sufficient funds do not exist to pay in full all such Step-up Interest Payments (including any unpaid Step-up Interest Payments and accrued interest thereof), such amount shall be allocated among the Series of Notes in the same proportion as the ratio of (x) the Step-up Interest Payments of such Series of Notes then Outstanding (including any unpaid Step-up Interest Payments and accrued interest thereof) to (y) the aggregate Step-up Interest Payments of all Series of Notes then Outstanding;

            (14) To (A) Manager, any indemnification payments owing pursuant to Section 16.1 of the Management Agreement (without duplication of any amount previously paid) and (B) the Head Lessee, any indemnification payments owing to the Head Lessee. If sufficient funds do not exist to pay in full all such amounts, the remaining Available Distribution Amount shall be allocated among such Persons in the same proportion as the ratio of (x) the amount owing to such Person bears to (y) the amount owing to all such Persons; and

            (15) Any remaining amounts on deposit in the Trust Account on such date, to the Head Lessee.

          (d)  If the Head Lessee shall have exercised the Return Option and returned the Head Lessee Compressors to the Head Lessor, the Issuer shall direct the Intercreditor Collateral Agent to deposit in the Trust Account, all Head Lessor Collections and all other payments required to be deposited therein by the Intercreditor Agreement, and the Issuer shall deposit any Head Lessor Collections received directly by it into the Trust Account.

          (e)  If the Head Lessee has exercised the Return Option and returned the Head Lessee Compressors to the Head Lessor, on (x) each Payment Date and (y) after the occurrence and continuation of an Event of Default, each additional Business Day on which the Control Party (in its sole discretion) directs the Indenture Trustee in writing to make such distributions, the Indenture Trustee (based on the Manager Report delivered to it pursuant to the Management Agreement), shall distribute funds from the Trust Account by wire transfer in immediately available funds in an amount equal to the Available Distribution Amount to the following Persons in the following order of priority:

            (1)  to the Indenture Trustee, an amount equal to all Indenture Trustee's Fees and Indenture Trustee Indemnified Amounts then due and payable for all Series then Outstanding, not to exceed $20,000 annually for each Series then Outstanding;

            (2)  first, to the Manager or Back-up Manager, for payment to the relevant taxing authorities, any Excluded Payments, and second, to the Manager, reimbursement for Manager Advances;

            (3)  to the Manager, any S&A Fee and Operations Fee then due and payable (increased or decreased to reflect any shortage or excess in the estimates of such amounts withheld by Manager during the immediately preceding Collection Period);

            (4)  first, to the Back-up Manager, the Back-up Manager Fee, to the extent not paid by the Manager; second, to the extent the Back-up Manager Fee shall have been paid by the Manager, to the Manager an amount equal to such payment made by it;

            (5)  to Universal or, if Universal is not the Manager, to the Issuer or the Control Party (if such Person shall have paid such amounts) or to the Person to whom such amounts are payable, an amount equal to any premiums then due (or previously paid by Universal, the Issuer or the Control Party, as the case may be) in respect of Property Insurance and Liability Insurance, to the extent not paid by Universal;

            (6)  to the Letter of Credit Bank, an amount equal to the Letter of Credit Fees then due and payable;

            (7)  to the Series Enhancer, an amount equal to the Premium then due and payable;

            (8)  to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts owing), an amount equal to any scheduled payments (other than termination payments) and any accrued interest thereon then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect;

            (9)  to the Series Account for each Series of Notes then Outstanding, an amount equal to the Interest Payments (including Reimbursement Amounts payable to any Series Enhancer for interest previously paid as provided for in the related Enhancement Agreement) for each such Series then due and payable. If sufficient funds do not exist to pay in full all such amounts, the remaining Available Distribution Amount shall be allocated among the Series of Notes in the same proportion as the ratio of (x) the Interest Payments and Reimbursement Amounts of a particular Series of Notes then Outstanding to (y) the aggregate Interest Payments and Reimbursement Amounts of all Series of Notes then Outstanding;

            (10) to (A) the Certificateholders for any Certificates then Outstanding, an amount equal to the Limited Partner Preferred Return then due and payable, (B) the applicable Series Enhancer, an amount equal to all Reimbursement Amounts owing to such Series Enhancer with respect to the Limited Partner Preferred Return, and (C) to the General Partner, an amount equal to the General Partner Fee then due and payable. If sufficient funds do not exist to pay in full all such Limited Partner Preferred Return, Reimbursement Amounts and General Partner Fee, the remaining Available Distribution Amount shall be allocated among such Persons in the same proportion as the ratio of (x) the amounts owing to such Person bears to (y) amount owing to all such Persons;

            (11) to the Series Account for each Series of Notes then Outstanding, an amount equal to the sum of the Commitment Fees and Series Enhancer Commitment Fees for each such Series then due and payable. If sufficient funds do not exist to pay in full all such Commitment Fees and Series Enhancer Commitment Fees, the remaining Available Distribution Amount shall be allocated among the Series in the same proportion as the ratio of (x) the Commitment Fees and Series Enhancer Commitment Fees of a particular Series then Outstanding to (y) the Commitment Fees and Series Enhancer Commitment Fees of all Series then Outstanding;

            (12) to each Certificateholder of each Certificate then Outstanding, an amount equal to the Limited Partner Availability Fee then due and payable. If sufficient funds do not exist to pay in full all such Limited Partner Availability Fee, the remaining Availability Distribution Amount shall be allocated among the Certificateholders in the same proportion as the ratio of

    (x) the Limited Partner Availability Fee owing to a particular Certificate then Outstanding to (y) the aggregate Limited Partner Availability Fee Payments owing to all Series of Certificates then Outstanding;

            (13) to each Interest Rate Hedge Provider (on a pro rata) basis based on the relative amounts owing), an amount equal to any termination payment and interest accrued thereon, then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect to the extent (but only to the extent) that such termination payments resulted solely from an Issuer Swap Default; provided, however, that if an Event of Default has occurred and is then continuing, then the amounts otherwise payable to each Interest Rate Hedge Provider pursuant to this clause (13) shall be paid pursuant to clause (20) below;

            (14) to the Reserve Account until the amount on deposit therein equals the Reserve Amount;

            (15) to the Letter of Credit Bank, an amount equal to all "Claims" (as defined in the Reimbursement Agreement) until such Claims have been reduced to zero;

            (16) to the Manager, the Overhaul Fee then due and payable (increased or decreased to reflect any shortage or excess in the estimate of such amount withheld by the Manager during the immediately preceding Collection Period);

            (17) to (A) the Manager, the charge for or costs associated with any Reimbursable Services then due and payable and (B) if Universal is not the Manager, to the Issuer or the Control Party, as applicable, or directly to the Person to whom any Management Related Expenses are payable, the amount of any Management Related Expenses paid or payable by the Issuer or the Control Party (or, in the case of Payment directly to any Person to whom any Management Related Expenses are payable, the amount of Management Related Expenses due and owing to such person). If sufficient funds do not exist to pay all the amounts described in clauses (A) and (B) above in full, the remaining Available Distribution Amount shall be allocated among the Persons described in clauses (A) and (B) above in the same proportion as the ratio of (x) the amount owing to such Person bears to (y) the amount owing to all such Persons;

            (18) 99.5% (or if an Event of Default has occurred and is then continuing, then 100%) of the remaining Available Distribution Amount to be distributed: (A) to the Series Account for each Series of Notes (on a pro rata basis based on the relative amounts then Outstanding), for application to the unpaid Principal Payment Amounts, (B) all Reimbursement Amounts then owing to the Series Enhancer with respect to principal payments on the Notes until such Reimbursement Amounts shall have been paid in full, and (C) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts then owing), the amount of all Note Partial Termination Amounts then due and payable; provided, however, that if an Event of Default has occurred and is then continuing, then the amounts otherwise payable to each Interest Rate Hedge Provider pursuant to clause (C) shall be paid pursuant to clause (20) below. In determining the amounts owing pursuant to clauses (A), (B) and (C) the following rules shall apply: (i) when determining the amounts owing pursuant to clause (C), such amount shall give effect to amounts to be paid under clauses (A) and (B) and any other payments of principal on any Notes to be made on such Payment Date, (ii) subject to clause (iii) below, if sufficient funds do not exist to pay in full all such amounts, the remaining Available Distribution Amount shall be allocated among such Persons in the same proportion as the ratio of (x) the amount owing to such Person bears to (y) the amount owing to all such Persons, and (iii) if there are insufficient funds to pay the amounts owing pursuant to clauses (A), (B) and (C), then the Principal Payment Amounts and Reimbursement Amounts required to be distributed under clauses (A) and (B) shall be reduced to the extent necessary so that the amount of such Principal Payment Amounts and Reimbursement Amounts when combined with the amount of any amounts to be distributed under clause (C) above (after giving effect to such reductions) will be equal to the amount available to be distributed under this clause (18) on such Payment Date or, after an Event of Default, any such additional date;

            (19) All of the remaining Available Distribution Amount to be distributed: (A) to each Certificateholder (on a pro rata basis based on the relative amounts then Outstanding), for application to the unpaid Partnership Preferred Capital Payments (B) to each Series Enhancer, all Reimbursement Amounts then owing to the Series Enhancer with respect to the Certificates until such Reimbursement Amounts shall have been paid in full, and (C) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts then owing), the amount of all Certificate Partial Termination Amounts then due and payable; provided, however, that if an Event of Default has occurred and is then continuing, then the amounts otherwise payable to each Interest Rate Hedge Provider pursuant to clause (C) shall be paid pursuant to clause (20) below. In determining the amounts owing pursuant to clause (A), (B) and (C) the following rules shall apply: (i) when determining the amounts owing pursuant to clause (C), such amount shall give effect to amounts to be paid under clause (A) and any other payments of capital on any Certificates to be made on such Payment Date, (ii) subject to clause (iii) below, if sufficient funds do not exist to pay in full all such amounts, the remaining Available Distribution Amount shall be allocated among such Persons in the same proportion as the ratio of (x) the amount owing to such Person bears to (y) the amount owing to all such Persons, and (iii) if there are insufficient funds to pay the amounts owing pursuant to clauses (A), (B) and (C), then the Partnership Preferred Capital Payments and Reimbursement Amounts required to be distributed under clauses (A) and (B) shall be reduced to the extent necessary so that the amount of such Partnership Preferred Capital Payments when combined with the amount of any amounts to be distributed under clause (C) above (after giving effect to such reductions) will be equal to the amount available to be distributed under this clause (19) on such Payment Date or, after an Event of Default, any such additional date;

            (20) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts owing), an amount equal to any other termination payment or other unpaid amounts not previously paid and accrued interest thereon then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect;

            (21) to the Manager, any Excess Operation Expenses and any Excess S&A Expenses then due and payable;

            (22) to the Manager, any Incentive Management Fee then due and payable;

            (23) to (A) the Series Account for each Series of Notes then Outstanding (with respect to any Indemnity Amounts owing to any Noteholder or any Indemnitee claiming through any Noteholder), (B) each Certificateholder(with respect to any Indemnity Amounts owing to such Certificateholder or any Indemnitee claiming through such Certificateholder), (C) each Series Enhancer, (D) each Interest Rate Hedge Provider, (E) each Letter of Credit Bank, (F) the Deal Agent and (G) the Indenture Trustee, in each case, an amount equal to any Indemnity Amounts and Indenture Trustee Indemnified Amounts then due and owing (provided, however, such payments will be made without duplication of any amount previously paid). If sufficient funds do not exist to pay such amounts in full, the remaining Available Distribution Amount shall be allocated among each such Persons in the proportions as the ratio of (x) the amount of Indemnity Amounts and Indenture Trustee Indemnified Amounts owing to such Person bears to (y) the amount owing of Indemnity Amounts and Indenture Trustee Indemnified Amounts to all such Persons;

            (24) to the Series Account for each Series of Notes then Outstanding, an amount equal to the Step-up Interest Payments (including any unpaid Step-up Interest Payments and accrued interest thereof) for such Series then due and payable. If sufficient funds do not exist to pay in full all such Step-up Interest Payments (including any unpaid Step-up Interest Payments and accrued interest thereof), such amount shall be allocated among the Series of Notes in the same proportion as the ratio of (x) the Step-up Interest Payments of such Series of Notes then Outstanding (including any unpaid Step-up Interest Payments and accrued interest thereof) to (y) the aggregate Step-up Interest Payments of all Series of Notes then Outstanding;

            (25) to (A) the Manager, any indemnification payments owing pursuant to Section 16.1 of the Management Agreement (without duplication of any amount previously paid) and (B) to Head Lessee, any indemnification payments owing to the Head Lessee. If sufficient funds do not exist to pay all such amounts in full, the remaining Available Distribution Amount shall be allocated among such Persons in the same proportion as the ratio of (x) the amount owing to such Person bears to (y) the amount owing to all such Person); and

            (26) to the Issuer or its designee, any remaining amounts on deposit in the Trust Account on such date.

          (f)    If any Series has more than one Class of Notes then Outstanding, then the portion of Available Distribution Amount and other amounts allocable to such Series in accordance with Section 302(c) shall be calculated without regard to the payment priorities of the Classes of Notes within such Series. Once such Available Distribution Amount has been allocated to each Series, then that portion of the Available Distribution Amount allocable to such Series shall be paid to each Class of Noteholders of such Series in accordance with the priority of payments set forth in the related Supplement.

        Section 303.    Investment of Monies Held in the Transaction Accounts.    (a)    The Indenture Trustee shall invest any cash deposited in the Transaction Accounts in such Eligible Investments as the Manager shall direct (or, if an Event of Default has occurred and is then continuing, the Indenture Trustee shall invest such funds in Eligible Investments of the type described in clause (iv) of the definition of Eligible Investments), in writing or by telephone and subsequently confirm such directions in writing. Each Eligible Investment (including reinvestment of the income and proceeds of Eligible Investments) shall be held to its maturity and shall mature or shall be payable on demand not later than the Business Day immediately preceding (x) the Head Lease Termination Date in the case of the Collateral Account and (y) the next succeeding Payment Date in the case of all other Transaction Accounts. If the Indenture Trustee has not received written instructions from the Manager by 2:30 p.m. (New York time) on the day such funds are received as to the investment of funds then on deposit in any of the aforementioned accounts, the Issuer hereby instructs the Indenture Trustee to invest such funds in Eligible Investments of the type described in clause (iv) of the definition of Eligible Investments. Eligible Investments shall be made in the name of the Indenture Trustee for the benefit of the Noteholders, any Interest Rate Hedge Provider and any Series Enhancer. Any earnings on Eligible Investments in the Transaction Accounts shall be retained in each such account and be distributed in accordance with the terms of this Indenture or any related Supplement. The Indenture Trustee shall not be liable or responsible for losses on any investments made by it pursuant to this Section 303.

        Section 304.    Control.    (a)    Each of the Issuer, the Indenture Trustee and Wells Fargo Bank Minnesota, National Association, as Securities Intermediary hereby agrees that (i) each of the Transaction Accounts will be a "securities account" as such term is defined in Section 8-501(a) of the UCC, (ii) the Indenture Trustee shall, subject to the terms of this Indenture, treat the Issuer as entitled to exercise the rights that comprise any Financial Asset credited to such accounts, (iii) all Eligible Investments will be promptly credited to such accounts and shall be treated as a "Financial Asset" within the meaning of Section 8-102(a)(9) of the UCC, and (iv) all securities or other property underlying any Financial Assets credited to such accounts shall be registered in the name of the Indenture Trustee, indorsed to the Indenture Trustee and in no case will any financial asset credited to the Transaction Accounts be registered in the name of the Issuer, payable to the order of the Issuer or specially indorsed to the Issuer except to the extent the foregoing have been specially and duly indorsed to the financial intermediary at which such accounts are maintained or in blank.

          (b)  Upon the occurrence of a Trigger Event or an Event of Default hereunder, the Indenture Trustee, acting in accordance with the terms of this Indenture, shall be entitled to provide an Entitlement Order (as defined in Section 8-102(a)(8) of the UCC) to the financial intermediary at which such accounts are maintained. Upon receipt of the Entitlement Order in accordance with the provisions of this Indenture, the Securities Intermediary shall comply with such Entitlement Order without further consent by the Issuer or any other Person.

          (c)  In the event that a Corporate Trust Officer of the Indenture Trustee obtains actual knowledge that the Indenture Trustee has or subsequently obtains by agreement, operation of law or otherwise a security interest in any of the Trust Account, any Series Account or any security entitlement credited thereto, the Indenture Trustee hereby agrees that such security interest shall be subordinate to the security interest created by this Indenture. The financial assets and other items deposited to the accounts will not be subject to deduction, set-off, banker's lien, or any other right in favor of any Person except as created pursuant to this Indenture.

          (d)  On or prior to the Closing Date each of the Issuer, the Indenture Trustee and the applicable Securities Intermediary shall enter into Control Agreements, with respect to each of the Transaction Accounts, each substantially in the form of Exhibit C hereto.

        Section 305.    Reports.    The Indenture Trustee shall promptly upon request furnish to each Noteholder, each Series Enhancer and each Interest Rate Hedge Provider a copy of all reports, financial statements and notices received by the Indenture Trustee pursuant to any Related Document.

        Section 306.    Records.    The Indenture Trustee shall cause to be kept and maintained adequate records pertaining to the Transaction Accounts and each Series Account and all receipts and disbursements therefrom. The Indenture Trustee shall deliver at least quarterly an accounting thereof in the form of a trust statement to the Control Party, and upon request to the Issuer, the Deal Agent, the Manager and each Interest Rate Hedge Provider.

        Section 307.    CUSIP Numbers.

        The Issuer in issuing the Notes may use "CUSIP" numbers (if then generally in use), and, if so, the Indenture Trustee shall use "CUSIP" numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Indenture Trustee of any change in the "CUSIP" numbers.

        Section 308.    No Claim.

        Indemnities payable to the Indenture Trustee, the Manager and any other Person shall be limited recourse to the Issuer and shall not constitute a "Claim" (as defined in Section 101(5) of the Bankruptcy Code), against the Issuer in the event such amounts are not paid in accordance with Section 302 of this Indenture.

        Section 309.    Compliance with Withholding Requirements.

        Notwithstanding any other provision of this Indenture, the Indenture Trustee shall comply with all United States federal income tax withholding requirements with respect to payments to Noteholders of interest, original issue discount, or other amounts that the Indenture Trustee reasonably believes are applicable under the Code. The consent of Noteholders shall not be required for any such withholding.

        Section 310.    Tax Treatment of Notes.

        The Issuer has entered into this Indenture, and the Notes will be issued, with the intention that, for federal, state and local income, single business and franchise tax purposes, the Notes will qualify as indebtedness. The Issuer and the Indenture Trustee, by entering into this Indenture, and each Noteholder, by its acceptance of its Note (and any Person that is a beneficial owner of any interest in a Note, by virtue of such Person's acquisition of a beneficial interest therein), agree to treat the Notes for federal, state and local income, single business and franchise tax purposes as indebtedness.

        Section 311.    Rights of Noteholders.    The Noteholders of each Series shall have the right to receive, at the times and in the amounts specified in the related Supplement, (i) the portion of Head Lessor Collections allocable to Noteholders of such Series pursuant to this Indenture and the related Supplement, (ii) funds on deposit in the Transaction Accounts related thereto and (iii) funds on deposit in any Series Account for such Series or Class, or payable with respect to any Series Enhancement for such Series or Class. Each Noteholder, by acceptance of its Notes, (a) acknowledges and agrees that (except as expressly provided herein and in a Supplement entered into in accordance with Section 1006(b) hereof) the Noteholders of a Series shall not have any interest in any Series Account or Series Enhancement for the benefit of any other Series and (b) ratifies and confirms the terms of this Indenture and the Related Documents executed in connection with such Series.

        Section 312.    Collections and Allocations.    With respect to each Collection Period, the Available Distribution Amount on deposit in the Trust Account (and the other Transaction Accounts when provided in this Indenture) will be allocated to each Series then Outstanding in accordance with Article III of this Indenture and the Supplements.

        Section 313.    Acknowledgments.    The Indenture Trustee, agrees that it shall release funds from the Head Lessee Collection Account as and when provided by Section 7.2(b) of the Head Lessee Security Agreement without further authorization or direction by any Person.

        Section 314.    Reserve Account.

          (a)    Deposits to Reserve Account.    If the Head Lessee exercises the Return Option, then, on the Termination Date, the Issuer shall cause the entire amount on deposit in the Rent Reserve Account to be withdrawn and deposited into the Reserve Account. On each Payment Date following such date, amounts shall be distributed from the Trust Account for deposit in the Reserve Account in the amounts and at the times provided in Section 302(e) hereof.

          (b)    Disbursements from the Reserve Account.    On each Payment Date following the Termination Date, the Indenture Trustee shall, in accordance with the Manager Report, withdraw from the Reserve Account and deposit into the Trust Account an amount equal to the excess, if any, of (A) the sum of (i) the Permitted Withdrawals for such date and (ii) the Operations Fee (or, if less, the Maintenance Limit Amount) over (B) amounts then on deposit in the Trust

  Account that, pursuant to the priority of payments set forth in Section 302(e) hereof, are then available to pay the Permitted Withdrawals for such date and the Operations Fee (or, if less, the Maintenance Limit Amount). Amounts transferred to the Trust Account pursuant to the provisions of this Section 314(b) may only be used to pay (x) the amounts described in clause (i) of the definition of Permitted Withdrawals for such date, (y) the Operations Fee (or, if less, the Maintenance Limit Amount) and, (z) if an Event of Default has occurred and is then continuing, in payment of such Aggregate Outstanding Amounts and all amounts payable under any Interest Rate Swap Agreement as the Control Party and each Interest Rate Hedge Provider shall direct, but in accordance with the priorities set forth in Section 314(c).

          On each Payment Date, the Indenture Trustee shall, in accordance with the Manager Report, withdraw from the Reserve Account and deposit in the Trust Account the excess, if any, of (a) amounts then on deposit in the Reserve Account (after giving effect to any withdrawals therefrom on such Payment Date) over (b) the Reserve Amount.

          (c)    Final Release.    Following the payment in full of all Outstanding Obligations, any remaining amount on deposit in the Reserve Account shall be distributed to the Issuer or its designee.

ARTICLE IV

COLLATERAL

        Section 401.    Collateral.    (a)    The Notes and the obligations of the Issuer hereunder shall be an obligation of the Issuer as provided in Section 203 hereof. The Noteholders, each Series Enhancer and each Interest Rate Hedge Provider shall also have the benefit of, and the Notes shall be secured by and be payable solely from, the Issuer's right, title and interest in the Collateral.

          (b)  Notwithstanding anything contained in this Indenture to the contrary, the Issuer expressly agrees that it shall remain liable under the Head Lease and each other agreement and contract included in the Collateral to observe and perform all the conditions and obligations to be observed and performed by the Issuer thereunder and that the Issuer shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such contract and agreement. However, each of the Issuer and the Indenture Trustee acknowledge that the security interest of the Indenture Trustee in the Head Lease is subject to the Head Lessee's right of quiet enjoyment set forth in Section 2.7 of the Head Lease.

          (c)  The Indenture Trustee hereby acknowledges the appointment by the Issuer of the Manager to service and administer the Collateral in accordance with the provisions of the Management Agreement and, so long as such Management Agreement shall not have been terminated in accordance with its terms, the Indenture Trustee hereby agrees to provide the Manager with such documentation, and to take all such actions with respect to the Collateral, as the Manager may reasonably request in writing in accordance with the express provisions of the Management Agreement. Until such time as the Management Agreement has been terminated in accordance with its terms, the Manager, on behalf of the Issuer, shall collect all payments on the Leases in accordance with the provisions of the Management Agreement and the Intercreditor Agreement.

        Section 402.    Pro Rata Interest.    (a)    The Notes of all Outstanding Series shall be equally and ratably entitled to the benefits of this Indenture without preference, priority or distinction, all in accordance with the terms and provisions of this Indenture and the related Supplement. All Notes of a particular Class issued hereunder are and are to be, to the extent (including any exceptions) provided in this Indenture and the related Supplement, equally and ratably secured by this Indenture without preference, priority or distinction on account of the actual time or times of the authentication or delivery of the Notes so that all Notes of a particular Series and Class at any time Outstanding (including Notes owned by the Seller and its Affiliates, other than the Issuer) shall have the same right, Lien and preference under this Indenture and shall all be equally and ratably secured hereby with like effect as if they had all been executed, authenticated and delivered simultaneously on the date hereof.

          (b)  With respect to each Series of Notes, the execution and delivery of the related Supplement shall be upon the express condition that, if the conditions specified in Section 701 of this Indenture are met with respect to such Series of Notes, the security interest and all other estate and rights granted by this Indenture with respect to such Series of Notes shall cease and become null and void and all of the property, rights, and interest granted as security for the Notes of such Series shall revert to and revest in the Issuer without any other act or formality whatsoever.

        Section 403.    Indenture Trustee's Appointment as Attorney-in-Fact; Certain Rights of Control Party.

          (a)  The Issuer hereby irrevocably constitutes and appoints the Indenture Trustee, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Issuer and in the name of the Issuer or in its own name, from time to time, for the purpose of carrying out the terms of this Indenture, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Indenture; provided, however, that the Indenture Trustee has no obligation or duty to determine whether to perfect, file, record or maintain any perfected, filed or recorded document or instrument (all of which the Issuer shall prepare, deliver and instruct the Indenture Trustee to execute at the Issuer's expense) in connection with the grant of security interest in the Collateral hereunder.

          (b)  The Indenture Trustee shall not exercise the power of attorney or any rights granted to the Indenture Trustee pursuant to this Section 403 unless an Event of Default shall have occurred and then be continuing. The Issuer hereby ratifies, to the extent permitted by law, all actions that said attorney shall lawfully do, or cause to be done, by virtue hereof. The power of attorney granted pursuant to this Section 403 is a power coupled with an interest and shall be irrevocable until all Series of Notes and other obligations secured hereby are paid and performed in full.

          (c)  The powers conferred on the Indenture Trustee hereunder are solely to protect the Indenture Trustee's interests in the Collateral and shall not impose any duty upon it to exercise any such powers except as set forth herein. The Indenture Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees, agents or representatives shall be responsible to the Issuer for any act or failure to act, except for its own negligence or willful misconduct.

          (d)  The Issuer authorizes the Indenture Trustee (i) at any time and from time to time after a Manager Default, at the written direction of the Control Party, to terminate the Management Agreement then in effect and/or exercise any other remedies under Section 12.2 of the Management Agreement, (ii) at any time and from time to time upon the occurrence of an Event of Default and at the direction of the Control Party, to execute, in connection with the sale of Collateral provided for in Article VIII hereof, any endorsements, assignments or other instruments of conveyance or transfer or sale with respect to the Collateral, (iii) at any time and from time to time, at the written direction of the Control Party, to take any and all actions and exercise any and all rights and remedies (including without limitation all rights to give or withhold consents and/or approvals) of the Indenture Trustee under the Intercreditor Agreement as the Control Party shall direct and (iv) at any time and from time to time, at the direction of the Control Party, to take any and all actions and exercise any and all rights and remedies (including without limitation all rights to give or withhold consents and/or approvals) stated to be exercisable by the Indenture Trustee under the Management Agreement, Back-up Management Agreement, Contribution

  Agreement, Sale Agreement or any other Related Document. The Indenture Trustee hereby agrees, for the benefit of the Control Party, that it shall act as directed in accordance with this Section 403(d).

          (e)  If the Issuer fails to perform or comply with any of its agreements contained herein, the Indenture Trustee, with the consent of, or at the direction of, the Control Party, shall perform or comply, or otherwise cause performance or compliance, with such agreement. The reasonable expenses, including attorneys' fees and expenses, of the Indenture Trustee incurred in connection with such performance or compliance, together with interest thereon at the rate specified in the related Supplement, shall be payable by the Issuer to the Indenture Trustee on demand and shall constitute additional Outstanding Obligations secured hereby.

          (f)    Each of the Issuer, the Indenture Trustee, the Series Enhancer and, by its acceptance of its respective Note, each Noteholder, hereby agrees that, if the Indenture Trustee shall fail to act as directed by the Control Party at any time at which it is so required to act hereunder or under any other Related Document, or if the Indenture Trustee shall fail to deliver a completed Drawing Certificate to the Letter of Credit Bank as and when required under Section 406, then, in each case, the Control Party shall be entitled to take such action directly in its own capacity or on behalf of the Indenture Trustee. If the Indenture Trustee fails to act as directed by the Control Party when so required to act under any Related Document, then the Indenture Trustee shall, upon the request of the Control Party, irrevocably appoint the Control Party, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Indenture Trustee and in the name of the Indenture Trustee or in its own name, to take any and all actions that the Indenture Trustee is authorized to take under any Related Document, to the extent the Indenture Trustee has failed to take such action when and as required under such Related Document.

        Section 404.    Release of Security Interest.    The Indenture Trustee, upon written notice from the Manager (a copy of which notice shall be delivered to the Deal Agent, each Series Enhancer and each Interest Rate Hedge Provider at least ten (10) days prior to the effective date of such release) shall, and is hereby authorized to, release from the Lien of this Indenture and deliver a statement of such release in the form of the Indenture Trustee Certificate attached hereto as Exhibit A-2: (i) those Interest Rate Swap Agreements identified by the Manager; provided that, after giving effect to any such release of an Interest Rate Swap Agreement, the Issuer shall be in compliance with the requirement of Section 632 hereof; and (ii) any Owner Compressors identified by the Manager (regardless of whether such Owner Compressors are Eligible Compressors or Ineligible Compressors) that have been replaced, substituted, sold, transferred, exchanged or otherwise disposed of in accordance with the provisions of Section 608(b) (ii) hereof; provided, that, in each case, (x) the Manager shall have delivered to the Indenture Trustee and the Series Enhancer an Officer's Certificate in the form attached hereto as Exhibit A-1 certifying that such release complies with the requirements hereof and (y) the Series Enhancer shall have not objected in writing to such release prior to the end of such ten (10) day period. Nothing contained in this Section 404 shall prohibit or otherwise limit the rights of an Interest Rate Hedge Provider to reduce the notional balance of the Interest Rate Hedge Agreement in accordance with the terms of the applicable Interest Rate Hedge Agreement.

        The Indenture Trustee will, promptly upon receipt of such certificate from the Manager (and at the Issuer's expense), execute and deliver to the Issuer, the Seller or the Manager, as appropriate, each Series Enhancer, each Interest Rate Hedge Provider and the Deal Agent, a non-recourse certificate of release substantially in the form of Exhibit A hereto and such additional documents and instruments as that Person may reasonably request (and prepare and file) to evidence the termination and release from the Lien of this Indenture of such Compressor and the other related items of Collateral.

        The Indenture Trustee shall make the distributions requested by the Manager pursuant to Section 7.2(b) of the Head Lessee Security Agreement until such time as (x) it receives written direction from the Issuer that such distributions are no longer permitted or (y) a Head Lease Event of Default or a Manager Default shall have occurred and be continuing or (z) a Manager Termination Date shall have occurred (unless, in the case of this clause (z), the Control Party shall have instructed the Indenture Trustee that it shall make such distributions).

        Section 405.    Administration of Collateral.    (a)    The Indenture Trustee shall promptly as practicable notify the Noteholders, each Interest Rate Hedge Provider, each Series Enhancer and the Deal Agent of any Manager Default of which a Corporate Trust Officer has received written notice. If a Manager Default shall have occurred and then be continuing, the Indenture Trustee, in accordance with the written direction of the Control Party, shall deliver to the Manager (with a copy to the Deal Agent, each Rating Agency, each Series Enhancer and each Interest Rate Hedge Provider) a Manager Termination Notice terminating the Manager of its responsibilities in accordance with the terms of the Management Agreement. Upon receipt of such Manager Termination Notice, the Back-Up Manager shall, subject to the limitations set forth in the Back-Up Management Agreement, assume the duties of the Manager under the Management Agreement. If the Back-up Manager is prohibited by Applicable Law from serving as the Manager (and delivers such documents and opinions evidencing such inability as set forth in the Back-up Management Agreement) and if the Back-up Manager is unable to locate and qualify a replacement Manager within sixty (60) days after the date of delivery of the Manager Termination Notice, then the Control Party may appoint, or petition a court of competent jurisdiction to appoint as a successor Manager, a Person reasonably acceptable to the Control Party, having a net worth of not less than $15,000,000 and whose regular business includes leasing of natural gas compressors. In connection with the appointment of a replacement Manager, the Indenture Trustee or Deal Agent may, with the written consent of the Control Party, make such arrangements for the compensation of such replacement out of Head Lessor Collections as the Indenture Trustee, each Interest Rate Hedge Provider, each Series Enhancer, the Deal Agent and such Replacement Manager shall agree. The Indenture Trustee shall take such action, consistent with the Management Agreement and the other Related Documents, as shall be necessary to effectuate the appointment and installation of the Back-up Manager or another Replacement Manager.

          (b)  Upon a Corporate Trust Officer's obtaining the receipt of written notice by the Indenture Trustee that a Warranty Purchase Amount has not been paid when due pursuant to the terms of the Related Documents, the Indenture Trustee shall notify the Control Party of such event and shall enforce such repurchase obligations at the direction of the Control Party.

          (c)  The Indenture Trustee shall as promptly as practicable (and in any event within three (3) Business Days after the Indenture Trustee's receipt hereof) notify and deliver to the Control Party (and if the Control Party is not the Series Enhancer, the Series Enhancer) a copy of each notice or other written communication received by the Indenture Trustee under the Intercreditor Agreement.

        Section 406.    Draw on Letter of Credit in January 2013.    If the Head Lessee exercises the Return Option on the Termination Date in accordance with Section 23 of the Head Lease and the amounts on deposit in the Rent Reserve Account are less than the Aggregate Reserve Amount, then the Indenture Trustee shall, on the Termination Date (or as soon thereafter as reasonably practicable, but in any case prior to the expiration date for the Letter of Credit), submit a completed Drawing Certificate to the Letter of Credit Bank requesting a drawing under the Letter of Credit in an amount equal to the Available Drawing Amount.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        To induce (x) the Noteholders to purchase the Notes hereunder, (y) the Series Enhancer to execute and deliver the Insurance Agreement and issue the Policy and (z) the Interest Rate Hedge Providers to enter into the Interest Rate Swap Agreements, the Issuer hereby represents and warrants (as of the Closing Date and as of each date on which an "advance" under any Supplement is made) to the Indenture Trustee for the benefit of the Noteholders, the Series Enhancer and the Interest Rate Hedge Providers that:

        Section 501.    Existence.    Issuer is a Delaware limited partnership duly formed and validly existing and is duly qualified to do business in each jurisdiction where the nature of its business requires it to qualify, except where the failure to do so would not have a material adverse effect upon the Issuer, the Collateral or the ability of the Issuer to perform its obligations under the Related Documents to which it is a party. Since the date of formation of the Issuer, the Issuer has not conducted business under any other name and does not have any trade names, or "doing business under" or "doing business as" names. The Issuer has not reorganized in any jurisdiction (whether the United States, any state therein, the District of Columbia, Puerto Rico, Guam or any possession or territory of the United States, or any foreign country or state) other than the State of Delaware. The General Partner is a Delaware corporation duly formed, validly existing and in good standing and is qualified to do business in each jurisdiction where the nature of its business requires it to qualify, except where the failure to do so would not have a material adverse effect upon the General Partner or the ability of the General Partner to perform its obligations under the Related Documents to which it is a party. Since the date of formation of the General Partner, the General Partner has not conducted business under any other name and does not have any trade names, or "doing business under" or "doing business as" names. The General Partner has not reorganized in any jurisdiction (whether the United States, any state therein, the District of Columbia, Puerto Rico, Guam or any possession or territory of the United States, or any foreign country or state) other than the State of Delaware.

        Section 502.    Authorization.    Issuer has the partnership power and is duly authorized to execute and deliver this Indenture and the other Related Documents to which it is a party; Issuer is and will continue to be duly authorized to borrow monies hereunder; and Issuer is and will continue to be authorized to perform its obligations under this Indenture and under the other Related Documents. The execution, delivery and performance by Issuer of this Indenture and the other Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, partner or any other Person which has not already been obtained.

        Section 503.    Due Qualification.    The Issuer is qualified as a foreign partnership company in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect the ability of the Issuer to perform its obligations under and comply with the terms of this Indenture and any other Related Document to which it is a party.

        Section 504.    No Conflict; Legal Compliance.    The execution, delivery and performance of this Indenture and each of the other Related Documents and the execution, delivery and payment of the Notes will not: (a) contravene any provision of Issuer's partnership agreement; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could result in a Material Adverse Change; or (c) violate or result in the breach of, or constitute (with or without notice or lapse of time or both) a default under this Indenture, the Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which Issuer is a party or by which Issuer, or its property and assets may be bound or affected that could result in a Material Adverse Change or result in a Lien on the Collateral other than Permitted Encumbrances. Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, any lease, license, indenture or other instrument to which it is a party that could result in a Material Adverse Change.

        Section 505.    Validity and Binding Effect.    This Indenture is, and each Related Document to which Issuer is a party, when duly executed and delivered, will be, legal, valid and binding obligations of Issuer, enforceable against Issuer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

        Section 506.    Financial Statements.    Since September 30, 2002, there has been no Material Adverse Change in the financial condition of any Universal Party.

        Section 507.    Executive Offices.    The current location of Issuer's chief executive office and principal place of business is 2911 Turtle Creek Boulevard, Suite 1240, Dallas, Texas 75215.

        Section 508.    No Agreements or Contracts.    The Issuer is not now and has not been a party to any contract or agreement (whether written or oral) other than the Related Documents.

        Section 509.    Consents and Approvals.    No approval, authorization, order, action or consent of any trustee or holder of any Indebtedness or obligation of Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which Issuer is a party or by which Issuer (except as permitted in the definition of Eligible Lease, or any of its property or assets) is bound, is required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Related Documents, including, inter alia, any issuance or sale of the Notes pursuant to the provisions of this Indenture or the Certificates pursuant to the Partnership Agreement, except for those approvals, authorizations and consents that have been obtained on or prior to the Closing Date. All consents, orders and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect, or due provision has been made therefor reasonably acceptable to the Indenture Trustee.

        Section 510.    Margin Regulations.    Issuer does not own any "margin security", as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Notes issued under this Indenture will be used only for the purposes contemplated hereunder. None of the proceeds of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Indenture to be considered a "purpose credit" within the meaning of Regulations T, U and X. Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Indenture or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

        Section 511.    Taxes.    All federal, state, local and foreign tax returns, reports and statements required to be filed by Issuer have been filed with the appropriate Governmental Authorities, and all Taxes, Other Taxes and other impositions shown thereon to be due and payable by Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Noteholders pursuant to Section 626 of this Indenture. Issuer has paid when due and payable all material charges upon the books of Issuer and no

Governmental Authority has asserted any Lien against Issuer with respect to unpaid Taxes or Other Taxes. Proper and accurate amounts have been withheld by Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

        Section 512.    Other Regulations.    Issuer is not: (a) a "public utility company" or a "holding company," or an "affiliate" or a "Subsidiary company" of a "holding company," or an "affiliate" of such a "Subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (b) an "investment company," or an "affiliated person" of, or a "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The issuance of the Notes hereunder and the application of the proceeds and repayment thereof by Issuer and the performance of the transactions contemplated by this Indenture and the other Related Documents will not violate any provision of the Investment Company Act or the Public Utility Holding Company Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

        Section 513.    Solvency and Separateness.

            (i)  The capital of the Issuer is adequate for the business and undertakings of the Issuer;

          (ii)  Other than with respect to the transactions contemplated by the Related Documents, the Issuer is not engaged in any business transactions with any Universal Party;

          (iii)  Two of the directors of the General Partner, or any successor or permitted assign thereof, of the Issuer are Independent Directors;

          (iv)  The Issuer's funds and assets are not, and will not be, commingled with those of any Universal Party, except as permitted by the Management Agreement;

          (v)  The partnership agreement of the Issuer requires it to maintain correct and complete books and records of account;

          (vi)  The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Related Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets;

        (vii)  The Issuer is holding all of its assets in its own name and is conducting its business in its own name;

        (viii)  The Issuer is maintaining its books, records and cash management accounts separate from those of any other Person;

          (ix)  The Issuer is maintaining its bank accounts separate from those of any other Person;

          (x)  The Issuer is maintaining separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;

          (xi)  The Issuer is paying its own liabilities and expenses only out of its own funds (including, inter alia, the payment of the salaries of its employees);

        (xii)  The Issuer has entered and will enter into a transaction with an Affiliate only if such transaction is commercially reasonable and on the same terms as would be available in an arm's length transaction with a person or entity that is not an Affiliate of Issuer;

        (xiii)  The Issuer is allocating fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

        (xiv)  The Issuer is holding itself out as a separate entity;

        (xv)  The Issuer is maintaining adequate capital in light of its contemplated business operations;

        (xvi)  The Issuer is maintaining a sufficient number of employees in light of its contemplated business operations;

      (xvii)  The Issuer has not acquired and will not acquire the obligations or securities of its Affiliates, including partners, members or shareholders, as appropriate;

      (xviii)  The Issuer has not made and will not make loans to any Person or buy or hold evidence of indebtedness issued by any other Person (other than Leases intended for security, cash and investment-grade securities);

        (xix)  The Issuer is using separate stationery, invoices, and checks bearing its own name;

        (xx)  The Issuer has not pledged its assets for the benefit of any other Person, other than with respect to the Permitted Encumbrances;

        (xxi)  The Issuer has corrected and will correct any misunderstanding regarding its separate identity;

      (xxii)  The Issuer is not holding out its credit as being available to satisfy the obligations of any other Person;

      (xxiii)  The Issuer is not identifying itself as a division of any other Person or entity; and

      (xxiv)  The Issuer is observing all other appropriate partnership and other organizational formalities including, inter alia, remaining in good standing and qualified as a foreign limited partnership in each jurisdiction and obtaining all necessary licenses and approvals as required under Applicable Law.

        Section 514.    Insolvency; Fraudulent Conveyance.    The Issuer is paying its debts as they become due and is not "insolvent" within the meaning of any applicable Insolvency Law in that:

            (i)  both immediately before and after giving effect to the pledge of the Collateral set forth herein, the present value of the Issuer's assets will be in excess of the amount that will be required to pay the Issuer's probable liabilities as they then exist and as they become absolute and matured; and

          (ii)  both immediately before and after giving effect to the pledge of the Collateral set forth herein, the sum of the Issuer's assets will be greater than the sum of the Issuer's debts, valuing the Issuer's assets at a fair market value.

Each purchase of Sold Assets by the Issuer has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and not on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy Code).

        Section 515.    No Default.    No Event of Default, Manager Default, Head Lease Event of Default, Universal Event or Trigger Event has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default, Manager Default, Head Lease Event of Default, Universal Event or Trigger Event.

        Section 516.    No Proceedings or Injunctions.    There are (i) no litigations, Proceedings or investigations pending, or, to the knowledge of the Issuer, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority, (A) asserting the invalidity of this Indenture or any other Related Document to which the Issuer is a party, (B) seeking to prevent the consummation of any of the transactions contemplated by this Indenture or any other Related Document to which the Issuer is a party, or (C) seeking any determination or ruling that could reasonably be expected to result in a Material Adverse Change and (ii) no injunctions, writs, restraining orders or other orders in effect against the Issuer that could reasonably be expected to result in a Material Adverse Change.

        Section 517.    Compliance with Law.    The Issuer:

            (i)  is not in violation of (1) any laws, ordinances, governmental rules or regulations, or (2) court orders to which it is subject, the violation of either of which could reasonably be expected to materially and adversely affect the ability of the Issuer to perform its obligations under and comply with the terms of this Indenture or any other Related Document to which it is a party;

          (ii)  has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property (including the Head Lessor Compressors) or the conduct of its business (including the leasing of Compressors under the Head Lease) including, without limitation, with respect to transactions contemplated by this Indenture and the other Related Documents to which it is a party; and

          (iii)  is not in violation in any respect of any term of any agreement, certificate of formation, by law, partnership agreement or other instrument to which it is a party or by which it may be bound, which violation could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Issuer, or materially and adversely affect the Issuer's rights or remedies under any User Lease or the interest of the Indenture Trustee, the Noteholders or any Series Enhancer in any Collateral.

        Section 518.    Title; Liens.    Issuer has good, legal and marketable title to each of its respective assets, and none of such assets is subject to any Lien, except for the Lien under this Indenture.

        Section 519.    Subsidiaries.    Issuer has had no subsidiaries.

        Section 520.    No Partnership.    Issuer is not a partner or joint venturer in any partnership or joint venture.

        Section 521.    UCC Information.    The information set forth in Schedule 1 hereto is true, complete and correct in all material respects.

        Section 522.    Rating Agency Security Interest Representations.    (a)    This Indenture creates a valid and continuing security interest (as defined in the UCC) and Lien in the Collateral in favor of the Indenture Trustee for the benefit of the Noteholders, the Series Enhancer and each Interest Rate Hedge Provider, which security interest, upon the execution and delivery of the Control Agreement and the completion of the filings referred to in Section 522(d) being duly made, is a perfected first priority security interest prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Issuer.

          (b)  The Compressors constitute "equipment" or "inventory" within the meaning of the UCC. The User Leases constitute "tangible chattel paper" or "accounts" within the meaning of the UCC and the rights thereunder constitute "general intangibles" within the meaning of the UCC. Each of the Transaction Accounts constitutes a "securities account" within the meaning of the UCC.

          (c)  The Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien, claim or encumbrance of any Person, except for the Liens created or permitted pursuant hereto or the Related Documents.

          (d)  The Issuer has caused all appropriate financing statements or documents of similar import to be duly filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Indenture Trustee in this Indenture and such security interest constitutes a perfected first priority security interest in favor of the Indenture Trustee. All financing statements filed against the Issuer in favor of the Indenture Trustee in connection herewith describing the Collateral contain a statement to the following effect: "A purchase of or security interest in or a Lien on any collateral described in this financing statement will violate the rights of the Indenture Trustee."

          (e)  Other than the security interest granted to the Indenture Trustee pursuant to this Indenture or granted in any of the Related Documents, the Issuer has not pledged, assigned, sold, granted a security interest in or a Lien (except for Permitted Encumbrances) on or otherwise conveyed any of the Collateral, except as permitted pursuant hereto or in the Related Documents. The Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in this Indenture, (ii) that has been terminated, or (iii) that names Wells Fargo Bank Minnesota, National Association as Indenture Trustee as secured party. The Issuer is not aware of any judgment or tax lien filings against the Issuer.

          (f)    The Issuer has received all necessary consents and approvals required by the terms of the Collateral to pledge to the Indenture Trustee of its interest and rights in such Collateral hereunder.

          (g)  The Issuer has taken all steps necessary to cause the Securities Intermediary (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a security entitlement in each of the Transaction Accounts.

          (h)  The Transaction Accounts are not in the name of any Person other than the Indenture Trustee or the Securities Intermediary. Neither the Issuer nor the Indenture Trustee has consented to compliance of the Securities Intermediary with entitlement orders of any Person other than the Indenture Trustee.

The representations and warranties set forth in this Section 522 shall survive until this Indenture is terminated in accordance with its terms. Breaches of the representations and warranties set forth in this Section 522 may not be waived by the Indenture Trustee (acting at the direction of the Control Party and the Interest Rate Hedge Providers), except with the consent of each Rating Agency.

        Section 523.    Ordinary Course.    The transactions contemplated by this Indenture and the other Related Documents are being consummated by the Issuer in furtherance of the Issuer's ordinary business purposes and constitute a practical and reasonable course of action by the Issuer designed to improve the financial position of the Issuer, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

        Section 524.    Stamping and Storage of User Leases.    The Issuer has stamped or has caused the Manager to stamp, by no later than thirty (30) days after the related Contribution Date or Sale Date, each User Lease owned by the Grantor with the following legend:

    "Certain proceeds of this Lease are subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association, as Indenture Trustee".

In addition, such User Lease is stored at the Manager's offices in Houston, Texas in a locked, fireproof cabinet.

        Section 525.    Identification Marks.    The Issuer has used or has caused the Manager to use its best efforts to keep and maintain or to cause to be kept and maintained, prominently displayed, a sticker with (i) in the case of Compressors owned by Issuer and leased to Head Lessee the phrase "Owned by BRL Universal Compression Funding I 2002, L.P. and subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association as Indenture Trustee" and (ii) in the case of Compressors owned by Head Lessee and not leased from Head Lessor, "Owned by UCO Compression 2002 LLC and subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association as Indenture Trustee" or in each case other appropriate words designated by the Series Enhancer, with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect Issuer's and the Indenture Trustee's interests in such Compressors.

So long as any of the Notes shall be Outstanding and until payment and performance in full of the Outstanding Obligations, the representations and warranties contained herein shall have a continuing effect as having been true when made.

        Section 526.    Intellectual Property.    The Issuer has no Intellectual Property.

        Section 527.    No New Financing Statements.    Since the time any Compressor was contributed, sold or otherwise transferred to either or both of Old Lessor and Old Lessee, neither such entity executed any financing statements in any jurisdiction to or in favor of any Person other than (x) Old Lessor, in the case of Compressors and related assets pledged to Old Lessor, and (y) Wells Fargo Bank Minnesota, National Association, as indenture trustee.

ARTICLE VI

COVENANTS

        The Issuer hereby covenants and agrees for the benefit of the Indenture Trustee, the Noteholders, the Certificateholders, the Series Enhancer and each Interest Rate Hedge Provider that, until the satisfaction and discharge of this Indenture in accordance with Section 701 hereof, the Issuer shall observe each of the following covenants:

        Section 601.    Payment of Principal and Interest; Payment of Taxes.

          (a)  The Issuer will duly and punctually pay the principal of, and interest on, the Notes in accordance with the terms of the Notes, this Indenture and the related Supplement;

          (b)  The Issuer will take all actions as are necessary to insure that all taxes and governmental claims, if any, in respect of the Issuer's activities and assets (including the Collateral) are promptly paid; and

          (c)  The Issuer will not claim any credit on, make any deduction from the principal, premium, if any, or interest payable in respect of the Notes (other than amounts properly withheld from such payments under any applicable law) or assert any claim against any present or former Noteholder by reason of the payment of any taxes levied or assessed upon any of the Collateral.

        Section 602.    Preservation of Name; Maintenance of Office; Jurisdiction of Formation.    The name on the Issuer's certification of limited partnership is "BRL Universal Compression Funding I

2002, L.P." The chief executive office of the Issuer is located at 2911 Turtlecreek Boulevard, Suite 1240, Dallas, Texas 75215. The Issuer shall not establish a new chief executive office or jurisdiction of organization outside the United States of America. The Issuer is formed under the laws of the State of Delaware and no other location. The Issuer shall not change its name, establish a new location for its chief executive office or its jurisdiction of organization unless (i) the Issuer shall provide each of the Indenture Trustee, each Rating Agency, the Deal Agent, each Interest Rate Hedge Provider and each Series Enhancer not less than sixty (60) days' prior written notice of its intention so to do, clearly describing such new location or jurisdiction and providing such other information in connection therewith as the Indenture Trustee, the Deal Agent, any Interest Rate Hedge Provider or any Series Enhancer may reasonably request, and (ii) not less than fifteen (15) days' prior to the effective date of such change or relocation, the Issuer shall have taken, at its own cost, all action necessary so that such change of location does not impair the security interest of the Indenture Trustee in the Collateral, or the perfection of the sale or contribution of the Compressors to the Seller or the Issuer, and shall have delivered to the Indenture Trustee, the Deal Agent, each Interest Rate Hedge Provider and each Series Enhancer copies of all filings required in connection therewith together with an Opinion of Counsel, satisfactory to the Indenture Trustee, the Deal Agent, each Interest Rate Hedge Provider and the Series Enhancers, to the effect that such change of location or jurisdiction does not impair either the perfection or priority of the Indenture Trustee's security interest in the Collateral.

        Section 603.    Corporate Existence.    The Issuer will keep in full effect its existence, rights and franchises as a limited partnership organized under the laws of the State of Delaware, and will obtain and preserve its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Indenture, any Supplements issued hereunder and the Notes.

        Section 604.    Compliance with Law.    The Issuer will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Issuer or the Collateral or any part thereof; provided, however, that the Issuer may contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights and remedies of the Indenture Trustee, the Noteholders, each Interest Rate Hedge Provider or the Series Enhancer in the Collateral.

        Section 605.    Protection of Collateral.    The Issuer will from time to time execute and deliver all amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, documents or filings as required by Applicable Law including, inter alia, any such filings in connection with Intellectual Property, if acquired, and will, upon the reasonable request of the Manager, the Indenture Trustee, the Deal Agent, any Interest Rate Hedge Provider or any Series Enhancer, take such other action reasonably necessary or advisable to:

          (a)  grant more effectively the security interest in all or any portion of the Collateral;

          (b)  maintain or preserve the Lien of this Indenture (and the priority thereof) or carry out more effectively the purposes hereof;

          (c)  perfect, publish notice of, or protect the validity of the security interest in the Collateral created pursuant to this Indenture;

          (d)  enforce any of the items of the Collateral;

          (e)  preserve and defend its right, title and interest to the Collateral and the rights of the Indenture Trustee and/or Series Enhancer in such Collateral against the claims of all Persons (other than the Noteholders or any Person claiming through the Noteholders), including any claims that the Compressor is a fixture; or

          (f)    pay any and all taxes levied or assessed upon all or any part of the Collateral.

        Section 606.    Defend Title to Collateral.    The Issuer shall defend the right, title, and interest of the Indenture Trustee or the Series Enhancer in, to, and under the Collateral, against all claims of third parties claiming through or under the Issuer.

        Section 607.    Enforce Head Lease Rights.    Except as otherwise expressly permitted by the terms of the Related Documents, the Issuer will promptly enforce all of its rights under, and with respect to, the Head Lease and the Head Lessee Collateral.

        Section 608.    Negative Covenants Regarding Collateral (including Related Documents).    The Issuer will not, without (i) the prior written consent of the Indenture Trustee (acting at the direction of the Control Party and with the consent of each Interest Rate Hedge Provider) and (ii) satisfaction of the Rating Agency Condition in each instance:

          (a)  (i) except as otherwise permitted by this Indenture, any Interest Rate Swap Agreement or the other Related Documents, take, or fail to take, any action, and will use its reasonable efforts not to permit any action to be taken by others, which would release any Person from any of such Person's covenants or obligations under any agreement or instrument included in the Collateral, or which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such agreement or instrument; or

            (ii)  amend, modify or terminate the Head Lease, the Head Lessee Security Agreement, the Contribution Agreement, the Sale Agreement, the Intercreditor Agreement or the Management Agreement or any other Related Document, or grant any waiver or consent from compliance with the express terms of any of the foregoing.

          (b)  at any time sell, transfer, exchange or otherwise dispose of any of the Collateral, or consent to the sale, transfer, exchange or other disposition of any of the Collateral (including, without limitation, any Head Lessee Collateral), except in each case as follows:

              (i)  in connection with a sale pursuant to Sections 614 (relating to Consolidation, Merger and Sale of Assets) or 816 (relating to Sale of Collateral following an Event of Default) hereof; or

            (ii)  sales of Head Lessor Compressors to Head Lessee or its designee in accordance with Sections 13.2, 21(a) and/or 23 of the Head Lease; or

            (iii)  sales, transfers or other dispositions of Head Lessee Compressors for Net Sales Proceeds payable in cash to the Head Lessee of not less than an amount equal to the sum of (A) the sum of the then current Depreciated Value(s) of such Head Lessee Compressor(s), and (B) any unpaid termination payments resulting from any Issuer Swap Default and other costs associated with the partial termination of the related Interest Rate Swap Agreements in connection with the prepayment of the Notes or the Certificates; provided, that, so long as (x) a Trigger Event is not then continuing or would result from such sale of Head Lessee Compressors, (y) the Weighted Average Age of the Owner Compressors, after giving effect to such disposition, is equal to or greater than the length of the period from the date of such sale through the 21st anniversary of the Closing Date and (z) the sale does not increase any Excluded Depreciated Value then in existence immediately prior to such sale, transfer or other disposition;

            (iv)  in connection with a substitution of Owner Compressors pursuant to the Contribution Agreement or the Head Lease; or

            (v)  Owner Compressors sold pursuant to a User Lease; or

            (vi)  in connection with any sale of a Warranty Repurchase Compressor in accordance with the provisions of Section 3.04 of the Contribution Agreement or Section 3.03 of the Sale Agreement; or

          (vii)  in connection with a Casualty Loss of Head Lessor Compressors. If there is a casualty with respect to a Head Lessor Compressor, Head Lessee must, in accordance with the Head Lessee Security Agreement, substitute such Compressor pursuant to clause (iv) above or purchase such Compressor pursuant to clause (ii) above.

          (c)  (i) permit the validity or effectiveness of this Indenture to be impaired, or (ii) permit the Lien of this Indenture with respect to the Collateral to be subordinated, terminated or discharged, except as permitted in accordance with Section 404 or Article VII hereof, or (iii) permit any Person to be released from any covenants or obligations with respect to such Collateral, except as may be expressly permitted by the Management Agreement.

          (d)  at any time grant or suffer to exist any Lien on, or security interest in, any Collateral (or permit any such Lien or security interest to exist), except for Permitted Encumbrances.

        Section 609.    Non-Consolidation of the Issuer.    (a)    The Issuer shall be operated in such a manner that it shall not be substantively consolidated with the trust estate of any other person in the event of the bankruptcy or insolvency of the Issuer or such other person. Without limiting the foregoing the Issuer shall (1) hold all of its assets in its own name and conduct its business in its own name, (2) maintain its books, records and cash management accounts separate from those of any other Person, (3) maintain its bank accounts separate from those of any other person, (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person, (5) pay its own liabilities and expenses only out of its own funds (including, inter alia, the payment of the salaries of its employees), (6) enter into a transaction with an Affiliate only if such transaction is commercially reasonable and on the same terms as would be available in an arm's length transaction with a person or entity that is not an Affiliate, (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate, (8) hold itself out as a separate entity, (9) maintain adequate capital in light of its contemplated business operations, (10) maintain a sufficient number of employees in light of its contemplated business operations, (11) not acquire the obligations or securities of its Affiliates, including partners, members or shareholders, as appropriate, (12) not make loans to any Person or buy or hold evidence of indebtedness issued by any other Person (other than Leases intended for security, cash and investment-grade securities), (13) use separate stationery, invoices, and checks bearing its own name (14) not pledge its assets for the benefit of any other Person, other than with respect to the Permitted Encumbrances, (15) correct any misunderstanding regarding its separate identity, (16) not hold out its credit as being available to satisfy the obligations of any other Person, (17) not identify itself as a division of any other Person or entity and (18) observe all other appropriate partnership and other organizational formalities including, inter alia, remaining in good standing and qualified as a foreign limited partnership in each jurisdiction and obtaining all necessary licenses and approvals as required under Applicable Law.

          (b)  Notwithstanding any provision of law which otherwise empowers the Issuer, the Issuer shall not (1) hold itself out as being liable for the debts of any other person, (2) act other than in its partnership name and through its general partner or its duly authorized officers or agents, (4) engage in any joint activity or transaction of any kind with or for the benefit of any Affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to its partners, (5) commingle its funds or other assets with those of any other person, (6) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except pursuant to this Indenture) other than trade payables and expense accruals incurred in the ordinary course of its business or (7) take any other action that would be inconsistent with maintaining the separate legal identity of the Issuer.

        Section 610.    No Bankruptcy Petition.    The Issuer shall not (1) commence any Insolvency Proceeding seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (2) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (3) make a general assignment for the benefit of creditors, or (4) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing.

        Section 611.    Liens; Fixtures.    The Issuer shall not permit (i) any Lien (except any Permitted Encumbrance) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof or any interest therein or the Proceeds thereof; (ii) the Lien of this Indenture not to constitute a valid first priority perfected security interest in the Collateral or (iii) any Compressor to be considered a fixture under applicable local law.

        Section 612.    Other Debt.    The Issuer shall not contract for, create, incur, assume or suffer to exist any Indebtedness other than (i) the Outstanding Obligations from time to time under the Series 2002-1 Notes issued pursuant to this Indenture and the Series 2002-1 Supplement and, so long as the net proceeds thereof are applied to the Prepayment in full of amounts outstanding under the Series 2002-1Notes, Indebtedness outstanding from time to time under any other Series of Notes issued pursuant to this Indenture or any Supplement, (ii) any Management Fees and all other amounts payable pursuant to the provisions of the Management Agreement, (iii) trade payables and expense accruals incurred in the ordinary course and which are incidental to the purposes permitted pursuant to the Issuer's partnership agreement, (iv) obligations incurred pursuant to Interest Rate Swap Agreements permitted or required hereunder and (v) Indebtedness in respect of Reimbursement Amounts and other obligations incurred pursuant to the Insurance Agreement.

        Section 613.    Guarantees, Loans, Advances and Other Liabilities.    Except for the Head Lease, the Issuer will not make any loan, advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance on any obligation or capability of so doing, or otherwise), endorse (except for the endorsement of checks for collection or deposit) or otherwise become contingently liable, directly or indirectly, in connection with or for the obligations, stock or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

        Section 614.    Consolidation, Merger and Sale of Assets.    (a)    The Issuer shall not consolidate with or merge with or into any other Person or sell, convey, transfer or lease all or substantially all of its assets, whether in a single transaction or a series of transactions, to any Person substantially all of its assets, except for (i) any Sale under Section 816 hereof, (ii) any lease of Compressors in accordance with the terms of the Head Lease and (iii) the sale of Compressors to Head Lessee pursuant to the Head Lease.

          (b)  The obligations of the Issuer hereunder shall not be assignable nor shall any Person succeed to the obligations of the Issuer hereunder except in each case in accordance with the provisions of this Indenture.

          (c)  The Issuer shall give prior written notice to any Rating Agencies and Series Enhancer of any action pursuant to this Section 614.

        Section 615.    Other Agreements.    The Issuer will not, after the date of the issuance of the Notes, enter into, or become a party to, any agreements or instruments other than this Indenture, the Supplement, the Sale Agreement, the Head Lease, the Management Agreement, the Partnership Agreement, the Back- up Management Agreement, the Head Lessee Security Agreement, the Note

Purchase Agreement, the Control Agreements, the Enhancement Agreement, the Premium Letter, the Intercreditor Agreement and the Related Documents and other agreement(s) expressly contemplated hereby or thereby (it being understood that the Issuer may enter into (i) any agreement(s) for disposition of the Collateral permitted by Sections 608(b), 614, 804 or 816 hereof and (ii) any agreement(s) for the sale or re-lease of an Owner Compressor made in accordance with the provisions of the Contribution Agreement, the Head Lease or the Management Agreement).

        Section 616.    Charter Documents.    The Issuer will not amend or modify its Certificate of Limited Partnership or Partnership Agreement without the prior written consent of the Control Party, each Interest Rate Hedge Provider and satisfaction of the Rating Agency Condition.

        Section 617.    Capital Expenditures.    The Issuer will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for (a) acquisition of additional Compressors from the Seller pursuant to the Sale Agreement and (b) overhaul expenses or capital improvements to the Compressors made in the ordinary course of its business and in accordance with the terms of the Management Agreement.

        Section 618.    Permitted Activities; Compliance with Limited Partnership Agreement.    The Issuer will not engage in any activity or enter into any transaction except as permitted under its Partnership Agreement as in effect on the date on which this Indenture is executed. The Issuer will observe all partnership, organizational and managerial procedures required by its Partnership Agreement, any other partnership formation documents of the Issuer, and the limited partnership laws of the State of Delaware.

        Section 619.    Investment Company Act.    The Issuer will conduct its operations, and will cause the Manager to conduct the Issuer's operations, in a manner which will not subject it to registration as an "investment company" under the Investment Company Act of 1940, as amended.

        Section 620.    Payments of Collateral.    If the Issuer shall receive from any Person any payments (other than amounts distributed to the Issuer pursuant to Section 302 hereof) with respect to the Collateral (and in the event such Collateral has been released from the Lien of this Indenture at the time such payment is received, to the extent such payment relates to a period prior to the time such Collateral was released from the Lien of this Indenture in accordance with Section 404 hereof or pursuant to any Supplement hereto), the Issuer shall receive such payment in trust for the Indenture Trustee, as secured party hereunder, and subject to the Indenture Trustee's security interest and shall immediately deposit such payment in the Trust Account.

        Section 621.    Permitted Activities; Compliance with Partnership Agreement.    The Issuer will not engage in any activity or enter into any transaction except as permitted under its partnership agreement as in effect on the Closing Date.

        Section 622.    Notices.    The Issuer shall notify the Indenture Trustee, the Deal Agent, each Rating Agency, each Series Enhancer, and each Interest Rate Hedge Provider in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

          (a)  Default.    The occurrence of an Event of Default or Head Lease Event of Default;

          (b)  Litigation.    The institution of any litigation, arbitration proceeding or Proceeding before any Governmental Authority which, if adversely resolved, would result in a Material Adverse Change;

          (c)  Material Adverse Change.    The occurrence of a Material Adverse Change with respect to the Issuer;

          (d)  Liens.    The existence of (i) any Lien on the Collateral other than Permitted Encumbrances or (ii) any Lien on the Head Lessee Collateral other than Permitted Encumbrances.

          (e)  Other Events.    The occurrence of a Trigger Event.

        Section 623.    Books and Records.    The Issuer shall, and shall cause the Manager to, maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Issuer shall report, or cause to be reported, on its financial records the transfer of the Sold Assets as a sale under GAAP. The Issuer will ensure that no financial statement, nor any consolidated financial statements of the Issuer, suggests that the assets of the Issuer are available to pay the debts of either the Contributor, the Seller, the Head Lessee or the Manager. The Issuer shall (i) keep complete minutes of the meetings and other proceedings of the Issuer, (ii) continuously maintain the resolutions, agreements and other instruments underlying the sale and transfer of the Sold Assets as official records of the Issuer.

        Section 624.    Taxes.    The Issuer shall, or shall cause the Manager to, pay when due, all of its taxes, unless, and only to the extent that, the Issuer is contesting such taxes in good faith and by appropriate proceedings and the Issuer has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

        The Issuer shall remit (or cause to be remitted) to each Governmental Authority, all Excluded Payments actually by, or on behalf of, the Issuer and shall promptly remit to the Deal Agent and Indenture Trustee evidence that all such payments have been made.

        Section 625.    Subsidiaries.    The Issuer shall not create any Subsidiaries.

        Section 626.    Investments.    The Issuer shall not make or permit to exist any Investment in any Person except for Investments in Eligible Investments made in accordance with the terms of this Indenture.

        Section 627.    Use of Proceeds.    The Issuer shall use the proceeds of the Notes only for (i) the purchase of Compressors and related Collateral and (ii) the payment of transaction expenses. In addition, the Issuer shall not permit any proceeds of the Notes to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, and shall furnish to each Holder, upon its request, a statement in conformity with the requirements of Regulation U.

        Section 628.    Asset Base Certificate.    The Issuer shall prepare and deliver to the Indenture Trustee, each Series Enhancer, each Interest Rate Hedge Provider, each Rating Agency and the Deal Agent on each Determination Date, an Asset Base Certificate.

        Section 629.    Financial Statements.    The Head Lessee shall prepare and deliver to the Indenture Trustee, each Interest Rate Hedge Provider, each Series Enhancer, each Rating Agency and the Deal Agent, or shall cause the Manager to prepare and deliver pursuant to the Management Agreement, (i) quarterly financial statements of the Head Lessee and Manager within sixty (60) days of the end of each fiscal quarter and (ii) annual financial statements of the Head Lessee and Manager, audited by their regular Independent Accountants, within one hundred twenty (120) days of the end of each fiscal year. All financial statements shall be prepared in accordance with GAAP. Delivery of such reports, information and documents to the Indenture Trustee is for informational purposes only and the Indenture Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of its covenants hereunder (as to which the Indenture Trustee is entitled to rely exclusively on Officer's Certificates).

        Section 630.    Other Information.    For so long as any of the Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer will, and shall cause Manager to, (i) provide or cause to be provided to any Holder of Notes and any prospective purchaser thereof designated by such a Holder, upon the request of such Holder or prospective purchaser, the information required to be provided to such Holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act; and (ii) update such information to prevent such information from becoming materially false and materially misleading in a manner adverse to any Noteholder.

        Section 631.    Independent Directors of General Partner.    The general partner of the Issuer shall at all times be a corporation with two or more Independent Directors.

        Section 632.    Hedging Requirements.    (a)    On terms satisfactory to the Series Enhancer, the Issuer will enter into and maintain one or more Interest Rate Swap Agreements with one or more Interest Rate Hedge Providers having an aggregate notional balance of (A) prior to the Commitment Termination Date, (i) not less than 90% of the Aggregate Outstanding Amounts and (ii) not more than 100% of the sum of the Asset Base and (B) on and after the Commitment Termination Date, (i) not less than 95% of the Aggregate Outstanding Amounts (such requirement, the "Minimum Hedging Requirement") and (ii) not more than 100% of the Aggregate Outstanding Amounts. The amortization of the Interest Rate Swap Agreement(s) will be consistent with the expected current and future principal balances of the Notes and Certificates without taking into consideration additional acquisitions of Compressors. All of the foregoing requirements shall be collectively referred to as the "Hedging Requirements." The initial Interest Rate Hedge Provider shall be Wachovia Bank, National Association. The Series Enhancer shall have the right to review and approve all future Interest Rate Swap Agreements.

          (b)  If, to comply with the Hedging Requirements, the Issuer is required to enter into additional transactions or to terminate existing transactions under Interest Rate Swap Agreements, then the Issuer shall provide notice of such condition to the Indenture Trustee, each Interest Rate Hedge Provider and each Series Enhancer within five (5) Business Days after such condition is determined to exist. The Issuer (or the Manager on behalf of the Issuer) shall remedy such imbalance by the next succeeding Payment Date. If the Hedging Requirements are not satisfied, and if the Issuer has failed to remedy same within such period, then the Indenture Trustee (at the written direction of the Control Party) shall have the right to enter into (and shall enter into as and when the Control Party shall direct in writing) Interest Rate Swap Agreements on behalf of the Issuer to remedy such deficiency. The calculations to be made under this Section 632 shall exclude all transactions where the Issuer is not required to make any scheduled periodic payments other than premium payments or fees. So long as a Trigger Event or an Event of Default is continuing, neither the Issuer (nor the Manager on its behalf) shall enter into any additional transactions under Interest Rate Swap Agreements, except with the approval of each Series Enhancer and each Interest Rate Hedge Provider. So long as no Trigger Event or Event of Default is then continuing, the Issuer may exercise its commercially reasonable discretion in selecting the specific transactions and notional amounts thereof to be terminated or reduced. If a Trigger Event is then continuing, then (i) if there is only one institution serving as the Interest Rate Hedge Provider with respect to all Interest Rate Swap Agreements then in effect, such Interest Rate Hedge Provider shall select the specific Interest Rate Swap Agreements to be terminated and (ii) at all times not covered by clause (i) the notional reductions shall be effected over all outstanding transactions under Interest Rate Swap Agreements then in effect on a pro rata basis, based on the respective notional amounts for each calculation period, so that the notional amounts for each current and future calculation period will comply with the Hedging Requirements. If the Issuer fails to terminate or reduce transactions as required in this Section 632, the Indenture Trustee (acting at the written direction of the Control Party) shall reduce the notional amounts, in whole or in part, for all outstanding transactions under each Interest Rate Swap Agreement then in effect on a pro rata basis, based on the respective notional amounts for each calculation period in accordance with the Hedging Requirements. The Indenture Trustee shall have no duty to monitor such events, and shall be required to take action in respect of the provisions of this Section 632 only upon written direction of the Person(s) entitled to give such direction.

          (c)  Each Interest Rate Swap Agreement shall provide that if the Interest Rate Hedge Provider (or any party providing credit support on its behalf) suffers an Interest Rate Hedge Provider Collateral Rating Downgrade Event, the Interest Rate Hedge Provider will be required to post (at its own cost), within fifteen (15) days of such Interest Rate Hedge Provider Collateral Rating Downgrade Event, collateral acceptable to the Control Party in accordance with the applicable Interest Rate Swap Agreement (the collateral indicated in the Interest Rate Swap Agreement with Wachovia Bank, National Association is acceptable to the Control Party), or such Interest Rate Hedge Provider may transfer (at its own cost) all of its rights and obligations under its Interest Rate Swap Agreement to an Eligible Interest Rate Hedge Counterparty, or an Interest Rate Hedge Provider that is acceptable to the Series Enhancer, in accordance with the terms of such Interest Rate Swap Agreement within sixty (60) days after the occurrence of the Interest Rate Hedge Provider Collateral Rating Downgrade Event, and the terms of such replacement Interest Rate Swap Agreement shall be on identical terms or are otherwise acceptable to the Series Enhancer. Each Interest Rate Swap Agreement shall also provide that if the Interest Rate Hedge Provider (or any party providing credit support on its behalf) suffers an Interest Rate Hedge Provider Replacement Rating Downgrade Event, the Interest Rate Hedge Provider will be required to transfer (at is own cost) all of its rights and obligations under its Interest Rate Swap Agreement to an Eligible Interest Rate Hedge Counterparty, or an Interest Rate Hedge Provider that is acceptable to the Series Enhancer, in accordance with the terms of its Interest Rate Swap Agreement not later than sixty (60) days after the occurrence of the Interest Rate Hedge Provider Replacement Rating Downgrade Event, and the terms of such replacement Interest Rate Swap Agreement shall be on identical terms or are otherwise acceptable to the Series Enhancer. The Issuer and Indenture Trustee (acting at the written direction of the Control Party) shall have the right to terminate the Interest Rate Swap Agreement and simultaneously enter into a replacement Interest Rate Swap Agreement in the event the Interest Rate Hedge Provider fails to post collateral or transfer its rights and interests under the Interest Rate Swap Agreement in accordance with the terms of the Interest Rate Swap Agreement.

          (d)  The Indenture Trustee shall, promptly after the Closing Date, establish a single segregated trust account (with separate sub-accounts for each entity acting as Interest Rate Hedge Provider) in the name of the Indenture Trustee (the "Interest Rate Hedge Provider Collateral Account"), which shall be held in trust in the name of the Indenture Trustee for the benefit of the secured parties under this Indenture including the Series Enhancer and over which the Indenture Trustee (acting at the written direction of the Control Party) shall have exclusive control and the sole right of withdrawal. Notwithstanding anything to the contrary in this Section 632, investment earnings on amounts held in the Interest Rate Hedge Provider Collateral Account shall be remitted to the applicable Interest Rate Hedge Provider upon its written request and its representation that the request is in accordance with the terms of the applicable Interest Rate Swap Agreement. The Indenture Trustee shall deposit all collateral received from an Interest Rate Hedge Provider under Section 632(c) or otherwise under an Interest Rate Swap Agreement in the Interest Rate Hedge Provider Collateral Account. Any and all funds at any time on deposit in, or otherwise held to the credit of, the Interest Rate Hedge Provider Collateral Account shall be held in trust by the Indenture Trustee for the benefit of the secured parties under this Indenture including the Series Enhancer. The only permitted withdrawal from, or application of funds on deposit in, or otherwise to the credit of the Interest Rate Hedge Provider Collateral Account shall be (i) for application to obligations of the applicable Interest Rate Hedge Provider to the Issuer under its Interest Rate Swap Agreement if such Interest Rate Swap Agreement becomes subject to early termination or (ii) to return collateral or investment earnings to such Interest Rate Hedge Provider when and as required by such Interest Rate Swap Agreement.

          (e)  On each Determination Date, Issuer shall provide or cause to be provided to the Indenture Trustee, each Interest Rate Hedge Provider and each Series Enhancer, a monthly report reflecting the hedging policy calculations as of the end of the preceding calendar month based on all transactions outstanding as of the end of such month under Interest Rate Swap Agreements then in effect, including transactions which are scheduled to commence on a future date.

          (f)    The termination provisions provided for in this Indenture relating to the Interest Rate Swap Agreements are in addition to, and not to the exclusion of, any termination provisions contained in the Interest Rate Swap Agreements.

          (g)  All payments received from an Interest Rate Hedge Provider shall be deposited by the Issuer directly into the Trust Account in accordance with Section 302(a) hereof.

        Section 633.    Separate Identity.    The Issuer makes herein by this reference each of the representations and warranties made by it to Gardere Wynne Sewell, LLP in support of their opinions respecting the consolidation the Issuer and the Head Lessee and certain other parties issued and delivered in connection with the issuance of the Notes, as if specifically made herein and agrees to comply with each of the factual assumptions contained in such opinions.

        Section 634.    Annual Perfection Opinion.    Within 90 days after each anniversary of the date hereof, beginning with the calendar year 2003, the Issuer shall furnish to the Indenture Trustee, the Deal Agent, each Interest Rate Hedge Provider, each Rating Agency, and each Series Enhancer, an Opinion of Counsel either stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording and refiling of this Indenture, any Supplements hereto and any other requisite documents, and with respect to the execution and filing of any financing statements and continuation statements, as are necessary to maintain the Lien created by this Indenture and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien.

        Section 635.    Identification Marks.    Issuer shall use its best efforts to keep and maintain or cause to be kept and maintained, prominently displayed, on each Owner Compressor, a sticker with the applicable phrase described in Section 525 hereof, or other appropriate words designated by the Indenture Trustee, with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect Issuer's and the Indenture Trustee's interests in such Compressors. Issuer shall not allow the name of any Person to be placed upon any Compressor as a designation that might be interpreted as indicating a claim of ownership thereto or a security interest therein by any Person other than Issuer, Head Lessee or the Indenture Trustee.

        Section 636.    [Reserved].

        Section 637.    Storage of Lease Files.    The Issuer shall at all times cause the Manager to maintain at its Houston, Texas office, all Lease Files in a locked, fire-proof cabinet. All User Leases shall be stamped, within thirty (30) days of the Contribution Date or the Sale Date, with the following legend:

    "This lease and the proceeds of this lease are subject to a security interest in favor of Wells Fargo Bank Minnesota, National Association, as Indenture Trustee".

        Section 638.    Intellectual Property Filings.    The Issuer shall make all filings necessary or desirable to ensure that the Indenture Trustee has a validly perfected first priority security interest in any and all Intellectual Property, if any.

ARTICLE VII

DISCHARGE OF INDENTURE; PREPAYMENTS

        Section 701.    Full Discharge.    Upon payment in full of all Outstanding Obligations including, without limitation, termination of each Interest Rate Swap Agreement and payment of all amounts, including termination amounts, payable in connection therewith), the Indenture Trustee shall, at the written request and at the expense of the Issuer, execute and deliver to the Issuer such deeds or other instruments as shall be requisite to evidence the satisfaction and discharge of this Indenture and the security and Liens hereby created, and to release the Issuer from its covenants contained in this Indenture and the Supplements hereto in connection with the satisfaction and discharge of the Indenture. The Indenture Trustee shall be entitled to receive an Opinion of Counsel stating that such satisfaction and discharge is authorized and permitted.

        Section 702.    Prepayment of Notes.

          (a)    Optional Prepayments.    The Issuer may, from time to time, make an optional Prepayment of principal of the Notes of any Series at the times, in the amounts and subject to the conditions set forth in the related Supplement. The Issuer shall promptly confirm any telephonic notice of prepayment in writing. Any optional Prepayment of principal made by the Issuer pursuant to this Section 702 shall also include accrued interest to the date of the prepayment on the amount being prepaid. All Prepayments made in accordance with this Section 702(a) shall be accomplished by a deposit of funds (including any amounts required pursuant to the provisions of Section 702(c) hereof) directly into the Trust Account.

          (b)    Mandatory Prepayments.    If an Overcollateralization Event or a Net Revenue Event has occurred and is continuing or the Aggregate Note Principal Balance exceeds 97% of the Asset Base, then, if the Head Lessee shall not have acquired additional Eligible Compressors having an aggregate Appraised Value sufficient to eliminate such condition on or prior to the immediately succeeding Determination Date, the Issuer shall, on the Payment Date immediately following such Determination Date, prepay the outstanding principal balance of, and accrued interest thereon (including, if any such prepayment relates to a variable funding Series, interest accrued through the end of any applicable interest tranche or fixed period), of any or all Series of Notes, in each case in an amount necessary to eliminate such conditions, which prepayment shall be applied as a payment of principal in accordance with the provisions of Section 302 of this Indenture and the applicable provisions of the affected Supplements. If the Issuer does not cure such event or condition in the manner and within the time frame set forth in the preceding sentence, then on each subsequent Payment Date, that portion of Available Distribution Amount remaining after making all distributions required pursuant to clauses (1) through (8) inclusive of Section 302(c) hereof shall be used to prepay the then unpaid principal balance of the Notes in accordance with Section 302(c) hereof, until the earlier to occur of (x) the then unpaid principal balance of the Notes have been reduced to zero and (y) the date on which such event or condition is no longer continuing or existing.

          In addition to the foregoing, if Head Lessee (i) the exercises the Head Lessee Purchase Option, or (ii) pays the Maximum Lease Payment Adjustment, then the Issuer shall prepay (from funds on deposit in the Collateral Account or otherwise available to the Issuer) the Notes in an amount equal to the sum of (i) the Purchase Option Amount or Maximum Lease Payment Adjustment, as applicable, (ii) accrued interest to the date of prepayment on the principal balance of the Notes, respectively, so prepaid, (iii) any amounts payable pursuant to Section 702(c) and (iv) any breakage cost and other amounts specified in the related Supplement.

  All Prepayments made in accordance with this Section 702(b) shall be accomplished by a deposit of funds (including any funds required pursuant to Section 702(c) hereof) directly into the Trust Account.

          (c)    Repayment of Interest Rate Hedge Provider.    If the Issuer has elected to make a voluntary Prepayment in accordance with the provisions of Section 702(a) above or is required to make a Prepayment in accordance with the provisions of Section 702(b) above, then in addition to such Prepayment, the Issuer shall pay such amount, including any termination payments, necessary (in each case as determined by the Series Enhancer, or if a Series Enhancer Default has occurred and is then continuing, the Deal Agent and in any event with the consent of each Interest Rate Hedge Provider, and after taking account of payment priorities set forth in Section 302 hereunder) to reduce the aggregate notional balance of all outstanding transactions under the Interest Rate Swap Agreements in accordance with the terms of Section 632 hereof and the terms of the related Interest Rate Swap Agreements. So long as no Trigger Event or Event of Default is then continuing, the Issuer (or the Manager on its behalf) may exercise its discretion in selecting the specific transactions and the notional amounts thereof to be terminated. If a Trigger Event or Event of Default is then continuing the outstanding transactions under the Interest Rate Swap Agreements will be terminated on a pro rata basis, based on the respective notional amounts for each remaining calculation period so that the remaining notional amounts for all future calculation periods under such transactions shall comply with the requirements of Section 632(a) and not exceed such requirements by more than the amounts set forth in Section 632(b)(ii) hereof.

          (d)    Allocation of Payments.    So long as Series 2002-1 is the only Series Outstanding, all principal Prepayments permitted or required pursuant to Section 702 hereof shall be allocated to Series 2002-1. If more than one Series is Outstanding, all principal Prepayments permitted or required pursuant to Section 702 hereof shall be allocated prior to the Commitment Termination Date, to Series 2002-1, and (ii) after the Commitment Termination Date, to all such Series then Outstanding on a pro rata basis, based on the relative aggregate principal balances of each such Series.

ARTICLE VIII

DEFAULT PROVISIONS AND REMEDIES

        Section 801.    Event of Default.    "Event of Default", wherever used herein with respect to any Series of Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):

            (i)  default in the payment on any Payment Date of (A) any interest or premium then due and payable on any Series of Notes or the Certificates, (B) Limited Partner Preferred Return, (C) Indenture Trustee Fees or (D) any scheduled payments owing to any Interest Rate Hedge Provider, and such default continues in each case for two (2) Business Days after the due date thereof;

          (ii)  failure to make payment on the Final Maturity Date of the then (A) unpaid principal balance of any Class or Series of Notes or (B) unpaid Certificate Balance;

          (iii)  default in the due observance or performance of any covenant of the Issuer set forth in Sections 608(a)(ii), 609(only if such default could reasonably be expected to result in "substantive consolidation" of the Issuer with the estate of any other Person in connection with a bankruptcy proceeding), 612, 613, 614, 615, 616, 617, 621, 625 or 626 hereof;

          (iv)  default in the due observance or performance of any covenant of the Issuer, the General Partners or any Universal Party in any Related Document (to the extent such breach is not otherwise addressed in this Section 801) (other than the due observance or performance of the Minimum Hedging Requirement) which breach or failure, if curable, continues unremedied for a period of thirty (30) days after the earliest of (i) any Authorized Officer of such Person, or the president, chief financial officer or any executive vice president of the applicable Person, as the case may be, first acquiring knowledge thereof, (ii) the Indenture Trustee's giving written notice thereof to such Person or (iii) any Noteholder giving written notice thereof to such Person and the Indenture Trustee;

          (v)  any representation or warranty of the Issuer, the General Partner or any Universal Party made in any other Related Document shall prove to be incorrect in any material respect as of the time when the same shall have been made and remains, if curable, unremedied for a period of fifteen (15) days after the earliest of (i) any Authorized Officer of such Person or the president, chief financial officer or any executive vice president of the applicable Person, as the case may be, first acquiring knowledge thereof, (ii) the Indenture Trustee's giving written notice thereof to such Person, or (iii) any Noteholder giving written notice thereof to such Person and the Indenture Trustee;

          (vi)  the entry of a decree or order for relief by a court having jurisdiction in respect of any of the Issuer, Head Lessee, Universal Compression Member 2002 Corp. or the General Partner, as the case may be, in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Issuer, Head Lessee, Universal Compression Member 2002 Corp. or the General Partner, as the case may be, or for any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

        (vii)  the commencement by any of the Issuer, the Head Lessee, Universal Compression Member 2002 Corp. or General Partner of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Issuer, the Head Lessee, Universal Compression Member 2002 Corp. or the General Partner to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Issuer, the Head Lessee, Universal Compression Member 2002 Corp. or the General Partner or any substantial part of their respective properties, or the making by the Issuer, the Head Lessee, Universal Compression Member 2002 Corp. or the General Partner of any general assignment for the benefit of creditors, or the inability or the failure by the Issuer, the Head Lessee, Universal Compression Member 2002 Corp. or General Partner generally to pay its debts as they become due, or the taking of any action by the Issuer, the Head Lessee, Universal Compression Member 2002 Corp. or General Partner in furtherance of any such action;

        (viii)  Either of the following conditions shall exist: (A) the Indenture Trustee shall fail to have a first priority perfected security interest in all or any portion of the Collateral; or (B) the Head Lessor shall fail to have a first priority security interest in the Head Lessee Collateral;

          (ix)  the Issuer is required to register as an investment company under the Investment Company Act of 1940, as amended;

          (x)  any payment shall be made by a Series Enhancer under any Enhancement Agreement or the Policy;

          (xi)  the rendering against the Issuer, the Head Lessee, Universal Compression Member 2002 Corp. or the General Partner of a final judgment, decree or order for the payment of money in excess of $25,000 and the continuance of such judgment, decree or order unsatisfied, unbonded or uninsured for a period of sixty (60) consecutive days;

        (xii)  default in the due observance or performance of any covenant of the Issuer set forth in Sections 606, 608(b), 608(d), 610 and 611(iii), which breach or failure continues unremedied for a period of ten (10) days after the earliest of (i) any Authorized Officer of the Issuer or the General Partner, or president, chief financial officer or any executive vice president of the applicable Universal Party, as the case may be, first acquiring knowledge thereof, (ii) the Indenture Trustee's giving written notice thereof to the Issuer, the General Partner and each Universal Party or (iii) any Noteholder giving written notice thereof to the Issuer, the General Partner, each Universal Party and the Indenture Trustee, and (iv) any Series Enhancer giving written notice thereof to the Issuer, the General Partner, each Universal Partner and the Indenture Trustee;

        (xiii)  a Head Lease Event of Default shall have occurred;

        (xiv)  either (x) a Manager Default occurs, and the Back-up Manager fails to assume the role of Successor Manager within 90 days of receipt of the Manager Termination Notice or (y) there is no Manager for 90 days;

        (xv)  any of the Head Lessee, Universal Compression Member 2002 Corp. or the General Partner shall incur or assume any Indebtedness, except as permitted by the Related Documents; or

        (xvi)  any Related Document ceases to be in full force and effect (other than in accordance with its terms).

The occurrence of an Event of Default with respect to one Series of Notes shall constitute an Event of Default with respect to all other Series of Notes then Outstanding unless the related Supplement with respect to each such Series of Notes shall specifically provide to the contrary.

        Section 802.    Acceleration of Stated Maturity; Rescission and Annulment.    (a) Upon the occurrence of an Event of Default of type described in paragraph (vi) or (vii) of Section 801, the unpaid principal balance of, and accrued interest on, all Classes and Series of Notes, together with all other amounts then due and owing to the Noteholders, shall become immediately due and payable without further action by any Person (provided, that the Noteholders' rights with respect thereto shall be limited as set forth in Section 808). Except as set forth in the immediately preceding sentence, if an Event of Default under Section 801 occurs and is continuing, then and in every such case the Control Party may declare the principal of and accrued interest on all Notes of all Series then Outstanding to be due and payable immediately, by a notice in writing to the Issuer and to the Indenture Trustee given by the Control Party, and upon any such declaration such principal and accrued interest shall become immediately due and payable.

          (b)  At any time after such a declaration of acceleration has been made and before a Sale by the Indenture Trustee or a judgment or decree for payment of the money due has been obtained by the Indenture Trustee as hereinafter in this Article provided, the Requisite Global Majority, by written notice to the Issuer and the Indenture Trustee, may rescind and annul such declaration and its consequences if:

            (i)  the Issuer has paid or deposited with the Indenture Trustee a sum sufficient to pay:

              (A)  all of the installments of interest and premium, if any, on, and principal of, all Notes which were overdue prior to the date of such acceleration;

              (B)  to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the Overdue Rate for such Notes set forth in the related Supplement;

              (C)  all sums paid or advanced by the Indenture Trustee hereunder or the Manager and the reasonable compensation, out-of-pocket expenses, disbursements and advances of the Indenture Trustee, its agents and counsel incurred in connection with the enforcement of this Indenture;

              (D)  all amounts due to any Series Enhancer, including amounts advanced by the Series Enhancer together with interest thereon and the expenses including attorneys' fees and expenses of the Series Enhancer incurred in connection with the enforcement of this Indenture and the other Related Documents to the date of such deposit or payment; and

              (E)  all scheduled payments then due under any Interest Rate Swap Agreement, together with interest thereon in accordance with the terms thereof; and

          (ii)  all Events of Default, other than the nonpayment of the principal of or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 813 hereof.

        No such rescission with respect to any Event of Default shall affect any subsequent Event of Default or impair any right consequent thereon, nor shall any such rescission affect any Interest Rate Swap Agreement that has been terminated in accordance with the terms thereof.

        Section 803.    Collection of Indebtedness.    The Issuer covenants that, if an Event of Default occurs and is continuing and a declaration of acceleration has been made under Section 802 and not rescinded or annulled, the Issuer shall, upon demand of the Indenture Trustee (at the direction of the Control Party), pay to the Indenture Trustee, for the benefit of the Noteholders of all Series then Outstanding, all Interest Rate Hedge Providers and all Series Enhancers, the whole amount then due and payable on such Notes for principal and interest, with interest upon the overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at the Overdue Rate payable with respect to each such Note; and, in addition thereto, such further amount as shall be sufficient to cover all other Outstanding Obligations and the costs and out-of-pocket expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, the Series Enhancer and their respective agents and counsel incurred in connection with the enforcement of this Indenture.

        Section 804.    Remedies.    If an Event of Default shall occur and be continuing, the Indenture Trustee, by such officer or agent as it may appoint, shall notify the applicable Rating Agencies, if any, of such Event of Default and shall, if and as instructed in writing by the Control Party:

            (i)  institute any Proceedings, in its own name and as trustee of an express trust, for the collection of all amounts then due and payable on the Notes of all Series or under this Indenture or the related Supplement with respect thereto, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Collateral and any other assets of the Issuer any monies adjudged due;

          (ii)  subject to (A) the quiet enjoyment rights of any User (other than the Head Lessee) under a Permitted User Lease and (B) the restrictions set forth in the Intercreditor Agreement, sell (including any sale made in accordance with Section 816 hereof), hold or lease the Collateral or any portion thereof or rights or interest therein, at one or more public or private transactions conducted in any manner permitted by law;

          (iii)  terminate the Management Agreement and engage the Back-up Manager or another replacement Manager;

          (iv)  terminate the Head Lease;

          (v)  institute any Proceedings from time to time for the complete or partial foreclosure of the Lien created by this Indenture with respect to the Collateral;

          (vi)  institute such other appropriate Proceedings to protect and enforce any other rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy;

        (vii)  exercise any remedies of a secured party under the UCC or any applicable law and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee or the Noteholders hereunder in order to enforce the rights of the Indenture Trustee hereunder or the rights of the Secured Party under the Head Lessee Security Agreement;

        (viii)  appoint a receiver or a manager over the Issuer or its assets;

          (ix)  file proofs of "Claim" (as defined under the Bankruptcy Code); or

          (x)  subject to (A) the quiet enjoyment rights of any User (other than the Head Lessee) under a Permitted User Lease and (B) restrictions set forth in the Intercreditor Agreement, take possession of the Collateral or any portion thereof or rights of interest therein.

        Section 805.    Indenture Trustee May Enforce Claims Without Possession of Notes.    (a) In all Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all of the Noteholders and each Interest Rate Hedge Provider, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

          (b)  All rights of action and claims under this Indenture, the related Supplement or such Notes may be prosecuted and enforced by the Indenture Trustee without the possession of any of the Notes or the production thereof in any Proceeding relating thereto, and any such Proceeding instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery whether by judgment, settlement or otherwise shall, after provision for the payment of the reasonable compensation, expenses, and disbursements incurred and advances made, by the Indenture Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes and each Interest Rate Hedge Provider, subject to the subordination of payments among Classes of a particular Series as set forth in the related Supplement.

        Section 806.    Allocation of Money Collected.    If the Notes of all Series have been declared due and payable following an Event of Default and such declaration and its consequences have not been rescinded or annulled, any money collected by the Indenture Trustee pursuant to this Article or otherwise and any other monies that may be held or thereafter received by the Indenture Trustee as security for such Notes shall be applied, to the extent permitted by law, in the following order of priority, at the date or dates fixed by the Indenture Trustee:

            (i)  To the payment of all costs and expenses of collection incurred by the Indenture Trustee (including the reasonable fees and expenses of counsel to the Indenture Trustee) and of all other amounts due the Indenture Trustee under Section 905 hereof; and

          (ii)  To the Persons in the amounts and in the priority set forth in Section 302(c).

        Section 807.    Limitation on Suits.    Except to the extent provided in Section 808 hereof, no Noteholder shall have the right to institute any Proceeding, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless each of the following conditions shall have been satisfied:

            (i)  such Holder has previously given written notice to the Indenture Trustee of a continuing Event of Default;

          (ii)  the Control Party shall have made written request to the Indenture Trustee to institute Proceedings in respect of such Event of Default in its own name as the Indenture Trustee hereunder;

          (iii)  such Holder or Holders have offered to the Indenture Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request (the unsecured indemnity of a Rated Institutional Noteholder being deemed satisfactory for such purpose);

          (iv)  the Indenture Trustee has, for thirty (30) days after its receipt by a Corporate Trust Officer of such notice, request and offer of security or indemnity, failed to institute any such Proceeding;

          (v)  no direction inconsistent with such written request has been given to the Indenture Trustee during such thirty (30) day period by the Control Party; and

          (vi)  a Series Enhancer Default has occurred and is continuing.

it being understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Noteholder or any Interest Rate Hedge Provider, or to obtain or to seek to obtain priority or preference over any other Noteholder (except to the extent provided in the related Supplement) or to enforce any right under this Indenture, except in the manner herein provided and for the benefit of all Noteholders.

        Section 808.    Right of Holders to Receive Principal and Interest.    Notwithstanding any other provision of this Indenture, each Noteholder shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note as such principal and interest becomes due and payable and to institute any Proceeding for the enforcement of such payment, and such rights shall not be impaired without the consent of such Holder; provided, however, that, so long as no Series Enhancer Default exists with respect to the applicable Series, no Noteholder shall have any right to receive payment of principal under its Notes prior to the Final Maturity Date (except to the extent funds are available therefor in accordance with the distribution provision of Section 302 hereof and the related Supplement) nor shall any such Noteholder institute any Proceeding for the enforcement of any such payment.

        Section 809.    Restoration of Rights and Remedies.    If the Indenture Trustee, any Series Enhancer or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture or the related Supplement and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Indenture Trustee, any Series Enhancer or to such Holder, then and in every such case, subject to any determination in such Proceeding, the Issuer, the Indenture Trustee, such Series Enhancer and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Indenture Trustee, such Series Enhancer and the Holders shall continue as though no such Proceeding had been instituted.

        Section 810.    Rights and Remedies Cumulative.    No right or remedy conferred upon or reserved to the Indenture Trustee, any Series Enhancer, any Interest Rate Hedge Provider or to the Holders pursuant to this Indenture or any Supplement is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        Section 811.    Delay or Omission Not Waiver.    No delay or omission of the Indenture Trustee, of any Series Enhancer, any Interest Rate Hedge Provider or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Indenture Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee, the Series Enhancer or by the Holders, as the case may be, subject to the right of the Control Party to control such right pursuant to Section 812 hereof.

        Section 812.    Control by Requisite Global Majority.    Upon the occurrence of an Event of Default, the Control Party shall have the right to direct the time, method and place of conducting any Proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee, provided that (i) such direction shall not be in conflict with any rule of law or with this Indenture, including, without limitation, Section 804 hereof, (ii) such Control Party has offered to the Indenture Trustee reasonable security or indemnity against costs, expenses and liabilities which it might incur in connection therewith as provided in Section 902(iii) hereof and (iii) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction.

        Section 813.    Waiver of Past Defaults.    (a) The Control Party may, on behalf of all Noteholders of all Series, waive any past Event of Default and its consequences, except an Event of Default:

              (i)  in the payment of the principal of, or interest on, any Note of any Series; or

            (ii)  in respect of a covenant or provision hereof which cannot be modified or amended without the consent of all the Noteholders of all Series pursuant to Section 1002 of this Indenture.

          (b)  Upon any such waiver, such Event of Default shall cease to exist and shall be deemed to have been cured and not to have occurred for every purpose of this Indenture; provided, however, that no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon. No such waiver shall affect any Interest Rate Swap Agreement that has been terminated in accordance with its terms.

        Section 814.    Undertaking for Costs.    All parties to this Indenture agree, and each Holder of any Note by acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as the Indenture Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section shall not apply to any suit instituted by the Indenture Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% of the aggregate principal balance of the Notes of all Series then Outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Note on or after the Expected Final Payment Date of such Note.

        Section 815.    Waiver of Stay or Extension Laws.    The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

        Section 816.    Sale of Collateral.    (a) The power to effect any sale (a "Sale") of any portion of the Collateral pursuant to Section 804 hereof shall not be exhausted by any one or more Sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold or all Outstanding Obligations shall have been paid. The Indenture Trustee (at the direction of the Control Party) may from time to time postpone any Sale by public announcement made at the time and place of such Sale.

          (b)  Upon any Sale, whether made under the power of sale hereby given or under judgment, order or decree in any Proceeding for the foreclosure or involving the enforcement of this Indenture: (i) the Indenture Trustee, at the written direction of the Control Party, may bid for and purchase the property being sold, and upon compliance with the terms of such Sale may hold, retain and possess and dispose of such property in accordance with the terms of this Indenture; and (ii) the receipt of the Indenture Trustee or of any officer thereof making such Sale shall be a sufficient discharge to the purchaser or purchasers at such Sale for its or their purchase money, and such purchaser or purchasers, and its or their assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt of the Indenture Trustee or of such officer therefor, be obliged to see to the application of such purchase money or be in any way answerable for any loss, misappropriation or non-application thereof.

          (c)  The Indenture Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof. In addition, the Indenture Trustee is hereby irrevocably appointed the agent and attorney-in-fact of the Issuer to transfer and convey its interest (subject to lessee's rights of quiet enjoyment) in any portion of the Collateral in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a Sale shall be bound to ascertain the Indenture Trustee's authority, inquire into the satisfaction of any conditions precedent or see to the application of any monies.

          (d)  The Indenture Trustee acknowledges that its right to sell, transfer or otherwise convey any Interest Rate Swap Agreement or exercise any foreclosure rights with respect thereto shall be subject to compliance with the provisions of the applicable Interest Rate Swap Agreement.

        Section 817.    Action on Notes.    The Indenture Trustee's right to seek and recover judgment on the Notes or under this Indenture or any Supplement shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture or any Supplement. Neither the Lien of this Indenture nor any rights or remedies of the Indenture Trustee, any Series Enhancer, any Interest Rate Hedge Provider or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Issuer.

ARTICLE IX

CONCERNING THE INDENTURE TRUSTEE

        Section 901.    Duties of the Indenture Trustee.    The Indenture Trustee, prior to the occurrence of an Event of Default or after the cure or waiver of any Event of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the related Supplement and no implied duties shall be inferred against it. If an Event of Default with respect to any Series has occurred and is continuing, the Indenture Trustee, at the written direction of the Control Party, shall exercise such of the rights and powers vested in it by this Indenture and the related Supplement, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs.

        The Indenture Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provisions of this Indenture and any applicable Supplement, shall determine whether they are substantially in the form required by this Indenture and any applicable Supplement; provided, however, that the Indenture Trustee shall not be responsible for the accuracy or content (including mathematical calculations) of any such resolution, certificate, statement, opinion, report, document, order or other instrument furnished pursuant to this Indenture and any applicable Supplement.

        The Indenture Trustee shall send, promptly upon receipt, all reports and notices indicated on Schedule 2 hereto, it may receive pursuant to any of the provisions of this Indenture and the other Related Documents to the Deal Agent and the Interest Rate Hedge Provider. In addition, notwithstanding any other rights to receive documents under Section 305 hereof or under any other Related Document upon reasonable request, the Indenture Trustee shall send to the Deal Agent or Interest Rate Hedge Provider all reports and notices reasonably requested by the Deal Agent or the Interest Rate Hedge Provider.

        No provision of this Indenture or any Supplement shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

            (i)  Prior to the occurrence of an Event of Default and after the cure or waiver of any Event of Default that may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture and any Supplements issued pursuant to the terms hereof. The Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and any Supplements issued pursuant to the terms hereof, and no implied covenants or obligations shall be read into this Indenture against the Indenture Trustee and, in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates, statements, reports, documents, orders, opinions or other instruments (whether in their original or facsimile form) furnished to the Indenture Trustee and conforming to the requirements of this Indenture and any Supplements issued pursuant to the terms hereof;

          (ii)  The Indenture Trustee shall not be liable for an error of judgment made in good faith by a Corporate Trust Officer or Corporate Trust Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and

          (iii)  The Indenture Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Control Party relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

        No provisions of this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate security or indemnity against such risk or liability is not reasonably assured to it (the unsecured indemnity of (A) a Rated Institutional Noteholder, or (B) any Series Enhancer (so long as its claims paying ability is rated "AAA" or "Aaa", as applicable) shall not constitute reasonable grounds for believing that repayment of any such funds is not reasonably assured to it.)

        Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Indenture Trustee shall be subject to the provisions of this Section 901.

        Section 902.    Certain Matters Affecting the Indenture Trustee.    Except as otherwise provided in Section 901 hereof:

            (i)  The Indenture Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any Opinion of Counsel, certificate of an officer of the Manager, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

          (ii)  The Indenture Trustee may consult with counsel of its selection and any advice of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance in reliance thereof;

          (iii)  The Indenture Trustee shall be under no obligation to institute, conduct or defend any litigation or proceeding hereunder or in relation hereto at the request, order or direction of the Control Party, pursuant to the provisions of this Indenture, unless the Control Party shall have offered to the Indenture Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby (the unsecured indemnity of (A) a Rated Institutional Noteholder being deemed satisfactory for such purpose or (B) any Series Enhancer (so long as its claims paying ability is rated "AAA" or "Aaa," as applicable) being deemed satisfactory for such purpose);

          (iv)  The Indenture Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

          (v)  The Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Control Party; provided, however that the Indenture Trustee may require reasonable security or indemnity satisfactory to it against any cost, expense or liability likely to be incurred in making such investigation as a condition to so proceeding (the unsecured indemnity of (A) a Rated Institutional Noteholder being deemed satisfactory for such purposes or (B) any Series Enhancer (so long as its claims paying ability is rated "AAA" or "Aaa," as applicable) being deemed satisfactory for such purpose). The reasonable expense of any such examination shall be paid, on a pro rata basis, by the Noteholders or, if paid by the Indenture Trustee, shall be reimbursed by such Noteholders upon demand;

          (vi)  The Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder; provided, however, that any agreement with an agent or an attorney shall provide for due care by such agent or attorney in respect of the Issuer;

        (vii)  The Indenture Trustee shall not be charged with knowledge of any default or Event of Default unless either a Corporate Trust Officer of the Indenture Trustee shall have actual knowledge or written notice of such shall have been actually received by a Corporate Trust Officer of the Indenture Trustee; and

        (viii)  the rights, privileges, protections, immunities and benefits given to the Indenture Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Indenture Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

        The provisions of this Section 902 shall be applicable to the Indenture Trustee in its capacity as the Indenture Trustee under this Indenture. Delivery of any reports, information and documents to the Indenture Trustee provided for herein (or in any Related Document) is for informational purposes only and the Indenture Trustee's receipt of such shall not constitute constructive knowledge of any information contained therein or determinable from information contained therein, including the Manager's or Issuer's compliance with any of its representations, warranties or covenants under this Indenture or any of the Related Documents (as to which the Indenture Trustee is entitled to rely exclusively on Officers' Certificates).

        Section 903.    Indenture Trustee Not Liable.    (a) The recitals contained herein (other than the representations and warranties contained in Section 911 hereof), in any Supplement and in the Notes (other than the certificate of authentication on the Notes) shall be taken as the statements of the Issuer, and the Indenture Trustee assumes no responsibility for their correctness. The Indenture Trustee makes no representations as to the validity or sufficiency of this Indenture, any Supplement, the Notes, the Collateral or of any related document. The Indenture Trustee shall not be accountable for the use or application by the Issuer of any of the Notes or of the proceeds thereof, or for the use or application of any funds paid to the Issuer or the Manager in respect of the Collateral.

          (b)  The Indenture Trustee shall have no responsibility or liability for or with respect to the existence or validity of any Compressor, the perfection of any security interest (whether as of the date hereof or at any future time), the maintenance of or the taking of any action to maintain such perfection, the validity of the assignment of any portion of the Collateral to the Indenture Trustee or of any intervening assignment, the compliance by any Universal Party with any covenant or the breach by any Universal Party of any warranty or representation made hereunder, in any Supplement or in any related document or the accuracy of such warranty or representation, any investment of monies in the Trust Account or any Series Account or any loss resulting therefrom (provided that such investments are made in accordance with the provisions of Section 303 hereof), or the acts or omissions of the Seller or the Manager taken in the name of the Indenture Trustee.

          (c)  Except as expressly provided herein or in any Supplement, the Indenture Trustee shall not have any obligation or liability under any Contract by reason of or arising out of this Indenture or the granting of a security interest in such Contract hereunder or the receipt by the Indenture Trustee of any payment relating to any Contract pursuant hereto, nor shall the Indenture Trustee be required or obligated in any manner to perform or fulfill any of the obligations of the Issuer, the Seller or the Manager under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it, or the sufficiency of any performance by any party, under any Contract.

        Section 904.    Indenture Trustee May Own Notes.    The Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Notes with the same rights it would have if it were not the Indenture Trustee; provided that such transaction shall not result in the disqualification of the Indenture Trustee for purposes of Rule 3a-7 under the Investment Company Act of 1940.

        Section 905.    Indenture Trustee's Fees and Expenses.    The fees ("Indenture Trustee's Fees") of the Indenture Trustee shall be paid by the Issuer in accordance with Section 302 hereof in an amount equal to $12,000 per year. In addition, on the Closing Date, the Issuer shall pay to the Indenture Trustee an up-front fee equal to $7,500 plus reasonable attorney's fees. Subject to the provisions of Section 902(iii) hereof, the Issuer shall, to the extent not paid by the Manager, indemnify the Indenture Trustee and each of its officers, directors and employees for, and hold them harmless against, any loss, liability, damage claim or expense incurred without negligence or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself both individually and in its representative capacity against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder ("Indenture Trustee Indemnified Amounts").

        The obligations of the Issuer under this Section 905 to compensate the Indenture Trustee, to pay or reimburse the Indenture Trustee for expenses, disbursements and advances and to indemnify and hold harmless, the Indenture Trustee shall constitute Outstanding Obligations hereunder and shall survive the resignation or removal of the Indenture Trustee and the satisfaction and discharge of this Indenture.

        When the Indenture Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 801(v) or Section 801(vi), the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy law.

        Section 906.    Eligibility Requirements for the Indenture Trustee.    The Indenture Trustee hereunder shall at all times be a national banking association or a corporation, organized and doing business under the laws of the United States of America or any State, and authorized under such laws to exercise corporate trust powers. In addition, the Indenture Trustee or its parent corporation shall at all times (i) have a combined capital and surplus of at least $250,000,000, (ii) be subject to supervision or examination by Federal or state authority and (iii) have a long-term unsecured senior debt rating of "A-2" or better by Moody's Investors Service, Inc. and a long-term unsecured senior debt rating of "A" by Standard & Poor's Rating Services and short-term unsecured senior debt rating of "P-1" or better by Moody's Investors Service, Inc. and a short-term unsecured senior debt rating of "A-2" by Standard & Poor's Rating Services. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of such supervising or examining authority, then, for the purposes of this Section 906, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign promptly in the manner and with the effect specified in Section 907 hereof.

        Section 907.    Resignation and Removal of the Indenture Trustee.    The Indenture Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Issuer, the Manager, the Deal Agent, each Series Enhancer, each Interest Rate Hedge Provider and the Noteholders. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee by written instrument, a copy of which original instrument shall be delivered to the resigning Indenture Trustee and the successor Indenture Trustee. A copy of the instrument shall also be delivered to the Deal Agent. If no successor Indenture Trustee shall have been so appointed and have accepted appointment within 90 days after the giving of such notice of resignation, the Control Party may appoint a successor trustee or, if it does not do so within 30 days thereafter, the resigning

Indenture Trustee, with the consent of the Deal Agent and each Series Enhancer, may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor trustee, which successor trustee shall meet the eligibility standards set forth in Section 906.

        If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 906 hereof and shall fail to resign after written request therefor by the Issuer, any Series Enhancer or the Manager, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Issuer shall remove the Indenture Trustee and appoint a successor Indenture Trustee by written instrument, in duplicate, one copy of which original instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor Indenture Trustee.

        Any resignation or removal of the Indenture Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section shall become effective upon, and only upon, acceptance of appointment by the successor trustee as provided in Section 908 hereof.

        Section 908.    Successor Indenture Trustee.    Any successor Indenture Trustee appointed as provided in Section 907 hereof shall execute, acknowledge and deliver to the Issuer and to its predecessor Indenture Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor Indenture Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as the Indenture Trustee herein. The predecessor Indenture Trustee shall upon payment of all charges due it, its agents and counsel deliver to the successor Indenture Trustee all documents relating to the Collateral, if any, delivered to it, together with any amount remaining in the Trust Account, and any other Series Accounts. In addition, the predecessor Indenture Trustee and, upon request of the successor Indenture Trustee, the Issuer shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Indenture Trustee all such rights, powers, duties and obligations.

        No successor Indenture Trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor Indenture Trustee shall be eligible under the provisions of Section 906 hereof and the Control Party has not objected to such appointment within ten (10) days.

        Upon acceptance of appointment by a successor Indenture Trustee as provided in this Section, the Issuer shall mail notice of the succession of such Indenture Trustee hereunder to each Interest Rate Hedge Provider and to all Noteholders at their addresses as shown in the registration books maintained by the Indenture Trustee. If the Issuer fails to mail such notice within 10 days after acceptance of appointment by the successor Indenture Trustee, the successor Indenture Trustee shall cause such notice to be mailed at the expense of the Issuer.

        Section 909.    Merger or Consolidation of the Indenture Trustee.    Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to the business of the Indenture Trustee, shall be the successor of the Indenture Trustee hereunder, provided such entity shall be eligible under the provisions of Section 906 hereof, without the execution or filing of any paper, deed or conveyance or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

        Section 910.    Separate Indenture Trustees, Co-Indenture Trustees and Custodians.     If the Indenture Trustee is not capable of acting outside the United States, it shall have the power from time to time to appoint one or more Persons or corporations to act either as co-trustees jointly with the Indenture

Trustee, or as separate trustees, or as custodians, for the purpose of holding title to, foreclosing or otherwise taking action with respect to any of the Collateral, when such separate trustee or co-trustee is necessary or advisable under any applicable laws or for the purpose of otherwise conforming to any legal requirement, restriction or condition in any applicable jurisdiction. The separate trustees, co-trustees, or custodians so appointed shall be trustees, co-trustees, or custodians for the benefit of all Noteholders and each Interest Rate Hedge Provider, and shall have such powers, rights and remedies as shall be specified in the instrument of appointment; provided, however, that no such appointment shall, or shall be deemed to, constitute the appointee an agent of the Indenture Trustee. The Issuer shall join in any such appointment, but such joining shall not be necessary for the effectiveness of such appointment.

        Every separate trustee, co-trustee and custodian shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (i)  all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody and payment of moneys shall be exercised solely by the Indenture Trustee;

          (ii)  all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate trustee, co-trustee, or custodian jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee, co-trustee or custodian;

          (iii)  no trustee or custodian hereunder shall be personally liable by reason of any act or omission of any other trustee or custodian hereunder; and

          (iv)  the Issuer or the Indenture Trustee may at any time accept the resignation of or remove any separate trustee, co-trustee or custodian so appointed by it or them if such resignation or removal does not violate the other terms of this Indenture.

        Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee, co-trustee, or custodian shall refer to this Indenture and the conditions of this Article. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be furnished to the Indenture Trustee and each Series Enhancer.

        Any separate trustee, co-trustees, or custodian may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee, co-trustee, or custodian shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee or custodian.

        No separate trustee, co-trustee or custodian hereunder shall be required to meet the terms of eligibility as successor trustee under Section 906 hereof and no notice to Noteholders of the appointment thereof shall be required under Section 908 hereof.

        The Indenture Trustee agrees to instruct the co-trustees, if any, to the extent necessary to fulfill the Indenture Trustee's obligations hereunder.

        Section 911.    Representations and Warranties.    The Indenture Trustee hereby represents and warrants as of the Effective Date of each Series that:

          (a)    Organization and Good Standing.    The Indenture Trustee is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and has the power to own its assets and to transact the business in which it is presently engaged;

          (b)    Authorization.    The Indenture Trustee has the power, authority and legal right to execute, deliver and perform this Indenture and each Supplement and to authenticate the Notes, and the execution, delivery and performance of this Indenture and each Supplement and the authentication of the Notes has been duly authorized by the Indenture Trustee by all necessary corporate action;

          (c)    Binding Obligations.    This Indenture and each Supplement, assuming due authorization, execution and delivery by the Issuer, constitutes the legal, valid and binding obligations of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws (whether statutory, regulatory or decisional) now or hereafter in effect relating to creditors' rights generally and the rights of trust companies in particular and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, whether in a proceeding at law or in equity;

          (d)    No Violation.    The performance by the Indenture Trustee of its obligations under this Indenture and each Supplement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice, lapse of time or both) a default under, the charter documents or bylaws of the Indenture Trustee;

          (e)    No Proceedings.    There are no proceedings or investigations to which the Indenture Trustee is a party pending, or, to the knowledge of the Indenture Trustee without independent investigation, threatened, before any court, regulatory body, administrative agency or other tribunal or Governmental Authority (A) asserting the invalidity of this Indenture or the Notes, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Indenture or (C) seeking any determination or ruling that would materially and adversely affect the performance by the Indenture Trustee of its obligations under, or the validity or enforceability of, this Indenture or the Notes; and

          (f)    Approvals.    Neither the execution or delivery by the Indenture Trustee of this Indenture nor the consummation of the transactions by the Indenture Trustee contemplated hereby requires the consent or approval of, the giving of notice to, the registration with or the taking of any other action with respect to any Governmental Authority under any existing federal or State of Minnesota law governing the banking or trust powers of the Indenture Trustee.

          (g)    Control of Indenture Trustee.    The Indenture Trustee is not directly or indirectly controlled by Universal or any of its Affiliates. The Indenture Trustee will promptly notify the Issuer, each Series Enhancer, each Interest Rate Hedge Provider, the Deal Agent and the Contributor if it at any time it becomes controlled by Universal or any of its affiliates.

          (h)    Knowledge of Adverse Claims.    Wells Fargo Bank Minnesota, National Association does not have any knowledge of adverse claim with respect to the Collateral in which the security interest is being granted.

          (i)    No Conflict; Legal Compliance.    The execution, delivery and performance of this Indenture and each of the Supplements will not: (a) contravene any provision of the Indenture Trustee's Organizational Documents; (b) contravene, conflict with or violate any applicable law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could result in a Material Adverse Change; or (c) violate or result in the breach of, or constitute (with or without Notice, lapse of time or both) a default under this Indenture, the Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which Indenture Trustee is a party or by which Indenture Trustee, or its property and assets may be bound or affected that could result in a Material Adverse Change or result in a Lien other than Permitted Encumbrances. Indenture Trustee is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party that could result in a Material Adverse Change.

          (j)    Compliance with Law.    The Indenture Trustee:

              (i)  is not in violation of (1) any laws, ordinances, governmental rules or regulations, or (2) court orders to which it is subject, the violation of either of which could reasonably be expected to materially and adversely affect the ability of the Indenture Trustee to perform its obligations under and comply with the terms of this Indenture or any of the Supplements or other Related Documents to which it is a party;

            (ii)  has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or the conduct of its business including, without limitation, with respect to transactions contemplated by this Indenture and any of the Supplements or other Related Documents to which it is a party; and

            (iii)  is not in violation in any respect of any term of any agreement, certificate of formation, by law, or any instrument to which it is a party or by which it may be bound, which violation could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Indenture Trustee, or the interests of the Noteholders, any Series Enhancer or Eligible Interest Rate Hedge Counterparty in any Collateral.

        Section 912.    Indenture Trustee Offices.    The Indenture Trustee shall maintain in the State of Minnesota an office or offices or agency or agencies where Notes may be surrendered for registration of transfer or exchange, which office shall initially be located at MAC N9311-161, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 and shall promptly notify the Issuer, the Manager, the Noteholders and each Interest Rate Hedge Provider of any change of such location.

        Section 913.    Notice of Event of Default.    If a Corporate Trust Officer of the Indenture Trustee shall have actual knowledge that an Event of Default with respect to any Series shall have occurred and be continuing, the Indenture Trustee shall promptly (but in any event within five (5) Business Days) give written notice thereof to each Noteholder, each Interest Rate Hedge Provider and any Rating Agency and Series Enhancer of such Series. For all purposes of this Indenture, in the absence of actual knowledge by a Corporate Trust Officer of the Indenture Trustee, the Indenture Trustee shall not be deemed to have actual knowledge of any Event of Default unless notified in writing thereof by the Issuer, the Seller, the Manager, any Series Enhancer or any Noteholder, and such notice references the applicable Series of Notes generally, the Issuer, this Indenture or the applicable Supplement.

        Section 914.    Indenture Trustee's Application for Instructions from the Issuer.     Any application by the Indenture Trustee for written instructions from the Issuer may, at the option of the Indenture Trustee, set forth in writing any action proposed to be taken or omitted by the Indenture Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Indenture Trustee shall not be liable for any action taken by, or omission of, the Indenture Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Issuer actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Indenture Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

        Section 915.    [Intentionally Left Blank].

        Section 916.    Indenture Trustee's Duties—Monthly Tape.    (a) Pursuant to the Management Agreement the Manager is required to deliver to the Indenture Trustee and the Indenture Trustee hereby consents to accept, on each Determination Date, the Monthly Tape, which Monthly Tape shall contain each User's name, address, telephone number, location of Compressor(s), monthly rental rate, maintenance information and other pertinent terms and conditions of the User Lease; provided, however, that the Monthly Tape is in a format to be agreed upon by the Manager and the Indenture Trustee. The Indenture Trustee shall notify the Issuer, the Manager, any Interest Rate Hedge Provider and any Series Enhancer in writing of any material inconsistencies between the related Manager Report and the Monthly Tape and of any information that is missing from such Manager Report and shall confirm conformity of actual Manager remittances to such Manager Report.

          (b)  If the Manager disagrees with the computations provided under paragraph (a) above by the Indenture Trustee or if the Manager has not reconciled such discrepancy, the Indenture Trustee agrees to confer with the Manager to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Manager, and notify the Deal Agent and any Series Enhancer of the resolution thereof. The Manager hereby agrees to cooperate, at its own expense, with the Indenture Trustee in reconciling any discrepancies herein. If within thirty (30) days of notice to the Manager, any Series Enhancer, any Interest Rate Hedge Provider, the Deal Agent and the Indenture Trustee, such discrepancy is not resolved, the Indenture Trustee shall promptly notify any Interest Rate Hedge Provider and any Series Enhancer of such discrepancy. Following receipt of such notice from the Indenture Trustee, the Manager shall deliver to the Rating Agencies, the Noteholders, any Series Enhancer, any Interest Rate Hedge Provider and the Indenture Trustee no later than the related Payment Date a certificate describing the nature and cause of such discrepancies and the Manager shall hire independent accountants (who may also provide other services to the Manager), at Manager's expense, to examine the Manager Report and attempt to reconcile discrepancies at the earliest possible date. The result, if any, of such reconciliation shall be reflected in the Manager Report for the next succeeding Determination Date.

        Other than the duties specifically set forth in this Indenture, the Indenture Trustee shall have no obligations hereunder, including, without limitation, to supervise, verify, monitor or administer the performance of the Manager. The Indenture Trustee shall have no liability for any actions taken or omitted by the Manager. The duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture and no implied covenants or obligations shall be read into this Indenture against the Indenture Trustee.

ARTICLE X

SUPPLEMENTAL INDENTURES; AMENDMENTS

        Section 1001.    Supplemental Indentures (Not Creating a New Series) Not Requiring Consent of Holders.    (a) Without the consent of any Holder and based on an Opinion of Counsel in form and substance reasonably acceptable to the Control Party to the effect that such Supplement is for one of the purposes set forth in clauses (i) through (vii) below, the Issuer and the Indenture Trustee, at any time and from time to time, may, with the consent of the Control Party and, if such proposed amendment adversely affects the rights, duties or immunities of any Interest Rate Hedge Provider, such Interest Rate Hedge Provider, enter into an amendment hereto or into one or more Supplements in form satisfactory to the Indenture Trustee, for any of the following purposes; provided, however, if any party to this Indenture is unable to sign any amendment due to its dissolution, winding up or comparable circumstances, then the consents of (x) the Control Party and (y) the Noteholders representing at least 51% of the Existing Commitments of all Series then Outstanding shall be sufficient to amend this Indenture without such party's signature:

              (i)  to add to the covenants of the Issuer in this Indenture for the benefit of the Holders of all Series then Outstanding or of any Series Enhancer, or to surrender any right or power conferred upon the Issuer in this Indenture;

            (ii)  to cure any ambiguity, to correct or supplement any provision in this Indenture which may be inconsistent with any other provision in this Indenture, or to make any other provisions with respect to matters or questions arising under this Indenture;

            (iii)  to correct or amplify the description of any property at any time subject to the Lien of this Indenture, or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subjected to the Lien of this Indenture, or to subject additional property to the Lien of this Indenture;

            (iv)  to add to the conditions, limitations and restrictions on the authorized amount, terms and purposes of issue, authentication and delivery of the Notes, as herein set forth, or additional conditions, limitations and restrictions thereafter to be observed by the Issuer;

            (v)  to convey, transfer, assign, mortgage or pledge any additional property to or with the Indenture Trustee;

            (vi)  to evidence the succession of the Indenture Trustee pursuant to Article IX; or

          (vii)  to add any additional Events of Default.

          (b)  Promptly after the execution by the Issuer and the Indenture Trustee of any amendment or Supplement pursuant to this Section 1001, the Issuer shall mail to the Holders of all Notes then Outstanding, each Rating Agency, each Interest Rate Hedge Provider and Series Enhancer related to such Series, a notice setting forth in general terms the substance of such amendment or Supplement, together with a copy of the text of such amendment or Supplement. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or Supplement.

        Section 1002.    Supplemental Amendment (Not Creating a New Series) with Consent of Holders.    (a) With the consent of the Control Party, the Deal Agent, each Series Enhancer and, if such proposed amendment adversely affects the rights, duties or immunities of any Interest Rate Hedge Provider, such Interest Rate Hedge Provider, the Issuer and the Indenture Trustee may enter into an amendment or a Supplement hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture; provided, however, if any party to this Indenture is unable to sign any amendment due to its dissolution, winding up or comparable circumstances, then the consents of

(x) the Control Party and (y) the Noteholders representing at least 51% of the Existing Commitments of all Series then Outstanding shall be sufficient to amend this Indenture without such party's signature; provided, further, that no such amendment or Supplement shall amend or modify the terms of any Supplement related to a particular Series (i.e., the Supplement establishing the Principal Terms of such Series) without the consent of the Control Party for such Series; provided, further, that Section 632 shall not be amended or modified without the consent of each Interest Rate Hedge Provider, and provided, further, that no such amendment or Supplement shall, without the consent of the Holder of each Outstanding Note affected thereby and each Series Enhancer:

              (i)  reduce the principal amount of any Note or the rate of interest thereon, change the priority of any payments required pursuant to this Indenture or any Supplement, or the date on which, or the place of payment where, or the coin or currency in which, any Note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Final Maturity Date thereof;

            (ii)  reduce the percentage of Outstanding Notes or commitments of the Noteholders or the Partners required for (a) the consent of any Supplement to this Indenture, (b) the consent required for any waiver of compliance with certain provisions of this Indenture or certain Events of Default hereunder and their consequences as provided for in this Indenture or (c) the consent required to waive any payment default on the Notes;

            (iii)  modify any of the provisions of this Section except to increase any percentage provided herein, or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby;

            (iv)  modify or alter the definition of the terms "Asset Base", "Collateral", "Commitment Termination Date", "Control Party", "Eligible Compressor", "Eligible Lease", "Existing Commitment", "Initial Commitment", "Outstanding," "Overcollateralization Event", "Net Revenue Event", "Scheduled Deposit", "Scheduled Principal Payment Amount" or "Trigger Event",;

            (v)  impair or adversely affect the Collateral except as otherwise permitted herein;

            (vi)  modify or alter Sections 702 or 1002 of this Indenture;

          (vii)  permit the creation of any Lien ranking prior to or on a parity with the Lien of this Indenture with respect to any part of the Collateral or terminate the Lien of this Indenture on any property at any time subject hereto or deprive the Holder of any Note of the security afforded by the Lien of this Indenture;

          (viii)  decrease or reduce in any manner the amount of, or accelerate or delay the timing of Head Lessee Collections or Head Lessor Collections of payments on the Collateral or distributions that shall be required to be made therefrom (including by way of amendment of related definitions); or

            (ix)  modify any of the provisions of this Indenture in such a manner as to affect the amount or timing of any payments of interest or principal due on any Note.

          (a)  Promptly after the execution by the Issuer and the Indenture Trustee of any amendment or Supplement pursuant to this Section, the Issuer shall mail to the Holders of the Notes, each Rating Agency, each Interest Rate Hedge Provider and Series Enhancer related to such Series, a notice setting forth in general terms the substance of such amendment or Supplement, together with a copy of the text of such amendment or Supplement. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or Supplement.

        Section 1003.    Execution of Supplemental Indentures.    In executing, or accepting the additional trusts created by, a Supplement permitted by this Article or the modification thereby of the trusts created by this Indenture, the Indenture Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such Supplement is authorized or permitted by this Indenture. The Indenture Trustee may, but shall not be obligated to, enter into any such Supplement which affects the Indenture Trustee's own rights, duties or immunities under this Indenture or otherwise.

        Section 1004.    Effect of Supplemental Indentures.    Upon the execution of any Supplement under this Article, this Indenture shall be modified in accordance therewith, and such Supplement shall form a part of this Indenture for all purposes, and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

        Section 1005.    Reference in Notes to Supplemental Indentures.    Notes authenticated and delivered after the execution of any Supplement pursuant to this Article may, and shall if required by the Issuer, bear a notation in form approved by the Indenture Trustee as to any matter provided for in such Supplement. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Indenture Trustee, may be prepared and executed by the Issuer and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.

        Section 1006.    Issuance of Series of Notes.    (a) The Issuer may from time to time direct the Indenture Trustee in writing to execute and authenticate one or more Series of Notes (each, a "Series").

          (b)  On or before the Series Issuance Date relating to any Series, the Issuer and the Indenture Trustee will execute and deliver a Supplement which will specify the Principal Terms of such Series. The terms of such Supplement may modify or amend the terms of this Indenture solely as applied to such Series, and, with the consent of the Control Party for any other Series and each affected Interest Rate Hedge Provider, may amend this Indenture as applicable to such other Series, in accordance with Section 1002 hereof. The obligation of the Indenture Trustee to authenticate, execute and deliver the Notes of such Series and to execute and deliver the related Supplement is subject to the satisfaction of the following conditions:

              (i)  except for any Supplement executed on the Closing Date, on or before the tenth Business Day immediately preceding the Series Issuance Date (unless the parties to be notified agree to a shorter notice period), the Issuer shall have given the Indenture Trustee, the Manager, each Interest Rate Hedge Provider, the Deal Agent, each Rating Agency (and, if such additional Series is to be registered pursuant to the Securities Act, all Rating Agencies that have rated any prior Series) and each Series Enhancer notice of the Series and the Series Issuance Date;

            (ii)  the Issuer shall have delivered to the Indenture Trustee the related Supplement, in form satisfactory to the Indenture Trustee, executed by the Issuer;

            (iii)  the Issuer shall have delivered to the Indenture Trustee any related Enhancement Agreement executed by each of the parties thereto;

            (iv)  the Rating Agency Condition shall have been satisfied with respect to all Series;

            (v)  the Issuer shall have delivered to the Indenture Trustee, each Rating Agency, each Interest Rate Hedge Provider, each Series Enhancer and, if required, any Noteholder, any Opinions of Counsel required by the related Supplement, including without limitation with respect to true sale, enforceability, non-consolidation and security interest perfection issues;

            (vi)  the Issuer shall have delivered to the Indenture Trustee an Officer's Certificate of the Issuer stating that no Trigger Event or Event of Default has occurred and is then continuing and that there is not a substantial likelihood that the issuance of such additional Series would result in a Trigger Event or an Event of Default at any time in the future;

          (vii)  such other conditions as shall be specified in the related Supplement;

          (viii)  the Limited Partners of the Issuer shall have given their prior written consent;

            (ix)  each Series Enhancer, in its sole discretion, shall have given its prior written consent to the issuance of such Supplement;

            (x)  the Issuer shall have delivered to the Indenture Trustee, each Rating Agency and each Series Enhancer, Appraisals of the Head Lessee Compressors and Head Lessor Compressors;

            (xi)  the Appraised Value of the Head Lessor Compressors shall be equal to or greater than the then Aggregate Outstanding Amount (after giving effect to the issuance of such Notes); and

          (xii)  the Issuer shall have delivered to the Indenture Trustee an Officer's Certificate that all of the conditions specified in clauses (i) through (xi) have been satisfied.

Upon satisfaction of the above conditions, the Indenture Trustee shall execute the Supplement and authenticate, execute and deliver the Notes of such Series.

ARTICLE XI

HOLDER LISTS

        Section 1101.    Indenture Trustee to Furnish Issuer Names and Addresses of Holders.    Unless otherwise provided in the related Supplement, the Indenture Trustee will furnish or cause to be furnished to the Issuer and each Series Enhancer (i) not more than 10 days after receipt of a request from the Issuer, a list, in such form as the Issuer may reasonably require, of the names and addresses and tax identification numbers of the Holders of Notes as of such Date, and (ii) at such other times as the Issuer may request in writing, within 30 days after the receipt by the Issuer of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished.

        Section 1102.    Preservation of Information; Communications to Holders.    The Indenture Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Indenture Trustee as provided in Section 1101 and the names and addresses of Holders received by the Indenture Trustee in its capacity as Note Registrar. The Indenture Trustee may destroy any list furnished to it as provided in Section 1101 upon receipt of a new list so furnished.

ARTICLE XII

MISCELLANEOUS PROVISIONS

        Section 1201.    Compliance Certificates and Opinions.    (a) Upon any application or request by the Issuer to the Indenture Trustee to take any action under any provision of this Indenture or any Supplement, the Issuer shall furnish to the Indenture Trustee a certificate stating that all conditions precedent, if any, provided for in this Indenture and any relevant Supplement relating to the proposed action have been complied with and, if deemed reasonably necessary by the Indenture Trustee or if required pursuant to the terms of this Indenture, an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

          (b)  Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

              (i)  a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether such covenant or condition has been complied with; and

            (ii)  a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

        Section 1202.    Form of Documents Delivered to Indenture Trustee.    (a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

          (b)  Any certificate or opinion may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.

          (c)  Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

        Section 1203.    Acts of Holders.    (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture or any Supplement to be given or taken by Holders may be (i) embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, (ii) evidenced by the written consent or direction of Holders of the specified percentage of the principal amount of the Notes, or (iii) evidenced by a combination of such instrument or instruments; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments and record are delivered to the Indenture Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Indenture Trustee and the Issuer, if made in the manner provided in this Section 1203.

          (b)  The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Indenture Trustee deems sufficient.

          (c)  The ownership of Notes shall be proved by the Note Register.

          (d)  Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Indenture Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

        Section 1204.    Inspection.    The Indenture Trustee, Control Party and the Deal Agent shall each have the right to inspect the Owner Compressors, the receivables aging system and all books, records, reports, User Leases, insurance policies, and other documents relating to the Owner Compressors or the User Leases all in the format which the Manager uses for the UCI Compressors. Such inspections shall be conducted upon reasonable request and notice to the Issuer and the Manager, (a) be conducted during normal business hours, (b) be subject to the Manager's customary security procedures and the execution of reasonable and customary confidentiality agreements and (c) not unreasonably disrupt the Issuer's and/or the Manager's business. The Control Party and the Deal Agent each acknowledge that the Manager for purposes of any such inspection shall grant the Control Party, the Deal Agent and their respective agents (including certified public accounts and auditors) access to the Manager's computer systems (including the receivables aging system) and data relating solely to the Owner Compressors and User Leases contained therein. The Control Party and the Deal Agent (and their respective agents) shall each have the right to (i) one such inspection per calender year (and an additional inspection by the Series Enhancer in connection with any refinancing involving the Series Enhancer), at the cost and expense (including the legal and accounting fees incurred by the Control Party and Deal Agent) of the Manager and (ii) one additional inspection at their own cost and expense, unless a Trigger Event shall have occurred and be continuing, in which case, the Control Party and the Deal Agent (and their agents) shall have the right to such inspection any number of times and each time the costs and expenses shall be borne by the Manager. The Control Party and the Deal Agent (and their agents, including certified public accounts and auditors) shall also have the right to inspect the receivables aging system within ninety (90) days of the Closing Date, at the cost and expense of the Manager. The access and examination shall be made on the same date or dates as agreed by the Control Party and the Deal Agent.

        Section 1205.    Limitation of Rights.    Except as expressly set forth in this Indenture, this Indenture shall be binding upon the Issuer, the Noteholders and their respective successors and permitted assigns and shall not inure to the benefit of any Person other than the parties hereto, the Noteholders and the Manager as provided herein. Notwithstanding the previous sentence, the parties hereto, the Seller and the Manager acknowledge that any Series Enhancer for a Series of Notes and any Interest Rate Hedge Provider is an express third party beneficiary hereof entitled to enforce its rights hereunder as if actually a party hereto.

        Section 1206.    Severability.    If any provision of this Indenture is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

        The invalidity of any one or more phrases, sentences, clauses or Sections of this Indenture shall not affect the remaining portions of this Indenture, or any part thereof.

        Section 1207.    Notices.    All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: MAC N9311-161 Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services-Asset-Backed Administration (b) in the case of the Issuer, at the following address: 2911 Turtlecreek Boulevard, Suite 1240, Dallas, Texas 75215, Attention: General Counsel, (c) in the case of each Rating Agency, at its address set forth in the related Supplement, (d) in the case of any Series Enhancer, at its address set forth in the related Enhancement Agreement, and (e) in the case of any Interest Rate Hedge Provider, at its address set forth in the related Interest Rate

Swap Agreement or at other such address as shall be designated by such party in a written notice to the other parties. Any notice required or permitted to be given to a Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), or by courier, or by facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Holder as shown in the Note Register or to the telephone and fax number furnished by such Noteholder. Notice shall be effective and deemed received (a) two days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand. Any rights to notices conveyed to a Rating Agency pursuant to the terms of this Indenture with respect to any Series or Class shall terminate immediately if such Rating Agency no longer has a rating outstanding with respect to such Series or Class.

        Section 1208.    Consent to Jurisdiction.    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS INDENTURE, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS INDENTURE, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, FEDERAL EXPRESS OR SIMILAR COURIER SERVICE AT THE ADDRESS AT WHICH NOTICES ARE TO BE GIVEN, IT BEING AGREED THAT SERVICE IN SUCH MANNER SHALL CONSTITUTE VALID SERVICE UPON SUCH PARTY AND ITS SUCCESSORS AND ASSIGNS IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 1208 SHALL AFFECT THE RIGHT OF ANY SUCH PARTY OR ITS SUCCESSORS AND ASSIGNS TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

        Section 1209.    Captions.    The captions or headings in this Indenture are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Indenture.

        Section 1210.    Governing Law.    THIS INDENTURE SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        Section 1211.    No Petition.    The Indenture Trustee, on its own behalf, hereby covenants and agrees, and each Noteholder by its acquisition of a Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one year and one day after the last date on which any Note of any Series was Outstanding.

        Section 1212.    [Reserved].

        Section 1213.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY

OTHER RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

        Section 1214.    Waiver of Immunity.    To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of applicable law.

        Section 1215.    Judgment Currency.    The parties hereto (A) acknowledge that the matters contemplated by this Indenture are part of an international financing transaction and (B) hereby agree that (i) specification and payment of Dollars is of the essence, (ii) Dollars shall be the currency of account in the case of all obligations under the Related Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Related Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into Dollars), (iv) to the extent that the amount so paid on prompt conversion to Dollars under normal commercial practices does not yield the requisite amount of Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Related Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Related Documents, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of the Related Documents. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as Dollar obligations.

        Section 1216.    Assignment of Rights of Series Enhancer.    During the continuation of a Series Enhancer Default, all of the rights and privileges (but none of the duties or obligations) of the Series Enhancer hereunder or under the Related Documents shall vest in the Indenture Trustee (acting at the direction of the Control Party).

        IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Indenture to be duly executed and delivered by their respective officers duly authorized, all as of the day and year first above written.

BRL UNIVERSAL COMPRESSION FUNDING I 2002, L.P.
By:	BRL UNIVERSAL COMPRESSION MANAGEMENT 2002, INC. its general partner
By:	/s/ GREGORY C. GREENE
Name:	Gregory C. Greene
Title:	President
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, not in its individual capacity but solely as indenture trustee
By:	/s/ EDNA BARBER
Name:	Edna Barber
Title:	Assistant Vice President

Appendix A

Part I.    Rules of Usage and Definitions

        The following rules of usage shall apply to this Appendix A and the Related Documents (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein:

        (a)  The defined terms shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include any other gender.

        (b)  Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of the Indenture.

        (c)  Except as otherwise expressly provided, any definition defined herein or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

        (d)  Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.

        (e)  The headings, subheadings and table of contents used in any document are solely for convenience or reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provision thereof.

        (f)    References to any Person shall include such Person, its successors and permitted assigns and transferees.

        (g)  Except as otherwise expressly provided, reference to any agreement means such agreement as amended, restated, modified, extended or supplemented from time to time in accordance with the applicable provisions thereof and of any other Related Documents applicable thereto.

        (h)  Except as otherwise expressly provided, references to any law includes any amendment or modification to such law or restatement thereof, and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.

        (i)    When used in any document, words such as "hereunder," "hereto," "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document (including this Appendix A to the extent incorporated or referred to therein (whether or not actually attached thereto)) and not to any particular article, section, subsection, paragraph or clause thereof.

        (j)    References to "including" means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

        (k)  For the avoidance of any doubt, with respect to any defined term included in clauses (o), (p) or (r) of Section 12.1 of the Management Agreement which is defined by reference to the Senior Secured Revolving Credit Agreement, any additional defined terms used within such definition shall have the meaning set forth in the Senior Secured Revolving Credit Agreement.

        (l)    All terms used in the UCC in effect in the State of New York and not specifically defined in the Related Documents are used therein as defined in the UCC; provided, however, that references in the Related Documents to any section of the UCC shall mean, on or after the effective date of the adoption of any revision to the UCC in the applicable jurisdiction, such revised or successor section thereto.

        (m)  Except as otherwise expressly provided, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

        (n)  For any calculation respecting the aggregate Depreciated Values of Compressors or the Net Revenue from User Leases, (i) no Compressor or its Depreciated Value, and (ii) no User Lease or the Net Revenue therefrom, shall be excluded from such calculation more than once even if such Compressor or its Depreciated Value, or the User Lease or the Net Revenue therefrom, is excludable under such calculation under more than one criterion.

Part II.    Defined Terms

        ABS Lockbox Account:    means one or more of the separate bank accounts required to be established pursuant to Item 8 in Exhibit B to the Back-up Management Agreement and maintained in the name of the Indenture Trustee.

        Account Debtor:    Any "account debtor" as defined in the UCC, including, without limitation, any Person obligated to make payments pursuant to any User Lease.

        Accounts:    Any "account," as such term is defined in Section 9-102(a)(2) of the UCC, whether now owned or hereafter acquired by the Head Lessee or the Issuer.

        Act:    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture or any Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, with a copy (or if expressly required an original) to the Issuer and the Manager. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Noteholders signing such instrument or instruments.

        Additional Insured:    Has the meaning set forth in Section 5.7(b) of the Management Agreement.

        Additional Payment:    For any Rent Payment Date, the maximum amount that could be distributed (assuming that the Available Distribution Amount is sufficient to pay such amount) pursuant to Section 302(c)(13) of the Indenture (relating to the payment of Step-up Interest Payments) on the immediately succeeding Payment Date.

        Additional Universal Lenders:    This term has the meaning set forth in Section 1 of the Intercreditor Agreement.

        Adjusted Eurodollar Rate:    With respect to any unpaid Series 2002-1 Advance or Capital Contribution on any day during an Interest Accrual Period, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, obtained by dividing (i) the LIBOR Rate on such day by (ii) the decimal equivalent of 100% minus the Eurodollar Reserve Percentage on such day.

        Advance Rate:    Sixty-eight percent (68%).

        Affected Party:    Each Series 2002-1 Noteholder, Liquidity Bank, Series Enhancer, Interest Rate Hedge Provider or Deal Agent.

        Affiliate:    With respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        After-Tax or After-Tax Basis:    After deduction of the net amount of all Taxes actually required to be paid by any Person with respect to the receipt or accrual by it of an amount (including additional amounts received by reason of such amounts being paid on an After-Tax Basis) of such payment.

        Aged Equipment Ratio:    This term has the meaning given to such term in the definition of "Excess Aged Equipment Amount."

        Aggregate Appraised Value:    As of any date of determination, the sum of the Appraised Values of all Head Lessee Compressors and Head Lessor Compressors that are then classified as Eligible Compressors.

        Aggregate Certificate Balance:    As of any date of determination, an amount equal to the then unpaid balance of all Certificates then issued and outstanding.

        Aggregate Depreciated Value:    As of any date of determination, (a) the sum of the Depreciated Values of all Head Lessor Compressors and Head Lessee Compressors minus (b) the sum of the Depreciated Values of each Head Lessor Compressor or Head Lessee Compressor, as the case may be, that (i) has been subject to a Casualty Loss and that has not been repaired within sixty (60) days after such loss, or (ii) is not then an Eligible Compressor and 120 days or more have past since earlier of the date Universal obtains actual knowledge that an item of Equipment has become an Ineligible Compressor or the first date on which the Manager Report that does or should have shown such Compressor to be an Ineligible Compressor.

        Aggregate Note Principal Balance:    As of any date of determination, an amount equal to the then unpaid principal balances of all Series of Notes then Outstanding.

        Aggregate Outstanding Amount:    As of any date of determination, an amount equal to the sum of (i) the Aggregate Note Principal Balance and (ii) the Aggregate Certificate Balance.

        Aggregate Reserve Amount:    As of any Rent Payment Date or Payment Date, the sum of (i) the Maintenance Limit Amount, and (ii) the product of (w) eight and one-half (8.5), (x) one-twelfth (1/12th), (y) the Average Hedged Rate, and (z) the Aggregate Outstanding Amounts, in each case calculated after giving effect to all principal payments and capital payments actually paid on such date.

        Aggregate Series 2002-1 Note Principal Balance:    As of any date of determination, an amount equal to the sum of the Series 2002-1 Note Principal Balances of all Series 2002-1 Notes then Outstanding.

        Alternative Rate:    With respect to any unpaid Series 2002-1 Advance on any day during an Interest Accrual Period, an interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if on or before the first day of the related Interest Accrual Period, the Deal Agent shall have been notified that a Eurodollar Disruption Event has occurred and is continuing.

        Ambac:    Ambac Assurance Corporation, a stock insurance company organized and existing under the laws of the State of Wisconsin, and any successor thereto.

        Applicable Debt Margin:    With respect to each Series of Notes then Outstanding, the amount identified in the related Supplement equal to the excess of (x) the nominal interest rate (excluding Step-up Interest Payment) payable on such Series of Notes over (y) the Adjusted Eurodollar Rate or Base Rate, as the case may be, used in calculating such nominal interest rate.

        Applicable Law:    With respect to any Person, Compressor or User Lease, as the case may be, all existing laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority and judgments, decrees, injunctions, writs, or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction applicable to such Person, Compressor or User Lease, as the case may be.

        Applicable Partnership Margin:    With respect to each Certificate then outstanding, the amount identified in the Partnership Agreement equal to the excess of (x) the nominal rate used to calculate the yield on such Certificate over (y) the Adjusted Eurodollar Rate or Base Rate, as the case may be, used in calculating such nominal interest rate.

        Appraisal:    An appraisal prepared by an Eligible Appraiser in conformity with, and subject to, the requirements of the code of professional ethics and standards of professional conduct of the American Society of Appraisers with respect to one or more Compressors; provided that such Appraisal shall be dated not more than 60 days prior to the date specified in the Related Documents on which the Appraised Value is to be determined. The Appraisal shall specify value based upon the cost and income approach for the pool of all Head Lessor Compressors and Head Lessee Compressors in the aggregate and the form of any such Appraisal shall be satisfactory to the Series Enhancer.

        Appraised Value:    With respect to a Head Lessor Compressor or Head Lessee Compressor, as the case may be, an amount equal to the mathematical average of three most recent Appraisals with respect to such Head Lessor Compressor or Head Lessee Compressor.

        Asset Base:    As of any date of determination, an amount equal to the lesser of (A) the Debt Limit then in effect and (B) the Series 2002-1 Warehouse Limit.

        Asset Base Certificate: A certificate with appropriate insertions setting forth the components of the Asset Base as of the last day of the month for which such certificate is submitted, which certificate shall be in the form attached to the Management Agreement and shall be certified by an Authorized Signatory.

        Authorized Officer:    With respect to any matter, any officer of or other Person representing the Issuer, the Manager or a Noteholder, as the case may be, who is authorized to act for that party with respect to the applicable matter.

        Authorized Signatory:    Any Person designated by written notice delivered to the Indenture Trustee, the Deal Agent and any Series Enhancer as authorized to execute documents and instruments on behalf of a Person.

        Available Distribution Amount:    For any Payment Date, an amount equal to the sum (without duplication) of (i) all Head Lessor Collections received during the immediately preceding Collection Period, (ii) all amounts received by the Issuer on the related Determination Date pursuant to any Interest Rate Swap Agreement, (iii) all Manager Advances received by the Issuer on the related Determination Date and (iv) any earnings on Eligible Investments in the Transaction Accounts that were credited to such accounts during the related Collection Period and transferred to the Trust Account.

        Available Drawing Amount:    Has the meaning given to such term in the Letter of Credit.

        Available Head Lessee Collections:    For any Collection Period, an amount equal to the amount on deposit in the Head Lessee Collection Account, excluding, so long as no Head Lease Event of Default shall then be continuing, Excluded Payments and, so long as the Scheduled Deposit for the immediately preceding Collection Period has been made in full, Ineligible Collections.

        Average Hedged Rate:    As of any date of determination, an amount equal to the sum of (i) the weighted average (based on the then notional balances of all Interest Rate Swaps then in effect) interest rate per annum payable by the Issuer on all Interest Rate Swap Agreements then in effect, (ii) the weighted average (based on then unpaid principal balances of all Series of Notes then Outstanding) of the Applicable Debt Margins on all Series of Notes then Outstanding, (iii) the weighted average (based on then unpaid principal balances of all Certificates then Outstanding) of the Applicable Partnership Margin and (iv) the weighted average (based on then unpaid principal balances of all Series of Notes then Outstanding) of all Premiums payable on all Series of Notes then Outstanding and all Certificates then outstanding.

        Average Rental Rate:    For any calendar month, the quotient obtained by dividing (x) the aggregate gross rental actually billed as reflected on the operating reports of Universal at the end of each calendar month relating to the Owner Compressors or the Other UCI Compressors, as the case may be, that were actually on lease at the end of such calendar month, by (y) the aggregate number of horsepower represented by the Owner Compressors or the Other UCI Compressors, as the case may, be that were actually on lease at the end of such calendar month.

        B Rated Lessee:    Any User who as of any Concentration Measurement Date meets all of the following criteria:

  (A)
  the long term unsecured indebtedness of such User is either not rated by S&P and Moody's or rated less than "BB-" by S&P and less than "Ba3" by Moody's; and

  (B)
  the long term unsecured indebtedness of the Parent of such User is either not rated by S&P and Moody's or rated less than "BB-" by S&P and less than "Ba3" by Moody's.

        BB Rated Lessee:    Any User who as of any Concentration Measurement Date is neither a B Rated Lessee nor an Investment Grade Lessee.

        Back-up Management Agreement:    (a) The Back-up Management Agreement, dated as of December 31, 2002 among Caterpillar Inc., the Head Lessee, the Issuer and the Manager or (b) any other back-up management agreement, in form and substance reasonably acceptable to the Requisite Global Majority, among an Eligible Back-up Manager, the Manager, the Issuer and, if the Term has not expired, the Head Lessee.

        Back-up Manager:    The Person performing the duties of the Back-up Manager under the Back-up Management Agreement; initially, Caterpillar Inc.

        Back-up Manager Fee:    The amount set forth in a separate letter agreement between the Manager, the Owners and the Back-up Manager, which fee shall not exceed $300,000 per year or $25,000 per month without the consent of the Series Enhancer.

        Bank Agent:    This term has the meaning set forth in Section 1 of the Intercreditor Agreement.

        Bankruptcy Code:    The Bankruptcy Reform Act of 1978, as amended.

        Base Rate:    With respect to any unpaid Series 2002-1 Advance on any day during an Interest Accrual Period, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 3.0% per annum.

        Bills of Sale:    (a) The Bill of Sale, dated as of December 31, 2002, with respect to the Compressors conveyed by Old Lessee to the Head Lessee and (b) the Bill of Sale, dated as of December 31, 2002, with respect to the Compressors conveyed by Old Lessor to the Issuer.

        Book Entry Custodian:    The Person appointed pursuant to Section 202(g) hereof to act in accordance with a certain letter of representations agreement such person has with DTC, in which

DTC delegates its duties to maintain the Book Entry Notes to such Person and authorizes such Person to perform such duties.

        Book Entry Notes:    Each Note for so long as such Note is registered in the name of its depository or its nominee in accordance with the terms and conditions of the Indenture.

        Breakage Costs:    Any reasonable amount or amounts as shall compensate a Series 2002-1 Noteholder for any loss, cost or expense incurred by such Series 2002-1 Noteholder in connection with funding obtained by it with respect to a Series 2002-1 Advance (as reasonably determined by the Deal Agent related thereto in its sole discretion on behalf of such Series 2002-1 Noteholder) as a result of (i) the failure of the Issuer to accept funding of a Series 2002-1 Advance in accordance with a Funding Notice submitted by the Issuer or (ii) the failure of the Issuer to make a prepayment (when permitted pursuant to the Indenture) of the principal or interest for which the Issuer has delivered a notice of prepayment in accordance with the terms of any of the Indenture, the Series 2002-1 Supplement or the Note Purchase Agreement or (iii) the Issuer making a payment other than at the end of an Interest Accrual Period. Nothing contained herein shall obligate the Issuer to pay Breakage Costs with respect to any prepayment actually made by the Issuer at the expiration of an Interest Accrual Period.

        Business Day:    Any day other than a Saturday, a Sunday or a day on which banking institutions in New York City, Houston, Texas, Charlotte, North Carolina (or London, England for the purposes of determining LIBOR only), or the city in which the Corporate Trust Office of the Indenture Trustee is located, are authorized or are obligated by law, executive order or governmental decree to be closed.

        Business Entity:    Means a corporation (or, when used as an adjective, corporate), limited liability company, partnership (whether general or limited), business trust, joint stock company, unincorporated association, joint venture or other applicable business entity, whether or not having distinct legal existence, and any asset or group of assets that is or can be operated as or as part of a business unit.

        CA Indemnified Party:    Has the meaning set forth in Section 7.01 of the Contribution Agreement.

        Capital Contribution:    This term has the meaning set forth in the Partnership Agreement.

        Casualty Loss:    With respect to a Owner Compressor, the occurrence or existence of any of the following events or conditions: (a) the loss of such Owner Compressor or any substantial part thereof, or (b) the loss of the use of such Owner Compressor due to theft or disappearance for a period in excess of 45 days during the Term, or existing at the expiration or earlier termination of the Term, or (c) the destruction, damage beyond repair, or requisition of such Owner Compressor or any substantial part thereof permanently unfit for normal use for any reason whatsoever, or (d) the condemnation, confiscation, seizure, or requisition of use or title to such Owner Compressor or any substantial part thereof by any Governmental Authority under the power of eminent domain or otherwise beyond the earlier of (x) fifteen (15) days and (y) the end of the Term.

        Casualty Proceeds:    The net proceeds received by, or on behalf of, the Head Lessee or Head Lessor, as the case may be, as a result of a Casualty Loss with respect to any Head Lessor Compressor or a Head Lessee Compressor, as the case may be, whether derived from insurance payments, payments from Users of such Compressor, or otherwise.

        Certificate Balance:    Has the meaning set forth in the Partnership Agreement.

        Certificate Liquidity Agreement:    The liquidity agreement, dated as of December 31, 2002 among VFCC, the investors named therein, Wachovia Securities, Inc. and Wachovia Bank, as such agreement shall be amended, modified or supplemented from time to time in accordance with its terms.

        Certificate Partial Termination Amount:    The amount of any early termination or other unpaid amounts (excluding taxes, indemnities and similar amounts) and any interest accrued thereon then due and payable as a result of either (A) a payment of capital of the Certificates (including any redemption in whole or in part) that, after giving effect to such capital payment (including any payments of capital on the current Payment Date) causes (x) the Aggregate Certificate Balance to be less than (y) 0.50% of the current outstanding notional amount for the current Calculation Period (as defined in the related Interest Rate Hedge Agreement) of all Interest Rate Swap Agreements or (B) a reduction in the Asset Base that, after giving effect to such reduction (including any reduction on the current Payment Date), causes (x) 0.50% of the Asset Base to be less than (y) 0.50% of the current outstanding notional amount for the current Calculation Period (as defined in the related Interest Rate Hedge Agreement) of all Interest Rate Swap Agreements.

        Certificate Policy:    The financial guaranty insurance policy number AB0638BE issued by Ambac with respect to the Certificates.

        Certificateholder:    The Person in whose name a Certificate is registered.

        Certificates:    The certificates or other evidence of ownership in the Issuer held by the Preferred Limited Partners.

        Chattel Paper:    Any lease or other "chattel paper," as such term is defined in Section 9-102(a)(11) of the UCC.

        Claim:    This term has the meaning set forth in Section 25 of the Head Lease.

        Class:    With respect to any Series, all Notes having the same rights to payment and the same Final Maturity Date under the related Supplement.

        Closing:    The time at which each of the conditions precedent set forth in Article V of the Supplement shall have been duly fulfilled or satisfied.

        Closing Date:    December 31, 2002.

        Code:    The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

        Collateral:    Has the meaning set forth in the Granting Clause of the Indenture.

        Collateral Account:    The account bearing such name established pursuant to Section 7.1 of the Head Lessee Security Agreement and held in the name of the Indenture Trustee (as assignee of Head Lessor's rights to the Collateral Account) for the benefit of the Noteholders, each Interest Rate Hedge Counterparty and the Series Enhancer.

        Collection Period:    With respect to the first Payment Date, the period commencing on the Closing Date and ending on the last day of the next succeeding calendar month, and for any subsequent Payment Date, the period from the first day of the calendar month immediately preceding the month in which such Payment Date occurs through the last day of such calendar month.

        Collections:    Has the meaning set forth in Section 1 of the Intercreditor Agreement.

        Commercial Paper:    On any day, any Commercial Paper Note issued by a Series 2002-1 Noteholder for the purpose of financing or maintaining its investment in the Notes, including all such Commercial Paper Notes so issued to re-finance matured Commercial Paper Notes issued by such Series 2002-1 Noteholder that were originally issued to finance or maintain such Series 2002-1 Noteholder's investment in the Notes.

        Commercial Paper Note:    A short-term promissory note issued by a Person that has a maturity date of between 1 and 270 days after the issuance date thereof.

        Commercial Tort Claims:    All "commercial tort claims" as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 2 to the Head Lessee Security Agreement.

        Commitment Fee:    This term has the meaning set forth in Section 205(d) of the Series 2002-1 Supplement.

        Commitment Termination Date:    The earliest to occur of the following events or conditions:

            (i)  the Series 2002-1 Note Commitment Termination Date and the LP Commitment Termination Date;

          (ii)  the Aggregate Outstanding Amount on any Payment Date (determined after giving effect to any advances and/or principal payments and prepayments actually made on such Payment Date) exceeds the Asset Base on such Payment Date (determined after giving effect to any contributions actually made on such Payment Date);

          (iii)  the Issuer shall fail to pay in full when due any Commitment Fee, and such condition continues unremedied for two (2) consecutive Business Days;

          (iv)  the first date on which any of a Manager Default, an Event of Default or a Head Lease Event of Default shall have occurred and be continuing;

          (v)  the first Payment Date on which either an Overcollateralization Event or Net Revenue Event occurs; provided, however, that the Issuer shall have the right to cure any Overcollateralization Event or a Net Revenue Event within 30 Business Days after the affected Payment Date on not more than one (1) occasion for each event during each period of three hundred sixty-four (364) consecutive days (for each additional period beyond the initial 364 day period, presuming that the Series 2002-1 Note Commitment Termination Date shall have been extended for such period), the first day of which will commence on the Closing Date; and

          (vi)  Property Insurance and/or Liability Insurance that are required by the Management Agreement are not then in full force and effect.

        If any of the foregoing events or conditions occur or exist, the Commitment Termination Date shall occur unless, in addition to the Control Party, all of the Noteholders and Certificateholders have waived such event or condition.

        Compressor:    A natural gas or coalbed methane compressor equipment unit, together with any tangible components thereof, all related appliances, parts, accessories, appurtenances, accessions, additions, improvements and replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.

        Compressor Lease Revenues Adjustment:    For purposes of the calculation of Excluded Net Revenue (if any) for any Collection Period, a fraction (expressed as a percentage) the numerator of which is Net Revenue for such Collection Period and the denominator of which is Gross Compressor Lease Revenues for such Collection Period.

        Compressor Related Agreement:    Any agreement relating to (i) the Owner Compressors or (ii) the use or management of the Owner Compressors, whether in existence on any Series Issuance Date or thereafter acquired, including, but not limited to, all User Leases, the Management Agreement, the Contribution Agreement, the Head Lease and the Sale Agreement (if any).

        Compressor Sale Certificate:    A Compressor Sale Certificate, substantially in the form of Exhibit B to the Sale Agreement, executed and delivered by the Seller and the Head Lessor in accordance with the terms of the Sale Agreement.

        Compressor Termination Event:    Has the meaning set forth in Section 3.3 of the Management Agreement.

        Compressor Transfer Certificate:    A Compressor Transfer Certificate, substantially in the form of Exhibit B to the Contribution Agreement, executed and delivered by the Contributor and the Head Lessee in accordance with the terms of the Contribution Agreement.

        Concentration Measurement Date:    The last day of each March, June, September and December, commencing March 31, 2003.

        Contracts:    All contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments), arising out of or in any way related to the Compressors, the Notes or the Certificates, in or under which the Issuer may now or hereafter have any right, title or interest, including, without limitation, the Management Agreement, the Contribution Agreement, the Bills of Sale, the Sale Agreement, any Interest Rate Swap Agreements and any related agreements, security interests or UCC or other financing statements and, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

        Contributed Assets:    The Contributed Compressors and Related Assets, collectively.

        Contributed Compressor:    A Compressor contributed by the Contributor to the Head Lessee in accordance with the terms of the Contribution Agreement, including either or both, as the context may require, the Initial Contributed Assets and any Compressors contributed to the Head Lessee subsequent to the Closing Date in accordance with the provisions of Section 2.02 of the Contribution Agreement.

        Contribution Agreement:    The Contribution Agreement, dated as of December 31, 2002, between the Contributor and the Head Lessee, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

        Contribution Date:    Each date on which a Compressor is contributed by the Contributor to the Head Lessee in accordance with the terms of the Contribution Agreement. A Substitution Date shall not be classified as a Contribution Date.

        Contributor:    Initially, UCO Compression, LLC, a Delaware limited liability company; and upon the merger of UCO Compression, LLC into Universal Compression, Inc., Universal Compression, Inc., a corporation organized under the laws of the State of Texas, and its successors and permitted assigns.

        Control Agreement:    Any or all, as the context may require of, (i) the Securities Account Control Agreement, dated as of December 31, 2002, among BRL Universal Compression Funding I 2002, L.P. and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee and Securities Intermediary and (ii) the Securities Account Control Agreement among the Head Lessee, the Indenture Trustee and the Securities Intermediary, each of which shall be substantially in the form of Exhibit C to the Indenture.

        Control Party:    (a) With respect to the Series 2002-1 Notes, this term shall mean (x) the Series Enhancer for so long as no Series Enhancer Default is continuing and (y) at all other times, Majority of Holders of the Series 2002-1 Notes then Outstanding, and (b) with respect to each other Series of Notes, this term shall have the meaning set forth in Section 402 of the related Supplement.

        Copyright Licenses:    Any and all agreements providing for the granting of any right in or to Copyrights (whether the Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 3 to the Head Lessee Security Agreement and all renewals and extensions thereof.

        Copyrights:    All United States, state and foreign copyrights, all mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world, all registrations and applications therefor including, without limitation, the applications referred to in Schedule 4 to the Head Lessee Security Agreement, all rights and privileges corresponding thereto throughout the world, all extensions, continuations, reissues and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages, and proceeds of suit.

        Corporate Trust Office:    The principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office shall initially be located at MAC N9311-161, Sixth Street and Marquette Avenue, Minneapolis, MN 55479.

        Corporate Trust Officer:    Any Treasurer, Assistant Treasurer, Assistant Trust Officer, Trust Officer, Assistant Vice President, Vice President or Senior Vice President of the Indenture Trustee or any other officer who customarily performs functions similar to those performed by the Persons who at the time shall be such officers to whom any corporate trust matter is referred because of their knowledge of and familiarity with the particular subject.

        Credit and Collection Policy:    The credit and collection policy of Universal initially specified in Exhibit C to the Management Agreement and subsequently reported in accordance with the terms of the Management Agreement.

        Deal Agent:    Wachovia Securities, Inc.

        Debt:    With respect to the Manager or the Head Lessee, as defined in the Senior Secured Revolving Credit Agreement as in effect on the Closing Date.

        Debt Limit:    As of any date of determination, an amount equal to the sum of (1) the amount of funds and Eligible Investments then on deposit in the Collateral Account and (2) the product of (x) the Advance Rate, and (y) the excess of (a) the then Aggregate Depreciated Value over (b) the Excluded Depreciated Value.

        Default Interest:    The incremental interest specified in the related Supplement payable by the Issuer resulting from (i) the failure of the Issuer to pay when due any principal or interest of the Notes of the related Series or (ii) the occurrence of an Event of Default.

        Deficiency Amount:    With respect to any Series or the Certificates, as the case may be, one of the following amounts: (a) for any Payment Date, any shortfall in the aggregate amount available in the Trust Account, the related Series Account or any other amounts available under the Indenture or the related Supplement to pay (i) in the case of any Series, the Interest Payment for such Series (excluding any Step-up Interest Payments) or (ii) in the case of the Certificates, the Limited Partner Preferred Return, in each case due and payable on such Payment Date, and (b) on the Series 2002-1 Final Maturity Date, any shortfall in the aggregate amount available in the Trust Account, the related Series Account or any other amounts available under the Indenture or the related Supplement to pay (i) in the case of any Series, the then unpaid principal balance of, and accrued interest on, such Series or (ii) in the case of the Certificates, the accrued and unpaid Limited Partner Preferred Return and the unpaid Partnership Preferred Capital Payments.

        Definitive Note:    A Note issued in definitive form pursuant to the terms and conditions of Section 202 of the Indenture.

        Deposit Account:    Has the meaning set forth in Article 9 of the UCC.

        Depositary:    The Depository Trust Company until a successor depositary shall have become such pursuant to the applicable provisions of the Indenture and thereafter "Depositary" shall mean or include each Person who is then a Depositary thereunder. For purposes of the Indenture, unless otherwise specified pursuant to Section 202 of the Indenture, any successor Depositary shall, at the time of its designation and at all times while it serves as Depositary, be a clearing agency registered under the Exchange Act, and any other applicable statute or regulation.

        Depositary Participants:    A broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book-entry transfers and pledges of securities deposited with the Depositary.

        Depreciation Life:    The number of Payment Dates between the Closing Date (or, if a Head Lessor Compressor or a Head Lessee Compressor, as the case may be, is acquired after the Closing Date, the Contribution Date, Sale Date or Substitution Date, as applicable) and the Depreciation Life End Date.

        Depreciation Life End Date:    20 years from the Closing Date, or such later date that has been consented to by the Series Enhancer and the Series 2002-1 Noteholders.

        Depreciated Value:    For any Head Lessor Compressor or Head Lessee Compressor, as the case may be, as of any Payment Date, one of the following amounts: (i) on the Closing Date (with respect to the Head Lessor Compressors and Head Lessee Compressors as of the Closing Date) or on the Contribution Date, Sale Date or Substitution Date, as applicable (with respect to Head Lessor Compressors and Head Lessee Compressors that have been acquired after the Closing Date), the then Appraised Value (or, if permitted pursuant to the provisions of Section 502(g) of the Series 2002-1 Supplement, the book value of such subsequently acquired Head Lessor Compressor or Head Lessee Compressor); and (ii) on any subsequent Payment Date, the excess of (x) the Appraised Value (or book value, as the case may be) over (y) the product of (A) the Appraised Value (or book value, as the case may be) and (B) the fraction (expressed as a percentage) the numerator of which is the number of payments between the Closing Date (or if a compressor is acquired after the Closing Date, the Contribution Date, Sale Date or Substitution Date, as applicable) and the current Payment Date and the denominator of which is the Depreciation Life.

        Determination Date:    The third (3rd) Business Day prior to any Payment Date.

        Documents:    Any "documents," as such term is defined in Section 9-102(a)(30) of the UCC.

        Dollars:    United States Dollars.

        Domestic Contract Compression Business:    means (i) with respect to Universal and its Subsidiaries, the natural gas compression rental business of Universal and its Subsidiaries in the United States of America and (ii) with respect to the Head Lessor, the natural gas compression rental business of the Head Lessor.

        Drawing Certificate:    Has the meaning set forth in the Letter of Credit.

        DTC:    The Depository Trust Company.

        EBITDAR:    Has the meaning set forth in the Senior Secured Revolving Credit Agreement.

        Effective Date:    For any Lease Supplement, the Effective Date specified therein.

        Eligible Account:    Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States or any of the states thereof, including the District of Columbia (or any domestic branch of a foreign bank), and acting as a trustee for funds deposited in such account, so long as the senior securities of such depository institution shall have a credit rating from each Rating Agency in one of its generic credit rating categories no lower than "A3"or "A-", as the case may be, or (c) any account held with the Indenture Trustee provided that the institution then acting as Indenture Trustee is an Eligible Institution.

        Eligible Appraiser:    An appraiser reasonably acceptable to the Control Party, Universal and the Rating Agencies which is independent with respect to Universal and its Affiliates within the meaning of the code of professional ethics of the American Society of Appraisers. On the Closing Date, American Appraisal, Valuation Research and Marshall and Stevens are Eligible Appraisers.

        Eligible Back-up Manager:    Caterpillar, Inc. or any other Person acceptable to the Requisite Global Majority to fulfill the duties of the Back-up Manager pursuant to the Related Documents.

        Eligible Bank:    A banking institution capable of issuing an Eligible Letter of Credit the short-term debt rating of which is "A-1" from S&P and "P-1" from Moody's and long-term debt rating of which is "A" from S&P and "A2" from Moody's or higher or such other banking, financial or similar institution acceptable to the Control Party.

        Eligible Compressor:    As of any date of determination (or, in the cases of clauses (viii), (ix), (xiv) and (xvi), solely as of the dates set forth therein), a Head Lessor Compressor or a Head Lessee Compressor:

            (i)  which is located at all times within the United States of America;

          (ii)  which is not considered a fixture under the Applicable Law of the jurisdiction in which such Head Lessor Compressor or Head Lessee Compressor, as the case may be, is then located;

          (iii)  which bears (or, within ninety (90) days of the Closing Date or ninety (90) days after the related Contribution Date or Substitution Date, as the case may be, will bear) a sticker or other clearly visible marker identifying the owner thereof and the Lien of the Indenture Trustee therein (such sticker to be approved from time to time by the Control Party, as necessary to comply with Applicable Law);

          (iv)  which is designed for, and in suitable operating condition for, use in natural gas and coalbed methane activities;

          (v)  which is maintained in accordance with a schedule and to a standard that is not less than the higher of (x) the schedule and maintenance standards suggested by the manufacturer of such Compressor (and in any event sufficient to maintain in full force and effect any applicable manufacturer's warranties) and (y) the schedule and maintenance standards applicable to the Other UCI Compressors (taken as a whole);

          (vi)  which is subject to insurance coverage that complies with the terms of the Related Documents and which is in full force and effect;

        (vii)  which is not subject to any Lien other than Permitted Encumbrances;

        (viii)  which on the Closing Date (with respect to the Head Lessor Compressors and Head Lessee Compressors in place on such date) or the subsequent related Contribution Date or Sale Date (with respect to the Head Lessor Compressors and Head Lessee Compressors acquired after the Closing Date), did not cause the Head Lessor Compressors and the Head Lessee Compressors, sold or contributed on such date, to have an aggregate Weighted Average Age in excess of the lesser of (x) the Weighted Average Age of UCI's entire domestic managed fleet and (y) 10 years;

          (ix)  which on the Closing Date (with respect to the Head Lessor Compressors and Head Lessee Compressors in place on such date) or the subsequent related Contribution Date or Sale Date (with respect to the Head Lessor Compressors and Head Lessee Compressors acquired or contributed after the Closing Date), taken together with all other Eligible Compressors on such date, has a remaining average economic useful life equal to, or greater than, the length of the time from such Closing Date, Contribution Date or Sale Date (as applicable) to the date that is twenty-one years after the Closing Date;

          (x)  which, on the related Contribution Date or Sale Date did not increase any Excess 99 hp Amount, Excess 299 hp Amount, Excess 599 hp Amount or Excess 999 hp Amount then in existence;

          (xi)  which on the related Contribution Date or Sale Date when considered with all other Eligible Compressors transferred on such Contribution Date or Sale Date would not result in any Excess B Rated Lessee Concentration Amount, Excess BB Rated Amount or Excess Investment Grade Lessee Concentration Amount (assuming for purposes of this clause that such calculations are made solely with respect to the Eligible Compressors transferred on such Contribution Date or Sale Date);

        (xii)  which on the related Contribution Date or Sale Date when considered with all other Eligible Compressors transferred on such Contribution Date or Sale Date, would not result in any Excess Top 3 Lessee Concentration Amount (assuming for purposes of this clause that such calculations with respect to the transferred Compressors are made solely with respect to the Eligible Compressors transferred on such Contribution Date or Sale Date);

        (xiii)  which has more than sixty (60) horsepower;

        (xiv)  which on the Closing Date (with respect to the Head Lessor Compressors and Head Lessee Compressors in place on such date), taken together with all other Eligible Compressors to be contributed or sold on such date, will not cause the percentage (on a weighted average basis) of Compressors that have 1,000 horsepower or more to be less than twenty-five percent (25%) of the Eligible Compressors;

        (xv)  if, prior to a Contribution Date or Sale Date after the Closing Date, the percentage (on a weighted average basis) of Eligible Compressors that have 1,000 horsepower or more is less than 25% of all Eligible Compressors, such Compressor will not, taken together with all other Eligible Compressors, cause the percentage (on a weighted average basis) of 1,000 horsepower or greater Eligible Compressors to decline;

        (xvi)  which on the Closing Date (with respect to the Head Lessor Compressors and the Head Lessee Compressors in place on such date), taken together with all other Eligible Compressors on such date, will not cause the percentage by age (expressed in horsepower years) of Eligible Compressors that are more than twenty (20) years old to be more than twenty percent (20%) of the Owner Compressors (also by age expressed in horsepower years); and

      (xvii)  which on a Contribution Date or a Sale Date after the Closing Date (with respect to Head Lessor Compressors and the Head Lessee Compressors acquired or contributed on such Contribution Date or Sale Date), taken together with all other Eligible Compressors, will not cause the percentage by age (expressed in horsepower years) of Eligible Compressors that are more than twenty (20) years old to be more than twenty percent (20%) of the Owner Compressors (also by age expressed in horsepower years).

        Eligible Institution:    Any one or more of the following institutions: (i) the corporate trust department of the Indenture Trustee, or (ii) a depositary institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (a) which has both (x) a long-term unsecured senior debt rating of not less than "A" by Standard & Poor's Ratings Group and "A2" by Moody's Investors Service, Inc., and (y) a

short-term unsecured senior debt rating rated in the highest rating category by each Rating Agency and (b) whose deposits are insured by the Federal Deposit Insurance Corporation.

        Eligible Interest Rate Hedge Counterparty:    At the time of execution and delivery of the related Interest Rate Swap Agreements, (A) any bank or other financial institution or any party providing credit support on such Person's behalf which has both (x) a long-term unsecured debt rating of at least "A" from S&P and "A2" from Moody's and (y) a short-term unsecured debt rating of "A-1" from S&P and "P-1" from Moody's or (B) any bank or other financial institution or any party providing credit support on such Person's behalf which is otherwise acceptable to each Series Enhancer and such notification of such other bank is given to the Rating Agencies.

        Eligible Investments:    One or more of the following:

            (i)  direct obligations of, and obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

          (ii)  certificates of deposit and bankers' acceptances (which shall each have an original maturity of not more than 6 months) of any United States depository institution or trust company incorporated under the laws of the United States or any State and subject to supervision and examination by federal and/or State authorities, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated "AA-" (or its equivalent) or better by the Rating Agencies, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category;

          (iii)  commercial paper (having original maturities of not more than 180 days) of any corporation (other than the Issuer), incorporated under the laws of the United States or any State thereof which on the date of acquisition has been rated by each Rating Agency in the highest short-term unsecured commercial paper rating category;

          (iv)  any U.S. dollar denominated money market fund having assets in excess of $100,000,000 that has been rated by each Rating Agency in its highest rating category (including any designations of "plus" or "minus") or that invests solely in Eligible Investments;

          (v)  eurodollar deposits (which shall each have an original maturity of not more than 6 months) of any depository institution or trust company, provided that the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated "AA-" (or its equivalent) by the Rating Agencies, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category;

          (vi)  repurchase obligations with a term not to exceed 90 days with respect to any security described in clause (i) above and entered into with a depository institution or trust company (acting as a principal) rated "AA-" or higher by the Rating Agencies; provided, however, that collateral transferred pursuant to such repurchase obligation must (A) be valued weekly at current market price plus accrued interest, (B) pursuant to such valuation, equal, at all times, 105% of the cash transferred by the Indenture Trustee in exchange for such collateral and (C) be delivered to the Indenture Trustee or, if the Indenture Trustee is supplying the collateral, an agent for the Indenture Trustee, in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities; and

        (vii)  other obligations or securities that are acceptable to the related Series Enhancers and each Rating Agency as an Eligible Investment hereunder and will not result in a reduction or withdrawal in the then current rating of the Notes as evidenced by a letter to such effect from each Rating Agency and the related Series Enhancers.

Each of the Eligible Investments may be purchased by or through an Affiliate of the Indenture Trustee. Eligible Investments purchased with funds from the Collateral Account shall be subject to the following additional criteria (i) such Eligible Investments must earn interest based on a floating rate of interest, (ii) such Eligible Investments must be rated "AAA" (or its equivalent) by the Rating Agencies and (iii) must mature no later than the Termination Date.

        Eligible Lease:    A User Lease with respect to any Head Lessor Compressor or Head Lessee Compressor:

            (i)  which by its terms, is either (x) during the initial stated base term thereof, an absolute, irrevocable, noncancelable and unconditional obligation of the related User (subject only to setoff or cancellation for the failure of the lessor thereunder to meet performance guarantees or maintain run time for the related Compressors that are set forth in such User Lease, or otherwise permitted within this definition) to pay a specified dollar amount to the lessor thereunder (or its assigns) during the initial stated base term thereof, or (y) after the initial stated base term thereof, a month-to-month absolute obligation of the related User (subject only to set off for failure by the lessor under such User Lease to maintain the Compressors in accordance with the User Lease, or otherwise permitted within this definition) to pay the specified monthly rental for each month during which the related Compressors have not been returned to the lessor thereunder or its designee in accordance with the terms of the User Lease;

          (ii)  which by its terms, does not (x) prohibit one or more assignments of the lessor's rights thereunder, or (y) require notice to or the consent of the related User or, if notice to or the consent of the related User is required, such notice has been given or consent has been obtained; provided, however, that if on or after the Closing Date, such prohibition or notice to or consent requirement is contained in an existing User Lease form with a User (and in which case (i) UCI has determined that it would not be commercially reasonable to negotiate a new form or (ii) the user has refused to modify such term), these criteria shall not apply to such existing User Lease form;

          (iii)  which by its terms, prohibits setoff (other than for failure by the lessor thereunder to meet performance guarantees or maintain run time for the related Compressors that are set forth in such User Lease); provided, however, that if such prohibition is not adequately contained (either by its express terms or by silence) in an existing User Lease form with a User (and in which case (i) UCI has determined that it would not be commercially reasonable to negotiate a new form or (ii) the User has refused to modify such term), these criteria shall not apply to such existing User Lease form;

          (iv)  which provides for payment from the User in Dollars;

          (v)  for which the related User is not (x) a Universal Party or an Affiliate of any other party to the Related Documents, or (y) a Governmental Authority;

          (vi)  which represents the legal, valid and binding obligation of the User thereunder, enforceable against such User in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws related to or affecting creditors rights generally and to general equitable principles);

        (vii)  which, if entered into after the Closing Date, was duly executed by parties having the capacity to do so (except for rate increase notices which will only be executed by Head Lessor, Head Lessee or Manager);

        (viii)  which, if entered into after the Closing Date, complies with at least one of these statements:

            (A)  is in the form, or is substantially in the form, attached as Exhibit D to the Contribution Agreement, with such amendments or modifications thereto as are commercially reasonable under the circumstances;

            (B)  if the related User has sufficient market power or presence to require use of its own lease form, is documented on a lease form required by such User with such amendments or modifications thereto as the parties may agree (but only if the Head Lessor, Head Lessee or Manager has determined that it would not be commercially reasonable to negotiate a new form);

            (C)  if the related User has an ongoing business relationship with Universal, was documented on a lease form previously used prior to the Closing Date (but only if the Head Lessor, Head Lessee or Manager has determined that it would not be commercially reasonable to negotiate a new form);

          (ix)  for which schedule A to such User Lease has been (or, within thirty (30) days after the related Contribution Date or Substitution Date, as the case may be, will be) stamped, marked or otherwise notated so as to indicate the Lien of the Indenture Trustee in such User Lease such stamp/notice to be approved from time to time by the Control Party, as is necessary to comply with Applicable Law;

          (x)  which, if entered into after the Closing Date and consists of a master contract and one or more schedules issued pursuant to the terms of such master contract, specifically identifies the master lease agreement pursuant to which such User Lease was issued;

          (xi)  for which, if entered into after the Closing Date, there exists not more than two (2) originally executed counterparts, one of which is in the possession of the lessor (or its assignee) and the other is in the possession of the related User; and

        (xii)  which, if entered into after the Closing Date, does not bear any handwritten alterations or revisions to the terms, conditions or provisions of such User Lease, unless each such alteration or revision is accompanied by written evidence of the assent of the lessor and such User to such alteration or revision.

        Eligible Letter of Credit:    Any irrevocable, transferable, unconditional standby letter of credit (a) issued by an Eligible Bank for the benefit of the Indenture Trustee, (b) having a stated expiration date of not earlier than February 20, 2013 or permitting drawing thereon prior to non-renewal, (c) that may be drawn upon at the principal offices of the Eligible Bank as the same shall be designated from time to time by notice to the Indenture Trustee pursuant to the terms of such letter of credit, (d) which is payable in Dollars in immediately available funds in an amount of not less than the Available Drawing Amount, (e) that is governed by the Uniform Customs and Practice Documentary credits (1998 Revision), International Chamber of Commerce Publication No. 500 (the UCP), and any amendments or revisions thereto, except for waivers with respect to (A) the time periods in Articles 13(b) and 14(d)(i) of the UCP, (B) the application of Article 17 of the UCP and (C) an provisions of Article 48 of the UCP invalidating transfers made in accordance with clause (g) below, and, to the extent not governed thereby, the laws of the State of New York, except for waiver of Section 5-112 of the New York Uniform Commercial Code, (f) that may be transferred by the Indenture Trustee, without a fee payable by the Indenture Trustee and without the consent of the Issuing Bank, to any replacement Indenture Trustee appointed in accordance with the terms of the Indenture, and (g) that otherwise contains terms and conditions that are reasonably acceptable to the Control Party.

        Employee Benefit Plan:    An "employee benefit plan" as defined in Section 3(3) of ERISA or a "Plan" within the meaning of Section 4975(e)(1) of the Code.

        Enhancement Agreement:    (i) with respect to the Series 2002-1 Notes, the Insurance Agreement, and (ii) with respect to any other Series of Notes, any agreement, instrument or document governing the terms of any Series Enhancement or pursuant to which any Series Enhancement is issued or outstanding.

        Entitled Party:    The Deal Agent, the Indenture Trustee, the Noteholders, the Certificateholders, the Issuer, the Series Enhancer, any Letter of Credit Bank, any Interest Rate Hedge Provider, and the respective permitted successors and assigns of the foregoing.

        Entitlement Order:    This term has the meaning set forth in Section 8-102(a)(8) of the UCC.

        Equipment:    Any "equipment," as such term is defined in Section 9-102(a)(33) of the UCC.

        ERISA:    The Employee Retirement Income Security Act of 1974, as amended.

        Eurodollar Disruption Event:    The existence of any of the following events or conditions: (a) a determination by a Series 2002-1 Noteholder, the Certificateholder, the Liquidity Bank (or any of its assignees or participants) or the Deal Agent that it would be contrary to law (on any of its assignees or participants) or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain any Series 2002-1 Advance or Capital Contribution for such Interest Accrual Period, (b) a determination by a Series 2002-1 Noteholder, a Certificateholder, the Liquidity Bank (or any of its assignees or participants) or the Deal Agent that the rate at which deposits of Dollars are being offered to such lender in the London interbank market does not accurately reflect the cost to such Series 2002-1 Noteholder or a Certificateholder or the Liquidity Bank (or any of its assignees or participants) of making, funding or maintaining any Series 2002-1 Advance or a Capital Contribution for such Interest Accrual Period, (c) the inability of a Series 2002-1 Noteholder or a Certificateholder or the Liquidity Bank (or any of its assignees or participants) to obtain Dollars in the London interbank market to make, fund or maintain any Series 2002-1 Advance or a Capital Contribution for such Interest Accrual Period or (d) any Liquidity Bank shall have notified the Deal Agent of the inability, for any reason, of such Liquidity Bank or any of its assignees or participants to determine the Adjusted Eurodollar Rate.

        Eurodollar Reserve Percentage:    With respect to any unpaid Series 2002-1 Advance or a Capital Contributor for any day in any Interest Accrual Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable), the reserve percentage applicable on such day under regulations issued from time to time by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Wachovia Bank, with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board, as in effect from time to time) and having a term equal to such Interest Accrual Period.

        Event of Default:    The occurrence and continuance beyond any applicable notice and cure period of any of the events or conditions set forth in Section 801 of the Indenture.

        Event of Loss:    See Casualty Loss.

        Excess 99 hp Amount:    An amount equal to the excess of (x) the sum of the Depreciated Values (measured as of the last day of a Collection Period) of each Eligible Compressor having 61 or more horsepower but not more than 99 horsepower, over (y) the product of (i) fifteen percent (15%) and

(ii) the Aggregate Depreciated Value measured as of the last day of such Collection Period, which such excess has not been cured on or prior to the expiration of the one hundred twenty (120) day period commencing on the earlier to occur of (A) the date on which an officer of Universal obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount will not be used in the calculation of Debt Limit until expiration of the cure period set forth above.

        Excess 299 hp Amount:    An amount equal to the excess of (x) the sum of the Depreciated Values (measured as of the last day of a Collection Period) of each Eligible Compressor having 100 or more horsepower but not more than 299 horsepower, over (y) the product of (i) twenty-five percent (25%) and (ii) the Aggregate Depreciated Value measured as of the last day of such Collection Period, which such excess has not been cured on or prior to the expiration of the one hundred twenty (120) day period commencing on the earlier to occur of (A) the date on which an officer of Universal obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount will not be used in the calculation of Debt Limit until expiration of the cure period set forth above.

        Excess 599 hp Amount:    An amount equal to the excess of (x) the sum of the Depreciated Values (measured as of the last day of a Collection Period) of each Eligible Compressor having 300 or more horsepower but not more than 599 horsepower, over (y) the product of (i) thirty percent (30%) and (ii) the Aggregate Depreciated Value measured as of the last day of such Collection Period, which such excess has not been cured on or prior to the expiration of the one hundred twenty (120) day period commencing on the earlier to occur of (A) the date on which an officer of Universal obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount will not be used in the calculation of Debt Limit until expiration of the cure period set forth above.

        Excess 999 hp Amount:    An amount equal to the excess of (x) the sum of the Depreciated Values (measured as of the last day of a Collection Period) of each Eligible Compressor having 600 or more horsepower but not more than 999 horsepower, over (y) the product of (i) forty percent (40%) and (ii) the Aggregate Depreciated Value measured as of the last day of such Collection Period, which such excess has not been cured on or prior to the expiration of the one hundred twenty (120) day period commencing on the earlier to occur of (A) the date on which an officer of Universal obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount will not be used in the calculation of Debt Limit until expiration of the cure period set forth above.

        Excess Aged Equipment Amount:    As of any Contribution Date or Payment Date, as the case may be, one of the following amounts:

          (1)  if the then Three Month Aging Ratio is equal to or less than six percent (6%), none; or

          (2)  if (x) the Three Month Aging Ratio exceeds six percent (6%) and (y) such condition continues unremedied for thirty (30) days after the earlier to occur (A) the date on which an Officer of Universal obtains actual knowledge of the existence of such condition and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed, then an amount equal to the sum of Depreciated Values of each Eligible Compressor that was subject to the terms of a Lease for which any rental payment (or portion thereof representing not less than five percent (5%) of the originally invoiced rental amount) remained unpaid for one hundred twenty (120) days or more after the billing date for such rental payment.

In this regard, the "Three Month Aging Ratio" means, as of any date of determination, the mathematical average of the Aged Equipment Ratios as of the last day of the three (3) immediately preceding Collection Periods. In this addition, the "Aged Equipment Ratio" means, as of the last day of any Collection Period, a fraction (expressed as a percentage) the numerator of which is equal to (1) the excess of (A) the sum of all rent receivables relating to all Eligible Compressors that as of the last day of such Collection Period were outstanding for one hundred twenty (120) or more days after the billing date for such rental payment, over (B) the sum of all such delinquent amounts that represent less than five percent (5%) of the originally invoiced rental amount and the denominator of which is equal to the sum of all rent billed with respect to all Eligible Compressors in such Collection Period and the eleven immediately preceding Collection Periods.

        Excess B Rated Lessee Concentration Amount:    An amount (measured as of each Concentration Measurement Date) equal to the sum for all affected B Rated Lessees of the excess of (1) the sum of the Depreciated Values (measured as of a Concentration Measurement Date) of each Eligible Compressors then on lease to any single B Rated Lessee, over (2) the product of (i) seven and one-half percent (7.5%) and (ii) the Aggregate Depreciated Value (measured as of such Concentration Measurement Date), which such sum has not been cured on or prior to the expiration of the ninety (90) day period commencing on the earlier to occur of (A) the date on which an officer of Universal obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount (i) will not be used in the calculation of Debt Limit until expiration of the cure period set forth above and (ii) upon expiration of such cure period, will be used in the calculation of the Debt Limit until the earlier to occur of (x) the next succeeding Concentration Measurement Date or (y) the date on which and Officer of the Manager delivers a certificate indicating that such condition has been remedied.

        Excess BB Rated Lessee Concentration Amount:    An amount (measured as of each Concentration Measurement Date) equal to the sum for all affected BB Rated Lessees the excess of (1) the sum of the Depreciated Values (measured as of a Concentration Measurement Date) of each Eligible Compressors then on lease to any single BB Rated Lessee, over (2) the product of (i) fifteen percent (15%) and (ii) the Aggregate Depreciated Value (measured as of such Concentration Measurement Date), which such sum has not been cured on or prior to the expiration of the ninety (90) day period commencing on the earlier to occur of (A) the date on which an officer of Universal obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount will not be used in the calculation of Debt Limit until expiration of the cure period set forth above and (ii) upon expiration of such cure period, will be used in the calculation of the Debt Limit until the earlier to occur of (x) the next succeeding Concentration Measurement Date or (y) the date on which and Officer of the Manager delivers a certificate indicating that such condition has been remedied.

        Excess Investment Grade Lessee Concentration Amount:    An amount (measured as of each Concentration Measurement Date) equal to the sum for all affected Investment Grade Rated Lessees the excess of (1) the sum of the Depreciated Values (measured as of a Concentration Measurement Date) of each Eligible Compressors then on lease to any single Investment Grade Rated Lessee, over (2) the product of (i) twenty percent (20%) and (ii) the Aggregate Depreciated Value (measured as of such Concentration Measurement Date), which such sum has not been cured on or prior the expiration of the ninety (90) day period commencing on the earlier to occur of (A) the date on which an officer of Universal obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount will not be used in the calculation of Debt Limit until expiration of the cure period set forth above and (ii) upon expiration of such cure period, will be used in the calculation of the Debt Limit until the earlier to occur of (x) the next succeeding Concentration Measurement Date or (y) the date on which and Officer of the Manager delivers a certificate indicating that such condition has been remedied.

        Excess Operations Expense:    Has the meaning given such term within the definition of "Operations Fee".

        Excess S&A Expenses:    Has the meaning given such term within the definition of "S&A Fee".

        Excess Top 3 Lessee Concentration Amount:    An amount (measured as of each Concentration Measurement Date) equal to the excess of (1) the sum of the Depreciated Values (measured as of a Concentration Measurement Date) of each Eligible Compressor then on lease to the Top 3 Lessees, over (2) the product of (i) thirty-five percent (35%) and (ii) the Aggregate Depreciated Value (measured as of such Concentration Measurement Date), which such sum has not been cured on or prior to the expiration of the ninety (90) day period commencing on the earlier to occur of (A) the date on which an officer of Universal obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount (i) will not be used in the calculation of Debt Limit until expiration of the cure period set forth above and (ii) upon expiration of such cure period, will be used in the calculation of the Debt Limit until the earlier to occur of (x) the next succeeding Concentration Measurement Date or (y) the date on which an officer of the Manager delivers a certificate indicating that such condition has been remedied.

        Exchange Act:    The Securities Exchange Act of 1934, as amended.

        Excluded Depreciated Value:    For purposes of calculating the Debt Limit, the sum of the Excess 99 hp Amount, the Excess 299 hp Amount, the Excess 599 hp Amount, the Excess 999 hp Amount, the Excess Investment Grade Lessee Concentration Amount, the Excess BB Rated Concentration Amount, the Excess B Rated Concentration Amount, the Excess Top 3 Lessee Concentration Amount and the Excess Aged Equipment Amount. An Eligible Compressor or, if such Eligible Compressor is then on lease, its related User shall be included in only one of the foregoing categories for purposes of determining the Excluded Depreciated Value.

        Excluded Net Revenues:    For purposes of calculating the Asset Base as of any Payment Date, an amount equal to the sum of the following:

          (A)  the product of (w) Compressor Lease Revenues Adjustment, (x) the aggregate collected rental payments for the immediately preceding Collection Period for all Eligible Compressors that have 61 or more horsepower but not more than 99 horsepower, and (y) a fraction, the numerator of which is the Excess 99 hp Amount for such Payment Date, and the denominator of which the sum of the Depreciated Values of all Eligible Compressors having 61 or more horsepower but not more than 99 horsepower;

          (B)  the product of (w) Compressor Lease Revenues Adjustment, (x) the aggregate collected rental payments for the immediately preceding Collection Period for all Eligible Compressors that have 99 or more horsepower but not more than 299 horsepower, and (y) a fraction, the numerator of which is the Excess 299 hp Amount for such Payment Date, and the denominator of which is the sum of the Depreciated Values of all Eligible Compressors having 100 or more horsepower but not more than 299 horsepower;

          (C)  the product of (w) Compressor Lease Revenues Adjustment, (x) the aggregate collected rental payments for the immediately preceding Collection Period for all Eligible Compressors that have 300 or more horsepower but not more than 599 horsepower, and (y) a fraction, the numerator of which is the Excess 599 hp Amount for such Payment Date and the denominator of which is the sum of the Depreciated Values of all Eligible Compressors having 300 or more horsepower but not more than 599 horsepower;

          (D)  the product of (w) Compressor Lease Revenues Adjustment, (x) the aggregate collected rental payments for the immediately preceding Collection Period for all Eligible Compressors that have 600 or more horsepower but not more than 999 horsepower, and (y) a fraction, the numerator of which is the Excess 999 hp Amount for such Payment Date and the denominator of which is the sum of the Depreciated Values of all Eligible Compressors having 600 or more horsepower but not more than 999 horsepower;

          (E)  the product of (w) Compressor Lease Revenues Adjustment, (x) the aggregate collected rental payments for the immediately preceding Collection Period for all Eligible Compressors then on lease to an Investment Grade Lessee, and (y) a fraction, the numerator of which is the Excess Investment Grade Lessee Concentration Amount for such Payment Date and the denominator of which is the sum of the Depreciated Values of all Eligible Compressors then on lease to an Investment Grade Lessee;

          (F)  the product of (w) Compressor Lease Revenues Adjustment, (x) the aggregate collected rental payments for the immediately preceding Collection Period for all Eligible Compressors then on lease to a BB Rated Lessee and (y) a fraction, the numerator of which is the Excess BB Rated Concentration Amount for such Payment Date and the denominator of which is the sum of the Depreciated Values of all Eligible Compressors then on lease to a BB Rated Lessee;

          (G)  the product of (w) Compressor Lease Revenues Adjustment, (x) the aggregate collected rental payments for the immediately preceding Collection Period for all Eligible Compressors then on lease to a B Rated Lessee, and (y) a fraction, the numerator of which is the Excess B Rated Concentration Amount for such Payment Date and the denominator of which is the sum of the Depreciated Values of all Eligible Compressors then on lease to a BB Rated Lessee;

          (H)  the product of (w) Compressor Lease Revenues Adjustment, (x) the aggregate collected rental payments for the immediately preceding Collection Period for all Eligible Compressors and (y) a fraction, the numerator of which is the Excess Aged Equipment and the denominator of which is the Aggregate Depreciated Value; and

          (I)  the product of (w) the Compressor Lease Revenues Adjustment, (x) the aggregate collected rental payments for the immediately preceding Collection Period of all Eligible Compressors then on lease to the Top 3 Lessees, and (y) a fraction, the numerator of which is equal to the Excess Top 3 Lessee Concentration Amount for such Payment Date and the denominator of which is the sum of the Depreciated Values of all Eligible Compressors then on lease to the Top 3 Lessees.

        Excluded Payments:    Any payments received from a User in connection with any use fees, taxes, fees or other charges imposed by any Governmental Authority or any indemnity payments made by a User pursuant to the terms of the related User Lease.

        Existing Commitment:    With respect to any Series, the aggregate Initial Commitments of all Noteholders of such Series of Notes, as reduced from time to time in accordance with the related Supplement.

        Expected Final Payment Date:    With respect to any Series, the date on which the principal balance of the Notes which are Outstanding of such Series are expected to be paid in full. The Expected Final Payment Date for a Series shall be set forth in the related Supplement.

        Fair Market Sales Value:    With respect to the Compressor, an amount equal in amount to, the value which would be obtained in an arm's length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell the Compressor.

        Federal Funds Rate:    For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by Wachovia Bank (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of Wachovia Bank, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

        Federal Reserve Board:    The Board of Governors of the Federal Reserve System or any successor thereto.

        Final Maturity Date:    With respect to any Series, the date set forth in the related Supplement on which the then unpaid principal balance of, and accrued interest on, the Notes of such Series will be due and payable.

        Finance Lease:    A lease which satisfies the criteria for classification as a capital lease pursuant to GAAP, including Financing Accounting Standards Board Statement No. 13, as amended.

        Financial Assets:    Any "financial asset," as such term is defined in Section 8-102(9) of the UCC.

        Funding Notice:    Has the meaning set forth in Section 2.1(b) of the Note Purchase Agreement.

        GAAP:    Generally accepted accounting principles as in effect from time to time in the United States.

        General Intangibles:    Any "general intangible," as such term is defined in Section 9-106 of the UCC, arising out of or in any way related to the Compressors and now owned or hereafter acquired by the Head Lessee or the Issuer and, in any event, shall include, without limitation, all right, title and interest which the Head Lessee or the Issuer may now or hereafter have in or under any Contract, interests in partnerships, joint ventures and other business associations, licenses, permits, software, data bases, data, materials and records, claims in or under insurance policies, including unearned premiums, uncertificated securities, deposit accounts, rights to receive tax refunds and other payments and rights of indemnification.

        General Partner:    Has the meaning set forth in Article I of the Partnership Agreement.

        General Partner Fee:    Has the meaning set forth in the Head Lessor Margin Letter.

        Generally Accepted Accounting Principles or GAAP:    Those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or

through other appropriate boards or committees thereof consistently applied as to the party in question.

        Global Note:    Either a Rule 144A Global Note or a Public Global Note.

        Goods:    Any "goods," as such term is defined in Section 9-102(a)(44) of the UCC.

        Governmental Authority:    Any of the following: (a) any federal, state, county, municipal or foreign government or political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic; (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

        Grant:    Grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and perfect a security interest in and right of set-off against, deposit, set over and confirm.

        Grantor:    Has the meaning set forth in the recitals of the Head Lessee Security Agreement.

        Gross Compressor Lease Revenues:    For any Collection Period, an amount equal to the sum of all rental payments (but excluding (i) indemnity payments received from Universal and (ii) any rental payment for which the Manager has previously made an unreimbursed Manager Advance) actually received from the leasing or subleasing, as the case may be, of all (or a specified portion of all) Head Lessee Compressors and Head Lessor Compressors.

        Head Lease:    The Master Equipment Lease Agreement, dated as of December 31, 2002, by and between the Head Lessor and the Head Lessee, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

        Head Lease Event of Default:    The occurrence and continuance beyond any applicable notice and cure periods of any of the events or conditions set forth in Section 17 of the Head Lease.

        Head Lease Termination Date:    The tenth (10th) anniversary of the Commitment Termination Date.

        Head Lessee:    UCO Compression 2002 LLC, a limited liability company organized under the laws of the State of Delaware, and its successors and permitted assigns.

        Head Lessee Collateral:    The Head Lessee Compressors and all other collateral security pledged by the Head Lessee to the Head Lessor pursuant to the terms of the Head Lessee Security Agreement.

        Head Lessee Collection Account:    The account bearing such name established pursuant to Section 7.1 of the Head Lessee Security Agreement and held in the name of the Indenture Trustee (as assignee of the Head Lessor) for the benefit of the Noteholders, the Certificateholders each Interest Rate Hedge Provider and any Series Enhancer.

        Head Lessee Compressors:    As of any date, all Compressors owned by the Head Lessee as of such date.

        Head Lessee Purchase Option:    The options of the Head Lessee to purchase all of the Head Lessor Compressors then subject to the Head Lease in accordance with the provisions of Section 23 of the Head Lease.

        Head Lessee Secured Obligations:    All of the obligations of the Head Lessee to the Head Lessor arising by, through or under the Head Lease and the Head Lessee Security Agreement, which obligations shall include, but not be limited to, the obligation to pay when due payments of Monthly Lease Payments, Scheduled Deposits, Additional Payments and Supplemental Rent and the obligation to promptly and completely perform all of the Head Lessee's covenants and agreements set forth in the Head Lease and the Head Lessee Security Agreement.

        Head Lessee Security Agreement:    The lessee security agreement, dated as of December 31, 2002, between the Head Lessee, as grantor, and the Head Lessor, as secured party, as such agreement shall be amended, modified or supplemented from time to time in accordance with its terms.

        Head Lessor:    BRL Universal Compression Funding I 2002, L.P., a limited partnership organized under the laws of the State of Delaware, and its successors and permitted assigns.

        Head Lessor Collections:    With respect to any Collection Period, all amounts actually received by, or for the account of, the Head Lessor during such Collection Period from (a) the Head Lessee Collection Account, (b) the Collateral Account, (c) if the Head Lessee shall have exercised the Return Option, rental payments and other revenues, Net Sales Proceeds and Casualty Proceeds actually received by, or on behalf of, the Head Lessor during such Collection Period in connection with the Head Lessor Compressors (including the leasing or subleasing of the Head Lessor Compressors), and (d) to the extent not included above, all other amounts received by Head Lessor under the Head Lease (including, without limitation, Supplemental Rent) and all amounts received by Head Lessor pursuant to any insurance policy required to be maintained under the Management Agreement; provided, however, that, so long as no an Event of Default or Head Lease Event of Default shall then be continuing, Excluded Payments shall not be included in the calculation of Head Lessor Collections provided, further that so long as no Event of Default or Head Lessee Event of Default and the Scheduled Deposit for the immediately preceding collection period has been paid in full, Ineligible Collections shall not be included in the defaulted Head Lessor Collections.

        Head Lessor Compressors:    As of any date of determination, all Compressors owned by the Head Lessor as of such date.

        Head Lessor Liens:    Any Lien on or against any Compressor, the Head Lease, or Head Lessor's interest therein arising as a result of (a) any claim against Head Lessor not resulting from the transactions contemplated by the Related Documents, (b) any act or omission of Head Lessor which is not required or expressly permitted by the Related Documents or is in violation of any of the terms of the Related Documents, (c) any claim against Head Lessor with respect to taxes or obligations of such Person against which Head Lessee is not required to indemnify such Person pursuant to the Related Documents or (d) any claim against Head Lessor arising out of any transfer by Head Lessor of all or any portion of the interest of such Person in any Compressor or the Related Documents other than the transfer of interest in or possession of such Compressor by such Person pursuant to and in accordance with the Related Documents or pursuant to the exercise of any remedy set forth in the Related Documents.

        Head Lessor Margin Letter:    The letter agreement dated December 31, 2002, between the Head Lessee and the Head Lessor.

        Hedging Requirement:    Has the meaning set forth in Section 632(a) of the Indenture.

        Holder:    See Noteholder.

        Impositions:    Has the meaning set forth in Section 5.8 of the Management Agreement.

        Incentive Management Fee:    For each Rent Payment Date one of the following amounts:

            (i)  if Universal, any of its Affiliates or Caterpillar, Inc., is then fulfilling the role of the Manager on such Rent Payment Date, twenty-five percent (25%) of all Available Head Lessee Collections remaining after payment of items (1) through (and including) (11) of Section 7.2(c) of the Head Lessee Security Agreement; or

          (ii)  if Universal, any of its Affiliates or Caterpillar, Inc., is not then fulfilling the role of the Manager, the amount designated as such to be set forth in a separate letter agreement among the Owner, Universal and the Back-up Manager, provided however, that (a) the amount of such Incentive Management Fee must be approved in writing by the Series Enhancer and (b) if the Manager shall fail to appoint a Back-up Manager in accordance with the terms of the Related Documents, then the Series Enhancer may (without the need of obtaining the consent of the Owner or the Manager) establish a market based Incentive Management Fee with a Back-up Manager appointed by the Series Enhancer.

        Increased Costs:    Any fee, expense or increased cost charged to a Series 2002-1 Noteholder or Certificateholder on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule, or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority.

        Indebtedness:    With respect to any Person means, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation incurred through the issuance and sale of bonds, debentures, notes or other similar debt instruments, and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person's business, (d) any obligation of such Person as lessee under a capital lease, (e) any Indebtedness of another secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (f) any obligation in respect of interest rate or foreign exchange hedging agreements.

        Indemnitee:    Each of the Head Lessor, the Deal Agent, the Series Enhancer, the Indenture Trustee, each Noteholder, each Certificateholder, the Interest Rate Hedge Provider, the Intercreditor Collateral Agent, each of their respective Affiliates, and each of the successors and permitted assigns and each of the partners, directors, officers, employees, servants and agents of each of the foregoing and of each such Affiliate and of such successors and permitted assigns.

        Indemnity Amounts:    Indemnity payments, reimbursement payments and payments in respect of costs and expenses, in each case payable under any Related Document to the Holders of the Notes, Certificateholders (or their related credit or liquidity providers), the Deal Agent, each Interest Rate Hedge Provider, any Series Enhancer or any other Indemnitee for increased costs, funding costs, breakage costs, taxes, other taxes, costs, expenses or other indemnity or reimbursement payments, including, inter alia, Reimbursement Amounts payable to the Series Enhancer under the Insurance Agreement.

        Indenture:    The Indenture, dated as of December 31, 2002, between the Issuer and the Indenture Trustee and all amendments thereof and supplements thereto, including, with respect to any Series or Class, the related Supplement.

        Indenture Trustee Indemnified Amounts:    Has the meaning set forth in Section 905 of the Indenture.

        Indenture Trustee:    The Person performing the duties of the Indenture Trustee under the Indenture; initially, Wells Fargo Bank Minnesota, National Association.

        Indenture Trustee's Fees:    Has the meaning set forth in Section 905 of the Indenture.

        Independent Accountants:    Either (i) any "Big 4" accounting firm or (ii) any other independent certified public accountants of internationally recognized standing selected by the Issuer and acceptable to the Deal Agent and Control Party.

        Independent Director:    A director who is not a current or former employee, officer, director, partner, member, or shareholder, creditor or customer of Universal or any of its Affiliates and is not related by blood or marriage to any such person and who has not received, and was not an employee, officer, director, partner, member or shareholder of any person that has received, from Universal or any of Universal's Affiliates, in any year within the five (5) years immediately preceding or any year during such director's incumbency as an Independent Director, fees or other income in excess of five percent (5%) of the gross income of such Person for any applicable year, provided that an Independent Director may serve in similar capacities for other special purpose entities formed by Universal or its Affiliates. As used in this defined term, "control", including the terms "controlling," "controlled by" and "under common control with," means the direct or indirect possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of at least 10% of the voting securities, by contract or otherwise. No resignation or removal of an Independent Director shall be effective until a successor Independent Director has been elected to replace such Independent Director.

        Ineligible Collections:    For any Collection Period and each Ineligible Lease, all Gross Compressor Lease Revenues, Net Sales Proceeds and Casualty Proceeds received in respect of such Ineligible Lease.

        Ineligible Compressor:    As of any date of determination, any Head Lessor Compressor or Head Lessee Compressor that is not then classified as an Eligible Compressor.

        Ineligible Lease:    As of any date of determination, a User Lease that is not then classified as an Eligible Lease.

        Initial Commitment:    With respect to any Noteholder of any Series, the aggregate Initial Commitment of such Noteholder, expressed as a dollar amount, to purchase up to a specified principal balance of all Classes of such Series, which commitment shall be set forth in the related Note Purchase Agreement.

        Initial Contributed Assets:    Those Contributed Assets, as set forth in Exhibit A to the Contribution Agreement, contributed by the Contributor to the Head Lessee on the Closing Date.

        Initial Sold Assets:    The Sold Assets sold to the Head Lessor on the Closing Date.

        Insolvency Law:    The Bankruptcy Code or similar applicable law in any State or other applicable jurisdiction.

        Insolvency Proceeding:    Any Proceeding under any applicable Insolvency Law.

        Instruments:    Any "instrument," as such term is defined in Section 9-102(a)(47) of the UCC.

        Insurance Agreement:    The Insurance and Indemnity Agreement, dated as of December 31, 2002, among the Series Enhancer, the Issuer, the Seller, the Manager and the Indenture Trustee, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

        Insured Amount:    Has the meaning set forth in the Notes Policy or the Certificate Policy (or both), as the context may require.

        Intellectual Property:    Collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

        Intercreditor Agreement:    The Intercreditor and Collateral Agency Agreement dated as of December 31, 2002 (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions thereof) among Universal Compression, Inc., the Head Lessee, the Head Lessor, the Indenture Trustee, the Bank Agent, the Intercreditor Collateral Agent and the Additional Universal Lenders that from time to time become a party thereto.

        Intercreditor Collateral Agent:    This term has the meaning set forth in Section 1 of the Intercreditor Agreement.

        Interest Accrual Period:    With respect to a Payment Date, the period beginning with, and including, the first day of the immediately preceding calendar month and ending on and including the last of such calendar month; except that, in the case of the first Interest Accrual Period for each Series 2002-1 Advance or Capital Contribution, the initial Interest Accrual Period shall be the period beginning with and including the initial funding date and ending on and including the last day of the calendar month immediately preceding the initial Payment Date. If such period is associated with LIBOR Rate fundings, the Interest Accrual Period shall be at the Deal Agent's discretion; provided, however, that such period shall end not later than either the Payment Date of the following month or the Payment Date of the second (2nd) succeeding month.

        Interest Coverage Ratio:    Has the meaning set forth in the Senior Secured Revolving Credit Agreement.

        Interest Expense:    For each Rent Payment Date, an amount equal to the sum of (i) Series 2002-1 Note Interest Payment payable on the next succeeding Payment Date and (ii) the amounts payable by the Issuer under any Interest Rate Swap Agreement on such Payment Date (as each such term is defined in the Series 2002-1 Supplement issued pursuant to the Indenture).

        Interest Payments:    For each Series of Notes which are Outstanding on any Payment Date, all amounts to be paid from the related Series Account on such Payment Date which represent payments of interest (but not Default Interest) on such Series of Notes. If any Interest Payments are paid by a Series Enhancer, then any reimbursement obligations of the Issuer to such Series Enhancer in respect of such payments, including interest thereon shall be included in the calculation of the Interest Payments for such Series and paid to the Series Enhancer to the extent that such payment would not cause a shortfall in other Interest Payments for the Noteholders of such Series.

        Interest Rate Hedge Provider:    Any Eligible Interest Rate Hedge Counterparty or any counterparty to a cap, collar or other hedging instrument permitted to be entered into pursuant to the Indenture. Initially, the Interest Rate Hedge Provider is Wachovia Bank, National Association.

        Interest Rate Hedge Provider Collateral Account:    Has the meaning set forth in Section 632(d) of the Indenture.

        Interest Rate Hedge Provider Collateral Rating Downgrade Event:    Has the meaning set forth in the applicable Interest Rate Swap Agreement.

        Interest Rate Hedge Provider Replacement Rating:    Has the meaning set forth in the applicable Interest Rate Swap Agreement.

        Interest Rate Hedge Provider Replacement Rating Downgrade Event:    Has the meaning set forth in the applicable Interest Rate Swap Agreement.

        Interest Rate Swap Agreement:    An ISDA interest rate swap agreement cap, collar or other hedging instrument between the Issuer and the Interest Rate Hedge Provider named therein, including any schedules and confirmations prepared and delivered in connection therewith, pursuant to which (i) the Issuer will receive payments from the Interest Rate Hedge Provider based on LIBOR, (ii) the Issuer will make payments to the Interest Rate Hedge Provider based on a fixed rate of interest and (iii) recourse by the Interest Rate Hedge Provider to the Issuer is limited to the portion of the Available Distribution Amount that is available for distribution to such Interest Rate Hedge Provider pursuant to the distribution provisions of the Indenture.

        Inventory:    Any "inventory," as such term is defined in Section 9-102(a)(48) of the UCC.

        Investment:    When used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

        Investment Grade Lessee:    Any User who as of any Concentration Measurement Date meets any one of the following criteria:

          (A)  the long term unsecured indebtedness of such User is rated at least "BBB-" by S&P or at least "Baa3" by Moody's; or

          (B)  the long term unsecured indebtedness of the Parent of such User is rated at least "BBB-" by S&P or at least "Baa3" by Moody's.

        Investment Letter:    Has the meaning set forth in Section 205(h) of the Indenture.

        Investment Property:    Has the meaning set forth in Section 9-102(a)(49) of the UCC.

        Issuer:    BRL Universal Compression Funding I 2002, L.P., a limited partnership organized and existing under the laws of the State of Delaware, and its successors and permitted assigns.

        Issuer Swap Default:    Has the meaning set forth in the applicable Interest Rate Swap Agreement.

        LP Commitment Termination Date:    Has the meaning set forth in the Partnership Agreement.

        Lease:    Each and every item of chattel paper, installment sales agreement, equipment lease or rental agreement (including progress payment authorizations) to which any Head Lessee Compressor or Head Lessor Compressor is subject. The term "Lease" includes (i) all payments to be made thereunder, (ii) all rights of the lessor thereunder, (iii) all Supporting Obligations provided by the lessee thereunder and (iv) any and all amendments, renewals, extensions or guaranties thereof.

        Lease Accounts:    Collectively, the Head Lessee Collection Account, the Collateral Account and the Rent Reserve Account.

        Lease File:    With respect to each User Lease, the file containing all of the following:

            (i)  An originally executed counterpart of the lease supplement and/or lease schedule, executed by each of the lessor and the User; and

          (ii)  A certified copy of the master lease agreement.

        Lease Pool:    Collectively all of the Head Lessor Compressors set forth in a specific Lease Supplement.

        Lease Supplement:    Each supplement to the Head Lease executed from time to time by the Head Lessor and the Head Lessee, which supplement shall be substantially in the form of Exhibit A to the Head Lease.

        Letter Agreement:    Either or both as the context may require of (i) that certain letter agreement, dated December 31, 2002, between Universal, in its individual capacity and as Manager, Ambac and the other parties party thereto and (ii) that certain letter agreement, dated December 31, 2002, between Universal, in its individual capacity and as Manager, Wachovia Securities, Inc., and the other parties thereto, as each may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

        Letter of Credit:    The letter of credit or letters of credit provided by the Head Lessee for the benefit of the Indenture Trustee pursuant to Section 7.5(a) of the Head Lessee Security Agreement.

        Letter of Credit Bank:    The Person or Persons then providing the Letter of Credit; initially, Wachovia Bank, National Association.

        Letter of Credit Drawing:    Has the meaning set forth in Section 7.5(b) of the Head Lessee Security Agreement.

        Letter of Credit Fees:    Has the meaning set forth in the Reimbursement Agreement.

        Letter of Credit Right:    Any "letter-of-credit right," as such term is defined in Section 9-102(a)(51) of the UCC.

        Liability Insurance:    Has the meaning set forth in Section 5.7(a) of the Management Agreement.

        LIBOR Rate:    With respect to any Series 2002-1 Advance or Capital Contribution on any day during an Interest Accrual Period, an interest rate per annum equal to:

            (i)  the posted rate for 30-day deposits in United States Dollars appearing on Telerate page 3750 as of 11:00 a.m. (London time) at such time and on such day; or

          (ii)  if no such rate appears on Telerate page 3750 at such time and on such day, then the LIBOR Rate shall be determined by Wachovia Bank at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 30-day deposits in Dollars are being, have been, or would be offered or quoted by Wachovia Bank to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.

        LIBOR:    The London Interbank Offered Rate.

        Lien:    Any security interest, lien (statutory or other), charge, pledge, equity, mortgage, hypothecation, assignment for security or encumbrance of any kind or nature whatsoever.

        Lien Claim:    Has the meaning set forth in Section 4.2 of the Management Agreement.

        Limited Event of Default:    Has the meaning set forth in Section 11 of the Head Lease.

        Limited Partner:    Has the meaning set forth in the Partnership Agreement.

        Limited Partner Availability Fee:    Has the meaning set forth in the Partnership Agreement.

        Limited Partner Preferred Return:    Has the meaning set forth in the Partnership Agreement.

        Liquidity Agent:    Wachovia Securities, Inc., a Delaware corporation, and its successors and permitted assigns.

        Liquidity Agreement:    Either or both as the context may require of the Certificate Liquidity Agreement or the Notes Liquidity Agreement.

        Liquidity Bank:    Wachovia Bank, as the liquidity bank under the Series 2002-1 Note Purchase Agreement and the Partnership Agreement, and its permitted successors and assigns.

        Liquidity Provider:    The financial institutions which are parties to the Liquidity Agreement dated as of December 31, 2002, and defined as "Investors" therein.

        List of Compressors:    List of Contributed Compressors and List of Sold Compressors.

        List of Contributed Compressors:    A printed list of the Compressors transferred by the Contributor to the Head Lessee and certified by an Authorized Signatory of the Contributor, which includes a true and complete list of all Compressors to be conveyed by the Contributor on any Contribution Date. The List of Compressors will include the information set forth on Exhibit A to the Contribution Agreement for each such Compressor as of the Contribution Date.

        List of Sold Compressors:    A printed list of the Compressors transferred by the Seller to the Head Lessee, which includes a true and complete list of all Compressors to be conveyed by the Seller on any Sale Date. The List of Sold Compressors will include the information set forth on Exhibit A to the Sale Agreement for each such Compressor as of the Sale Date.

        Lockbox:    A lockbox or post office box covered by a Lockbox Agreement.

        Lockbox Account:    This term has the meaning set forth in Section 1 of the Intercreditor Agreement.

        Loss, Damage, or Destruction:    Has the meaning set forth in Section 13.1 of the Head Lease.

        MA Indemnified Party:    Has the meaning set forth in Section 16.2 of the Management Agreement.

        Maintenance Limit Amount:    As determined for any Rent Payment Date or Payment Date, an amount equal to 0.80% of the Aggregate Appraised Value on such date.

        Majority of Holders:    With respect to the Series 2002-1 Notes, (i) so long as no Event of Default has occurred and is then continuing, Series 2002-1 Noteholders representing more than fifty percent (50%) of the then Aggregate Series 2002-1 Note Principal Balance or (ii) at all times not covered by clause (i), Series 2002-1 Noteholders representing more than sixty-six and two-thirds percent (66 2/3%) of the then Aggregate Series 2002-1 Note Principal Balance.

        Management Agreement:    The Management Agreement, dated as of December 31, 2002, among the Manager, the Head Lessee and the Issuer, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

        Management Fee:    For any Payment Date, an amount equal to the sum of (i) the Operations Fee, (ii) the S&A Fee, (iii) the Overhaul Fee and (iv) charges for Reimbursable Services, in each case to the extent then due and payable pursuant to Section 11.1 of the Management Agreement, in each case to the extent that such amount has not been previously withheld by or otherwise paid to the Manager in accordance with the terms of the Related Document.

        Management Guarantor:    Universal Compression Holdings, Inc., a Delaware corporation and its successors and permitted assigns.

        Management Guaranty:    The Guaranty, dated as of December 31, 2002, issued by the Management Guarantor in respect of the Management Agreement, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

        Management Related Expenses:    Any costs, expenses or fees paid or payable by the Issuer pursuant to the Management Agreement (other than the Operations Fee, the S&A Fee, the Overhaul Fee, Incentive Management Fee and any amounts in respect of Reimbursable Services), including, without limitation, costs, expenses and fees incurred under Sections 5.7, 9.3, 9.10 and 12.2(b) thereof.

        Management Replacement Date:    This term shall have the meaning set forth in the Back-up Management Agreement.

        Management Term:    The term of the management, marketing, maintenance and other obligations of Manager and Owner under the Management Agreement with respect to the Owner Compressors, which term shall commence as of the Closing Date and continuing until terminated as provided in the Management Agreement.

        Manager:    The Person performing the duties of the Manager under the Management Agreement; initially, Universal.

        Manager Advance:    Has the meaning set forth in Section 8.1 of the Management Agreement.

        Manager Default:    The occurrence and continuance beyond any applicable notice and cure period of any of the events or conditions set forth in Section 12.1 of the Management Agreement.

        Manager Malfeasance:    Has the meaning set forth in Section 4.2 of the Management Agreement.

        Manager Report:    A written informational statement in the form attached as an exhibit to the Management Agreement to be provided by the Manager in accordance with the Management Agreement and furnished to the Indenture Trustee, the Deal Agent, each Series Enhancer and each Interest Rate Hedge Provider.

        Manager Termination Notice:    A written notice setting forth with specificity the Section of the Management Agreement which was breached and resulted in a Manager Default, to be provided to the Manager pursuant to Section 405(a) of the Indenture with a copy to each Series Enhancer, the Deal Agent, each Interest Rate Hedge Provider and the Back-up Manager.

        Mandatory Alteration:    Has the meaning set forth in Section 5.9 of the Management Agreement.

        Material Adverse Change:    Any set of circumstances or events (a) which is or could reasonably be expected to be material and adverse to the business, financial condition, operations or properties of the Head Lessee, the Contributor, the Management Guarantor, the Issuer, the Indenture Trustee or the Manager, individually or taken together as a whole, or (b) which has had or could reasonably be expected to have a material and adverse effect on the ability of any Person described in clause (a) to perform its respective obligations under the Related Documents, or a material and adverse effect on enforceability or validity of any Related Document or (c) which has had or could reasonably be expected to have a material and adverse effect on the rights and remedies of the Noteholders, the Certificateholders, the Series Enhancer or the Indenture Trustee.

        Maximum Drawing Amount:    With respect to any Rent Payment Date, the amount set forth on Schedule 1 to each Drawing Certificate under the Letter of Credit that corresponds to such Rent Payment Date.

        Maximum Lease Payment Adjustment:    For all Compressors then owned by the Head Lessor, the excess of (i) an amount equal to the product of (x) eighty percent (80%) (or such higher percentage as the Head Lessee may specify from time to time in accordance with the provisions of Section 20 of the Head Lease) and (y) the initial Appraised Value of all Head Lessor Compressors owned on the exercise of the Return Option over (ii) the aggregate amount of disbursements from the Head Lessee Collection Account pursuant to item 13 of Section 7.2(c) of the Head Lessee Security Agreement.

        Membership Interests:    Has the meaning set forth in Section 2.01 of the Contribution Agreement.

        Money:    Any "money" as defined in the UCC.

        Monthly Lease Payment:    With respect to any Rent Payment Date, the excess of (i) the maximum amount that could be distributed (assuming that the Available Distribution Amount is sufficient to pay all such amounts) on the immediately succeeding Payment Date pursuant to clauses (1), (2), (3), (4), (5), (6), (7) and (8) of Section 302(c) of the Indenture plus the amounts payable pursuant to the Head Lessor Margin Letter over (ii) the scheduled payments (other than Termination Payments) to be received by the Issuer on such Payment Date from all Interest Rate Swap Agreements.

        Monthly S&A Fee Rate:    Four percent (4%), as such percentage may be adjusted from time to time in accordance with the provisions of Section 11.2 of the Management Agreement.

        Monthly Tape:    An electronic data file containing the following information and any such other information as may be mutually agreed by the Owner, the Manager and the Deal Agent: (i) User name, address and telephone number, (ii) the Compressor(s) leased to such User, (including the manufacturer thereof and the related horsepower), (iii) the location of such Compressors, (iv) the monthly rental and (v) the monthly expenses for each Compressor.

        Monthly Utilization Rate:    For any calendar month a fraction (expressed as a percentage) the numerator of which is equal to (x) the total number of horsepower of the Owner Compressors and the Other UCI Compressors which are subject to a User Lease and the denominator of which is equal to (y) the total number of horsepower included in the Owner Compressors and the Other UCI Compressors as of the last date of such calendar month.

        Moody's:    Moody's Investors Services, Inc. and any successor.

        Net Book Value:    With respect to a Compressor, the net book value thereof determined in accordance with GAAP as reflected on the books and records of the applicable Person.

        Net Revenue:    For any Collection Period, an amount equal to:

          (A)  the sum of:

              (i)  the Gross Compressor Lease Revenues for such Collection Period, plus

            (ii)  the amount of Manager Advances actually funded by the Manager on the related Determination Date immediately following the expiration of such Collection Period,

            minus

          (B)  the sum of:

              (i)  the Operation Fee and S&A Fee payable on the immediately succeeding Rent Payment Date with respect to such Collection Period, plus

            (ii)  all rental payments that were received in such Collection Period from Ineligible Compressors that have been classified as Ineligible Compressors for more than 120 days after the date that is the earlier of the date the Manager obtains actual knowledge that a

    Compressor has become an Ineligible Compressor or the date of required delivery of the first Manager Report that does or should have shown such Compressor to be an Ineligible Compressor, plus

            (iii)  all rental payments that were derived in such Collection Period from Eligible Compressors that have been subject to Ineligible Leases for more than 120 days after the date that is the earlier of the date the Manager obtains actual knowledge that such Eligible Compressor has become subject to an Ineligible Lease or the date of required delivery of the first Manager Report that does or should have shown such Eligible Compressor to be subject to an Ineligible Lease.

        Net Revenue Event:    The condition that will exist on any Payment Date if X is less than Y, where:

X	=	the product of (i) twelve and (ii) the Three Month Average Collected Net Revenue (as defined below); and
Y	=
the product of (i) two, (ii) the Three Month Weighted Average Hedged Rate (as defined below) and (iii) the average Aggregate Outstanding Amount for each of the three (3) immediately preceding Collection Periods.

In making the foregoing calculations, the following terms shall have these meanings:

"Three Month Average Collected Net Revenue" means as of any Determination Date, the quotient of (x) the sum, for each of the three immediately preceding Collection Periods, of the excess of (i) the Net Revenue for such Collection Period (and any Net Revenue associated with any new Compressor or Substitute Compressors billed prior to the Payment Date for such three month period), over (ii) the amount of Manager Advances actually funded by the Manager on the related Determination Date for such Collection Period, divided by (y) three (3).

"Three Month Weighted Average Hedged Rate" means of any Determination Date, the sum for each of the three immediately preceding Collection Periods, of an amount equal to the product of (x) the Average Hedge Rate as of the last day of such Collection Period and (y) a fraction, the numerator of which is equal to average Aggregate Outstanding Amount for such Collection Period, and the denominator of which is the sum of average Aggregate Outstanding Amount for each of the three immediately preceding Collection Periods.

Once a Net Revenue Event occurs, such Net Revenue Event will continue until the earlier to occur of (x) the date on which such Net Revenue Event is waived by the Requisite Global Majority and (y) the date on which a subsequent or revised Manager Report indicates that such condition is no longer continuing.

        Net Sales Proceeds:    With respect to each Head Lessor Compressor and Head Lessee Compressor sold by, or on behalf of, Head Lessor or the Head Lessee, as the case may be, to a third party (or by Head Lessor to Head Lessee), the net amount of the proceeds of sale of such Compressor, after deducting from the gross proceeds of such sale (i) all sales taxes and other taxes as may be applicable to the sale or transfer of such Compressor, (ii) all fees, costs and expenses of such sale reasonably incurred by Head Lessor or Head Lessee in the case of a sale on the Termination Date or by Head Lessor in the case of a sale after the Termination Date and (iii) any other amounts for which, if not paid Head Lessor would be liable as a result of such sale or which, if not paid, would constitute a Lien on such Compressor.

        Note Owners:    With respect to a Global Note, the Person who is the owner of such Global Note, as reflected on the books of (i) the Depositary (a direct participant) or (ii) a Person maintaining an account with the Depositary (an indirect participant), in each case in accordance with the rules of the Depositary.

        Note Partial Termination Amount:    The amount of any early termination or other unpaid amounts (excluding taxes, indemnities and similar amounts) and any interest accrued thereon then due and payable as a result of either (A) a payment of principal of the Notes (including any redemption in whole or in part) that, after giving effect to such principal payment (including any payments of principal on the current Payment Date), causes (x) the Aggregate Note Principal Balance to be less than (y) 99.5% of the current outstanding notional amount for the current Calculation Period (as defined in the related Interest Rate Swap Agreement) of all Interest Rate Swap Agreements or (B) a reduction in the Asset Base that, after giving effect to such reduction (including any reduction on the current Payment Date), causes (x) 99.5% of the Asset Base to be less than (y) 99.5% of the current outstanding notional amount for the current Calculation Period (as defined in the related Interest Rate Swap Agreement) of all Interest Rate Swap Agreements.

        Note Purchase Agreement:    Any underwriting agreement or other purchase agreement for the Notes of any Series or Class.

        Note Register:    The register maintained by the Indenture Trustee pursuant to Section 205 of the Indenture.

        Note Registrar:    Has the meaning as set forth in Section 205 of the Indenture.

        Noteholder or Holder:    The person in whose name a Note is registered in the Note Register.

        Notes:    Any one of the promissory notes executed by the Issuer and authenticated by or on behalf of the Indenture Trustee, substantially in the form attached to the related Supplement.

        Notes Liquidity Agreement:    The Notes Liquidity Agreement, dated as of December 31, 2002 as may be amended, restated or otherwise modified from time to time, among VFCC, the Liquidity Provider's named therein and Wachovia Securities.

        Notes Policy:    The financial guaranty insurance policy number AB0637BE issued by Ambac.

        Notice:    Has the meaning set forth in the Policy.

        Notice of Sole Control:    An Exhibit to the Control Agreement.

        OCI:    Universal's "other comprehensive income" as shown on its financial statements prepared in accordance with GAAP.

        Officer's Certificate:    A certificate signed by a duly authorized officer of the Person who is required to sign such certificate.

        Old Lessee:    UCO Compression LLC, a Delaware limited liability company.

        Old Lessee and Old Lessor Bills of Sale:    The Bills of Sale, dated as of February 9, 2001, by any Person(s) conveying Compressors to the Old Lessor or the Old Lessee other than UCI.

        Old Lessor:    BRL Universal Compression Funding I, L.P., a Delaware limited partnership.

        Old Seller:    The Person(s) (other than UCI) that conveyed to Old Lessor or Old Lessee the Compressors transferred to Head Lessor and Head Lessee on the Closing Date.

        Operations Fee:    For any Payment Date one of the following amounts:

            (i)  if Universal or any Affiliate thereof is then fulfilling the role of the Manager, the Fee shall be an amount equal to the then applicable UCI Operations Fee; provided, however, that to the extent that any adjustment to the UCI Operations Fee pursuant to Section 11.3(b) of the Management Agreement results in an increase in the UCI Operations Fee in excess of the increase in the Producer Price Index for the one-year period ending on the date of such adjustment (plus two percent (2%) while no Trigger Event is continuing and zero at all other times), then the Operations Fee shall be capped at an amount equal to such UCI Operations Fee as increased by the increase in the Producer Price Index (plus two percent (2%) or zero as the case may be) and the amount by which the UCI Operations Fee exceeds such increase in the increase in the Producer Price Index (plus two percent (2%) or zero as the case may be) shall be paid as set forth in Section 7.2(c) of the Head Lessee Security Agreement; or

          (ii)  at all times not covered by clause (i) the actual operating fees actually incurred by a successor Manager in the Collection Period immediately preceding such Payment Date with respect to the Owner Compressors; provided, however, that to the extent that the amount set forth in this paragraph (ii) exceeds an amount equal to one hundred seventeen percent (117%) of the amount that would have otherwise been payable pursuant to paragraph (i), then the amount of such excess (the amount provided in the proviso to paragraph (i) and this paragraph (ii), the "Excess Operation Expenses") shall be paid as set forth in Section 7.2(c) of the Head Lessee Security Agreement, in each case to the extent that all or a portion of such amount has not been previously withheld by the Manager in accordance with the terms of the Related Document.

        For all Owner Compressors that, to the best knowledge of the Manager, are then the subject to a continuing Casualty Loss, the Operations Fee shall be equal to zero.

        Operations Fee Rate:    For each Owner Compressor managed by the Manager for any calendar month the amount set forth in the following table (as such amounts may be adjusted from time to time in accordance with Section 11.3(b) of the Management Agreement) which will vary depending on the horsepower represented by such Owner Compressor and whether the Manager is required to provide the fluids for such Owner Compressor:

Horsepower per Compressor	Operations Fee per Month (including Compressor fluids when not paid by User)	Operations Fee per Month (excluding Compressor fluids when paid by User)
61 to 99	$9.53	$8.20
100 to 299	$6.76	$5.76
300 to 599	$5.29	$4.50
600 to 999	$4.13	$3.46
1000 and over	$3.24	$2.71

        Opinion of Counsel:    A written opinion of counsel, who, unless otherwise specified, may be counsel employed by the Issuer, the Transferor, the Contributor, the Sellers or the Manager, in each case reasonably acceptable to the Person or Persons to whom such Opinion of Counsel is to be delivered. The counsel rendering such opinion may rely (i) as to factual matters on a certificate of a Person whose duties relate to the matters being certified, and (ii) insofar as the opinion relates to local law matters, upon opinions of local counsel.

        Optional Alteration:    Has the meaning set forth in Section 10 (c) of the Head Lease.

        Organizational Documents:    With respect to any Person, any certificate of incorporation, charter, by-laws, memorandum of association, partnership agreement, limited liability company agreement, certificate of formation of a limited liability company, certificate of limited partnership, certificate of trust, trust agreement or other agreement or instrument under which such Person is formed or organized, and which established the legal personality of such Person under Applicable Law, and any amendment to any of the foregoing.

        Other Taxes:    Has the meaning set forth in Section 206(b) of the Supplement.

        Other UCI Compressors:    As of any date of determination, all of the UCI Compressors other than the Owner Compressors.

        Outstanding:    When used with reference to the Notes and as of any particular date, any Note theretofore and thereupon being authenticated and delivered except:

            (i)  any Note canceled by the Indenture Trustee or proven to the satisfaction of the Indenture Trustee to have been duly canceled by the Issuer at or before said date;

          (ii)  any Note, or portion thereof, called for payment or redemption for which monies equal to the principal amount or redemption price thereof, as the case may be, with interest to the date of maturity or redemption, shall have theretofore been deposited with the Indenture Trustee (whether upon or prior to maturity or the redemption date of such Note);

          (iii)  any Note in lieu of or in substitution for which another Note shall subsequently have been authenticated and delivered; and

          (iv)  any Note held by the Issuer, the Contributor, the Seller or any Affiliate of any such Person.

Notwithstanding the foregoing, any Note on which any portion of principal or interest has been paid by a Series Enhancer pursuant to an Enhancement Agreement shall be Outstanding until the Series Enhancer has been reimbursed in full therefor in accordance with the related Enhancement Agreement.

        Outstanding Obligations:    As of any date of determination an amount equal to the sum of (i) the then unpaid principal balance of, and accrued interest payable on, all Notes, the then unpaid Certificate Balance of, and Limited Partner Preferred Return on all Certificates, (iii) all other amounts (including Indemnity Amounts) owing to Noteholders, the Certificateholders or to any other Person under the Related Documents, including without limitation any amounts (including Reimbursement Amounts) owed to any Series Enhancer under any Insurance Agreement, Policy or any other Related Document, (iv) all amounts payable by the Issuer under the Reimbursement Agreement and (v) all amounts payable by the Issuer under any Interest Rate Swap Agreement (including without limitation, all termination amounts and breakage costs).

        Overcollateralization Event:    The condition that will exist on any Payment Date if (x) the Aggregate Outstanding Amount as of such Payment Date (measured after giving effect to any advances and/or principal payments or capital payments to be made on the Notes and the Certificates on such Payment Date and sale and contribution of Eligible Compressors), exceeds (y) the sum of (i) the Debt Limit as of such Payment Date (measured after giving effect to acquisitions and dispositions of Compressors to be made on or prior to such Payment Date) and (ii) the product of (A) the sum of the Excess Aged Equipment, the Excess 99hp Amount, the Excess 299hp Amount, the Excess 599hp Amount, the Excess 999hp Amount, the Excess Investment Grade Lessee Concentration Amount, the Excess BB Lessee

Concentration Amount, the Excess B Lessee Concentration Amount and the Excess Top 3 Lessee Concentration Amount, in each case measured as of such Payment Date, and (B) the Advance Rate.

Once an Overcollateralization Event occurs, such Overcollateralization Event shall continue until the earlier to occur of (i) the date on which such Overcollateralization Event is waived by the Requisite Global Majority and (ii) the date on which a subsequent or revised Manager Report indicates that such condition is no longer continuing.

        Overdue Rate:    means, for any date of determination an interest rate per annum equal to the sum of (i) the Base Rate then in effect plus (ii) two percent (2%).

        Overhaul Fee:    For any Rent Payment Date and with respect to any Owner Compressor that has undergone an overhaul during the immediately preceding calendar month, the amount set forth in Section 5.6(c) of the Management Agreement (to the extent that all or a portion of such amount has not been previously withheld by the Manager in accordance with the terms of the Related Documents).

        Owner:    Has the meaning set forth in the recitals of the Management Agreement.

        Owner Compressors:    All of the Head Lessor Compressors and the Head Lessee Compressors.

        Owner Lien Claim Amount:    Has the meaning set forth in Section 4.2 of the Management Agreement.

        Ownership Interests:    An ownership interest in a Global Note.

        Parent:    With respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity which owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or other voting equity interests in such Person.

        Partnership Agreement:    The Agreement of Limited Partnership of BRL Universal Compression Funding I 2002, L.P., as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

        Partnership Preferred Capital Payments:    Has the meaning set forth in the Partnership Agreement.

        Patent Licenses:    All agreements providing for the granting of any right in or to Patents (whether the Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5 of the Head Lessee Security Agreement and all extensions and renewals thereof.

        Patents:    All United States, state and foreign patents and applications for letters patent throughout the world, including, but not limited to, each patent and patent application referred to in Schedule 6 to the Head Lessee Security Agreement, all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights and privileges corresponding thereto throughout the world, and all proceeds of the foregoing including, without limitation, licenses, royalties, fees, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing.

        Payment Date:    With respect to any Series, the twentieth (20th) day of each calendar month (or if such day is not a Business Day, the next succeeding Business Day) commencing on February 20, 2003.

        Payment Intangibles:    Any "payment intangibles," as such term in defined in Section 9-102(a)(61) of the UCC.

        Permitted Encumbrance:    With respect to the Collateral, any or all of the following:

            (i)  Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained;

          (ii)  with respect to the Head Lessor Compressors and the Head Lessee Compressors, carriers', warehousemen's, mechanics', suppliers', vendors', workmen's, repairmen's, employees', or other like Liens arising in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate Proceedings;

          (iii)  any Lien created by any Related Document;

          (iv)  with respect to the Head Lessor Compressors and the Head Lessee Compressors, User Leases with respect thereto entered into in the ordinary course of business;

          (v)  with respect to Head Lessor Compressors the rights of others under any User Lease expressly permitted by the terms of the Head Lease;

          (vi)  pre-judgment Liens for claims against the Head Lessee or any sublessee permitted under the Head Lease which are contested in good faith and Liens arising out of judgments or awards against the Head Lessee or any permitted sublessee with respect to which an appeal or proceeding for review is being prosecuted in good faith and to which a stay of execution has been obtained pending such appeal or review; and

        (vii)  with respect to Head Lessor Compressors, Head Lessor Liens;

provided that any Proceedings of the type described in clauses (i) and (ii) above: (A) could not be reasonably expected to subject the Indenture Trustee, any Series Enhancer, any Noteholder or any Certificateholder to any civil or criminal penalty or liability, (B) do not involve a material danger of the sale, forfeiture, loss of the Collateral or any Head Lessee Collateral, and (C) for the payment of such Liens adequate reserves are provided by the Manager in accordance with its general practice, if any.

        Permitted Holder:    With respect to the Manager, any of the following: (i) Castle Harlan, Weatherford International, Inc. or any Wholly-Owned Subsidiary thereof (ii) any lineal descendant of any individual controlling shareholder, or any spouse or any adopted child of any such descendant; (iii) any trust for the benefit of any person described in clauses (ii) or (iii) and any trustee of any such trust; (iv) any legal representative of any person or trust described in clauses (ii) or (iii); or (v) any partnership, corporation, limited liability company or other entity controlling, controlled by or under common control with any person, trust or other entity described in clauses (i), (ii), (iii) or (iv). The term "control" for purposes of clause (v) shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or actions of any person or entity.

        Permitted Payment Date Withdrawals:    For any Rent Payment Date, one of the following:

            (i)  for any Rent Payment Date other than the Termination Date, the Monthly Lease Payment payable on such Rent Payment Date; or

          (ii)  for (a) the Termination Date or (b) any date on which a Head Lease Event of Default has occurred and is then continuing, the Aggregate Outstanding Amounts and any amounts payable under an Interest Rate Swap Agreement.

        Permitted User Lease:    Any User Lease that is (i) a User Lease of Head Lessor Compressors satisfying the requirements set forth in Section 11 of the Head Lease or (ii) a User Lease of Head Lessee Compressors permitted under Section 5.8(b) of the Head Lessee Security Agreement.

        Permitted Withdrawals:    For any Payment Date, one of the following:

            (i)  the excess of (i) the maximum amount that could be distributed (assuming that the Available Distribution Amount is sufficient to pay all such amounts) on the immediately succeeding Payment Date pursuant to clauses (1), (7), (8), (9), (10), (11), (12) and (13) of Section 302(e) of the Indenture plus the amounts payable pursuant to the Head Lessor Margin Letter over (ii) the scheduled payments (other than termination payments) to be received by the Issuer on such Payment Date from all Interest Rate Swap Agreements; or

          (ii)  if an Event of Default has occurred and is then continuing, the Aggregate Outstanding Amounts and any amounts payable under an Interest Rate Swap Agreement.

        Person:    An individual, a partnership, a limited liability company, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, or other entity or a Governmental Authority.

        Plan:    An "employee benefit plan," as defined in Section 3(3) of ERISA or a "Plan" within the meaning of Section 4975(e)(1) of the Code.

        Pledged Compressors:    All of the Head Lessee's right, title and interest, whether now owned or hereafter acquired, in and to the Head Lessee Compressors and the Head Lessor Compressors (regardless of whether such interest is an ownership or a leasehold interest).

        Policy:    Either or both, as the context may be required the Notes Policy or the Certificate Policy.

        Predecessor Compressor:    Has the meaning set forth in Section 3.04 of the Contribution Agreement and Section 3.04 of the Sale Agreement.

        Preferred Limited Partner or Limited Partner:    Has the meaning set forth as a "Limited Partner" in the Partnership Agreement.

        Preference Amount:    Has the meaning set forth in the Policy.

        Premium:    Has the meaning set forth in the Premium Letter.

        Premium Letter:    The letter agreement between Ambac and the Issuer, dated as of December 31, 2002, regarding certain fees to be paid in connection with the Policy.

        Prepayments:    Any mandatory or optional prepayment of principal of any Class of Notes prior to the Expected Final Payment Date of such Class of Notes including, without limitation, any prepayment pursuant to Section 702 of the Indenture.

        Prime Rate:    With respect to any unpaid Series 2002-1 Advance or Capital Contribution on any day during an Interest Accrual Period, the interest rate per annum announced by Wachovia Bank, from time to time as its "prime rate" or "base rate" in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia Bank, in connection with extensions of credit to debtors.

        Principal Payment Amount:    With respect to any Series, the amount identified as such in the related Supplement.

        Principal Terms:    With respect to any Series, (i) the name or designation of such Series; (ii) the initial principal amount of the Notes to be issued for such Series (or method for calculating such amount); (iii) the interest rate and any commitment fee to be paid with respect to each Class of Notes for such Series (or method for the determination thereof); (iv) the Payment Date and the date or dates from which interest shall accrue and principal shall be paid; (v) the designation of any Series Accounts and the terms governing the operation of any such Series Accounts; (vi) the terms of any form of

Series Enhancement with respect thereto; (vii) the Expected Final Payment Date and the Final Maturity Date for the Series; (viii) the number of Classes of Notes of the Series and, if the Series consists of more than one Class, the rights and priorities of each such Class; (ix) the subordination of any future Series to the existing Series; and (x) the Control Party with respect to such Series; and (xi) any other terms of such Series.

        Proceeding:    Any suit in equity, action at law, or other judicial or administrative proceeding.

        Proceeds:    "Proceeds," as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, (i) any and all Accounts, Chattel Paper, Instruments, cash or other proceeds payable to the Head Lessee or the Issuer from time to time in respect of the Head Lessee Collateral or the Collateral, (ii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Head Lessee or the Issuer from time to time with respect to any of the Head Lessee Collateral or the Collateral, (iii) any and all payments (in any form whatsoever) made or due and payable to the Head Lessee or the Issuer from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Head Lessee Collateral or the Collateral above by any Governmental Authority (or any Person acting under color of Governmental Authority), and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Head Lessee or the Collateral.

        Producer Price Index or PPI:    The "Producer Price Index" or "PPI" published monthly in the "Monthly Labor Review" by the Bureau of Labor Statistics of the U.S. Department of Labor.

        Property Insurance:    Has the meaning set forth in Section 14 of the Head Lease and Section 5.7 of the Management Agreement.

        Prospective Owner:    Has the meaning set forth in Section 208 of the Indenture.

        Prospective Trigger Event:    Any event or condition that, with the giving of notice or the passage of time or both, would constitute a Trigger Event.

        Public Global Notes:    A Book Entry Note evidencing all or part of an issuance of Notes registered under the Securities Act and to which the provisions of Article II of the Indenture shall apply.

        Purchase Option Amount:    With respect to any Head Lessor Compressors for which the Head Lessee has elected to exercise the Head Lessee Purchase Option pursuant to Section 23 of the Head Lease, an amount equal to the sum of:

            (i)  all Monthly Lease Payments, Supplemental Rent and Additional Payments then due and owing;

          (ii)  the sum of Appraised Values (determined as of the Closing Date, Contribution Date or Substitution Date, as appropriate without regard to any re-appraisal after such date) of the Head Lessor Compressors then being purchased less all the amounts held in the Collateral Account on the Termination Date; and

          (iii)  any Breakage Costs and breakage fees or termination payments resulting from any Issuer Swap Default or assessed under any Interest Rate Swap Agreement in connection with the exercise of any such purchase option; and

          (iv)  in the case of a purchase of all of the Head Lessor Compressors then subject to the Head Lease, all other termination payments payable under any Interest Rate Swap Agreement, including any previously terminated Interest Rate Swap Agreement; and

          (v)  such additional amount as may be necessary so that, after distribution of such sum from the Head Lessee Collection Account pursuant to the provisions of the Head Lessee Security

  Agreement, the amount actually received by the Head Lessor for deposit into the Trust Account equals the sum of (i), (ii), (iii) and (iv) above.

        Rated Institutional Noteholder:    An institutional Noteholder whose long term unsecured debt obligations are then rated "BBB-" or better by S & P and "Baa3" or better by Moody's.

        Rating Agency Condition:    With respect to any action to be taken or proposed action to be taken, shall mean that each Rating Agency shall have notified the Issuer, the Manager, any related Series Enhancer and the Indenture Trustee in writing that such action will not result in a reduction or withdrawal of any rating at issuance of any Notes or Certificate which are Outstanding with respect to which it is a Rating Agency, including any underlying rating issued to a Series Enhancer of such Notes or Certificates as if such Notes or Certificate were issued without the benefit of any credit enhancement provided by such Series Enhancer.

        Rating Agency or Rating Agencies:    With respect to any outstanding Series or Class of Notes or the Certificates, each statistical rating agency selected by the Issuer with the approval of any Series Enhancer for such Series to rate such Series or Class or Certificates and that has an outstanding rating with respect to such Series or Class or Certificates.

        Record Date:    With respect to any Payment Date, the last Business Day of the month preceding the month in which the related Payment Date occurs, except as otherwise provided with respect to a Series in the related Supplement. For Notes issued in book entry form, the last Business Day preceding the Payment Date.

        Records:    All contracts and other documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to Contributed Assets which the Contributor has itself generated, in which the Head Lessee has acquired an interest pursuant to the Contribution Agreement or in which the Head Lessee has otherwise obtained an interest.

        Redelivery Location:    A location or locations within the United States designated by Head Lessor.

        Reimbursable Services:    Has the meaning set forth in Section 11.5 of the Management Agreement.

        Reimbursement Agreement:    The Reimbursement Agreement, dated as of December 31, 2002, among the Head Lessee, the Issuer and Wachovia Bank, National Association, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

        Reimbursement Amount:    Has the meaning set forth in the Notes Policy or the Certificate Policy (or both), as the context may require.

        Related Assets:    Related Contributed Assets and Related Sold Assets.

        Related Contributed Assets:    With respect to any Contributed Compressor, all of the following: (i) all right, title and interest of the Contributor in and to, and all of the obligations under, any agreement with the manufacturer of such Contributed Compressor, and all amendments, additions and supplements thereafter made with respect to such Contributed Compressor, (ii) all right, title and interest of such Contributor in and to, and all of the obligations under, any User Lease to which such Contributed Compressor is subject on the Contribution Date, but only to the extent that such User Lease relates to such Contributed Compressor, including all lease revenues accruing on or after the Contribution Date, (iii) all documents in the Lease File relating to such Contributed Compressor, (iv) all Supporting Obligations, guarantees, cash deposits or credit support, supporting or securing payment under any User Lease, (v) all Records relating to such Contributed Compressor and (vi) all payments, proceeds and income of the foregoing or related thereto.

        Related Documents:    Any and all of the Indenture, the Supplement, the Series 2002-1 Notes, the Certificates, the Management Agreement, the Management Guaranty, the Back-up Management Agreement, the Contribution Agreement, the Bill(s) of Sale, the Old Lessee and Old Lessor Bills of Sale, the Sale Agreement, the Head Lease, the Head Lessee Security Agreement, the Series 2002-1 Note Purchase Agreement, each Liquidity Agreement, all Letters of Credit, the Reimbursement Agreement, the Application (as defined in the Reimbursement Agreement), the Interest Rate Swap Agreements, the Insurance Agreement, the Policies, the Control Agreement, the Premium Letter, the Partnership Agreement, the Intercreditor Agreement, the Letter Agreement and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of the Issuer with respect to the issuance and sale of the Series 2002-1 Notes and the Certificates, as any of the foregoing may from time to time be amended, modified, supplemented or renewed.

        Related Sold Assets:    With respect to any Sold Compressor, all of the following: (i) all right, title and interest of the Head Lessee in and to, and all of the obligations under, any agreement with the manufacturer of such Sold Compressor, and all amendments, additions and supplements thereafter made with respect to such Sold Compressor, (ii) all right, title and interest of such Head Lessee in and to, and all of the obligations under, any User Lease to which such Sold Compressor is subject on the Sale Date, but only to the extent that such User Lease relates to such Sold Compressor, including all lease revenues accruing on or after the Sale Date, (iii) all documents in the Lease File relating to such Sold Compressor, (iv) all Supporting Obligations, guarantees, cash deposits or credit support, supporting or securing payment under any User Lease, (v) all Records relating to such Sold Compressor and (vi) all payments, proceeds and income of the foregoing or related thereto.

        Remarketing Period:    Has the meaning set forth in Section 24.1 of the Head Lease.

        Renewal Option:    The renewal option of the Head Lessee set forth in Section 24A of the Head Lease.

        Rent Payment Date:    The second (2nd) Business Day prior to each Payment Date.

        Rent Reserve Account:    The account establish pursuant to Section 7.1 of the Head Lessee Security Agreement and held in the name of the Indenture Trustee (as assignee of Head Lessor's rights to the Rent Reserve Account) for the benefit of the Noteholders, each Letter of Credit Bank, each Interest Rate Hedge Counterparty and any Series Enhancer.

        Rent Reserve Amount:    As of any Rent Payment Date, an amount equal to the excess of (1) the Aggregate Reserve Amount on such Rent Payment Date, over (2) the Available Drawing Amount; provided, however, that the Rent Reserve Amount shall not be greater than the Aggregate Outstanding Amount, in each case calculated after giving effect to all principal payments and capital payments actually paid on such date. Notwithstanding the foregoing calculation, if (x) on any Rent Payment Date there are insufficient funds on deposit in the Rent Reserve Account to make the payments from the Rent Reserve Account in accordance with Section 7.4(b) of the Head Lessee Security Agreement in full and (y) the Rent Reserve Amount is deemed to be satisfied as a result of clause (2) above being equal to or greater than clause (1) above, then the Available Drawing Amount shall be equal to zero. For the purpose of calculating the Rent Reserve Amount in the month of January, 2013 (or at any time thereafter), the Available Drawing Amount shall be equal to zero.

        Replacement Manager:    Any Person appointed to replace the Manager as manager of the Owner Compressors pursuant to the provisions of Section 12.2 of the Management Agreement.

        Report:    Has the meaning set forth in Section 26(b) of the Head Lease.

        Representations and Warranties Agreement:    The Agreement regarding the Bills of Sale, dated as February 9, 2001, between Universal and the Indenture Trustee, as such agreement may be amended, modified and supplemented from time to time in accordance with its terms.

        Required Alteration:    Has the meaning set forth in Section 10 of the Head Lease.

        Requisite Global Majority:    As of any date of determination, the determination of whether a Requisite Global Majority exists with respect to a particular course of action shall be determined in accordance with Section 209 of the Indenture.

        Reserve Account:    The Account established pursuant to Section 314 of the Indenture and held in the name of the Indenture Trustee for the benefit of the Noteholders, each Letter of Credit Bank, each Interest Rate Hedge Provider and any Series Enhancer.

        Reserve Amount:    As of any Payment Date, an amount equal to the excess of (1) the Aggregate Reserve Account on such Payment Date, over (2) the Available Drawing Amount; provided, however, that the Reserve Amount shall not be greater than the Aggregate Outstanding Amount, in each case calculated after giving effect to all principal payments and capital payments actually paid on such date. Notwithstanding the foregoing, if (x) on any Payment Date there are insufficient funds on deposit in the Reserve Account to make the payments from the Reserve Account in accordance with Section 314(b) of the Indenture in full and (y) the Reserve Amount is deemed to be satisfied as a result of clause (2) above being equal to or greater than clause (1) above, then the Available Drawing Amount shall be equal to zero. For the purpose of calculating the Reserve Amount in the month of January, 2013, the Available Drawing Amount shall be zero.

        Responsible Officer:    With respect to any Person other than the Indenture Trustee, the chief executive officer, the president, the chief financial officer, the chief operating officer, the treasurer or the vice president for financial or legal affairs of such Person, and with respect to the Indenture Trustee, an officer in the Corporate Trust Department of Wells Fargo Bank Minnesota, National Association with responsibility for this transaction.

        Return Option:    The end of term option set forth in Section 24 of the Head Lease.

        Rule 144A:    Rule 144A under the Securities Act, as such Rule may be amended from time to time.

        Rule 144A Global Notes:    A Note evidencing all or a part of an issuance of the Notes, registered in the name of the Depositary or its nominee, and delivered to the Depositary pursuant to the Depositary's instruction, in accordance with Section 202 of the Indenture and bearing the legend prescribed in Section 202 of the Indenture.

        Run-time Credit Ratio:    A fraction (expressed as a percentage) the numerator of which is equal to the aggregate run-time credits issued by the Manager to Users of the Owner Compressors during the three (3) immediately preceding calendar months and the denominator of which is the rentals which were actually billed by the Manager with respect to the Owner Compressors subject to a User Lease during the three (3) immediately preceding calendar months.

        S&A Fee:    For any Rent Payment Date the S&A Fee then due and payable pursuant to Section 11.1 of the Management Agreement, in each case to the extent that all or a portion of such amount has not been previously withheld by or otherwise paid to the Manager in accordance with the terms of the Related Document, calculated as follows:

            (i)  if Universal or any Affiliate thereof is then fulfilling the role of the Manager, the S&A Fee shall be an amount equal to the then applicable UCI S&A Fee; provided, however, that to the extent that any adjustment to the UCI S&A Fee pursuant to Section 11.2(c) of the Management

  Agreement results in an increase in the UCI S&A Fee in excess of the increase in the Producer Price Index for the one-year period ending on the date of such adjustment (plus two percent (2%) while no Trigger Event is continuing and zero at all other times), then the S&A Fee shall be capped at an amount equal to such UCI S&A Fee as increased by the increase in the Producer Price Index (plus two percent (2%) or zero as the case may be) and the amount by which the UCI S&A Fee exceeds such increase in the increase in the Producer Price Index (plus two percent (2%) or zero as the case may be) shall be paid as set forth in Section 7.2(c) of the Head Lessee Security Agreement; or

          (ii)  if Universal or any Affiliate thereof is not then fulfilling the role of the Manager the actual selling and administrative fees actually incurred by a successor Manager in the Collection Period immediately preceding such Rent Payment Date with respect to the Owner Compressors; provided, however, that to the extent that the amount set forth in this paragraph (ii) exceeds an amount equal to one hundred seventeen percent (117%) of the amount that would have otherwise been payable pursuant to numbered paragraph (i), then the amount of such excess (the amount provided in the proviso to paragraph (i) and this paragraph (ii), the "Excess S&A Expenses") shall be paid as set forth in Section 7.2(b) of the Head Lessee Security Agreement.

        S&P:    Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. and any successor.

        Sale Agreement:    The Sale Agreement, dated as of December 31, 2002, between Head Lessee and the Issuer, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

        Sale:    Has the meaning set forth in Section 816 of the Indenture.

        Sale Date:    The date on which a Compressor is sold by the Head Lessee to the Issuer pursuant to the terms of the Sale Agreement.

        Scheduled Deposit:    For any Rent Payment Date, one of the following amounts:

            (i)  for any Rent Payment Date occurring on or prior to the Commitment Termination Date, an amount equal to the sum of (x) the amount by which the Aggregate Outstanding Amount as of such Rent Payment Date (measured after giving effect to any advances and/or principal payments to be made on the Notes and the Certificate on such Rent Payment Date) exceeds the Asset Base on such Rent Payment Date (measured after giving effect to any acquisitions and/or dispositions of Eligible Compressors on the immediately succeeding Payment Date) and (y) the amount of any unpaid termination payments resulting from an Issuer Swap Default and the amount of any other unpaid termination payments then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect; or

          (ii)  for any Rent Payment Date occurring after the Commitment Termination Date, an amount equal to the sum of (x) the Scheduled Deposit Amount for such Rent Payment Date and (y) the amount of any unpaid termination payments resulting from an Issuer Swap Default and the amount of any other unpaid termination payments then due and payable pursuant to the terms of any Interest Rate Swap Agreement then in effect.

        Scheduled Deposit Amount:    For each Rent Payment Date, an amount calculated in accordance with the following formula:

Scheduled Deposit Amount	=	Target Level—(Current Cash Balance + Purchase Option Payments)
Where:
Target Level	=	Commitment Termination Date Target Level + (68% x DV of Sold Equipment) + (68% x DV of Excess Concentration Equipment) + (68% x DV of Excess Aged Equipment)
The Target Level is capped at the Aggregate Outstanding Amounts as of the Commitment Termination Date.
Commitment Termination Date Target Level	=	[ ( MRPA - Commitment Termination Date Cash Balance ) x Months Elapsed ] Total Months
+ the Commitment Termination Date Cash Balance
DV of Sold Equipment	=
The excess, if any, of (1) the sum of Depreciated Values of all Head Lessee Compressors that have been sold following the Commitment Termination Date up to the succeeding Rent Payment Date over (2) the sum of the Depreciated Values of the Eligible Compressors subject to Eligible Leases that have been contributed to the Head Lessee following the Commitment Termination Date up to the succeeding Rent Payment Date.
DV of Excess Concentration Equipment	=
The sum of Depreciated Values of all Eligible Compressors less the Excess 100 hp Amount, the Excess 299 hp Amount, the Excess 599 Amount, the Excess 999 hp Amount, the Excess Investment Grade Lessee Concentration Amount, the Excess BB Lessee Concentration Amount, the Excess B Lessee Concentration Amount and the Excess Top 3 Lessee Concentration Amount.
DV of Excess Aged Equipment	=	The sum of Depreciated Values of all Eligible Compressors less the Excess Aged Equipment.
Current Cash Balance	=	The total amount of funds then on deposit in the Collateral Account.
Purchase Option Payments	=	The aggregate amount that the Head Lessee has paid to the Head Lessor following the Commitment Termination Date in connection with the exercise of the Head Lessee Purchase Option.
MRPA	=	80% of the initial Appraised Value of all Head Lessor Compressors owned by the Head Lessor on the Commitment Termination Date.
Commitment Termination Date Cash Balance	=	The amount on deposit in the Collateral Account on the Commitment Termination Date.
Months Elapsed	=	The cumulative number of months elapsed from the Commitment Termination Date to the date of determination (inclusive).
Total Months	=	The total number of months from the Commitment Termination Date to the Termination Date (inclusive).

        Scheduled Principal Payment Amount:    For the Series 2002-1 Notes for any Payment Date, one of the following:

            (i)  Prior to the Commitment Termination Date, the amount by which (x) the Series 2002-1 Note Principal Balance on such Payment Date exceeds (y) 99.5% of the Asset Base on such Payment Date;

          (ii)  on any Payment Date after the Commitment Termination Date prior to the Terminate Date (regardless of whether a Trigger Event is then continuing), the sum of (x) 99.5% of the Scheduled Deposit Amount paid to the Trust Account on the previous Rent Payment Date and (y) amounts paid to the Trust Account from the Collateral Account; and

          (iii)  on the Termination Date and any Payment Date thereafter, the then unpaid Series 2002-1 Note Principal Balance.

In addition, but without duplication of, the foregoing, the Scheduled Principal Payment Amount shall include all amounts the Issuer shall elect to pay under Section 702(a) of the Indenture and all amounts required to be paid by the Issuer pursuant to Section 702(b) of the Indenture.

        Secured Party:    Has the meaning set forth in the recitals of the Head Lessee Security Agreement.

        Secured Obligations:    This term has the meaning set forth in the granting clause of the Indenture.

        Securities Account:    Has the meaning set forth in Section 8-501(a) of the UCC.

        Securities Act:    The Securities Act of 1933, as amended from time to time.

        Securities Entitlement:    Has the meaning set forth in Section 8-102(17) of the UCC.

        Securities Intermediary:    Has the meaning set forth in Section 8-102(a)(14) of the UCC, initially Wells Fargo Bank Minnesota, National Association.

        Securitization Collateral:    This term has the meaning set forth in Section 1 of the Intercreditor Agreement.

        Security:    Has the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

        Seller:    UCO Compression 2002 LLC, a limited liability company organized and existing under the laws of the State of Delaware, and its successors and permitted assigns.

        Senior Secured Revolving Credit Agreement:    The Senior Secured Revolving Credit Agreement, dated as of February 9, 2001, among Universal, the agent bank as administrative agent and the other lenders named therein.

        Series 2002-1:    The Series of Notes the terms of which are specified in the Series 2002-1 Supplement.

        Series 2002-1 Advance:    Has the meaning set forth in Section 1.1 of the Note Purchase Agreement.

        Series 2002-1 Applicable Margin:    With respect to each unpaid Series 2002-1 Advance during an Interest Accrual Period, one of the following amounts:

            (i)  except as specified in clause (ii) below, seventy-six hundredths of one percent (0.76%);

          (ii)  if the Alternative Rate during the applicable Interest Accrual Period is the Base Rate, then, for any period of time for which such Alternative Rate is the Base Rate, zero.

        Series 2002-1 Availability:    As of any date of determination for any Series 2002-1 Noteholder prior to the Commitment Termination Date, the lesser of (A) the excess, if any of (x) the Series 2002-1 Note Existing Commitment of such Series 2002-1 Noteholder on such date of determination over (y) the then Series 2002-1 Note Principal Balance of such Series 2002-1 Note owned by such Series 2002-1 Noteholder on such date of determination or (B) the excess, if any, of (x) the Series 2002-1 Percentage of such Series 2002-1 Noteholder of 99.5% the Asset Base over (y) the then Series 2002-1 Note Principal Balance of the Series 2002-1 Note owned by such Series 2002-1 Noteholder. On or subsequent to the Commitment Termination Date, zero.

        Series 2002-1 Final Maturity Date:    The Payment Date occurring in January, 2023.

        Series 2002-1 Indemnified Party:    Has the meaning set forth in the Section 7.01 of the Sale Agreement.

        Series 2002-1 Initial Commitment:    One Hundred Ninety-Nine Million Dollars ($199,000,000).

        Series 2002-1 Note:    Any one of the notes, substantially in the form of Exhibit A to the Series 2002-1 Supplement, issued pursuant to the terms of the Supplement.

        Series 2002-1 Note Commitment Termination Date:    December 18, 2003 or such later date to which the Series 2002-1 Note Commitment Termination Date may be extended (if extended) in the sole discretion of the Series 2002-1 Noteholders, upon the request of the Issuer, in accordance with the terms of Section 2.1(c) of the Note Purchase Agreement; provided, that no such extension of the Series 2002-1 Note Commitment Termination Date shall be effective unless the Series Enhancer, in its sole discretion, shall have consented in writing to such extension.

        Series 2002-1 Note Existing Commitment:    The aggregate Initial Commitment to purchase the Series 2002-1 Notes, expressed as a dollar amount, as reduced from time to time in accordance with the terms of the Series 2002-1 Note Purchase Agreement.

        Series 2002-1 Note Interest Payment:    For each Payment Date and each Series 2002-1 Note, an amount equal to the sum, for each day during the immediately preceding Interest Accrual Period, of an amount equal to the product of (i) the outstanding principal amount of such Series 2002-1 Note, (ii) a rate equal to the sum of (x) the Alternative Rate on such day and (y) the Series 2002-1 Applicable Margin, and (iii) 1/360, in the case of the Adjusted Eurodollar Rate, or 1/365 or 1/366, as applicable, in the case of the Base Rate.

The Deal Agent shall, by not later than the fifth (5th) Business Day preceding each Payment Date, deliver to each of the Issuer, the Manager and the Series Enhancer a calculation of the Series 2002-1 Note Interest Payment payable on such Payment Date.

        Series 2002-1 Note Principal Balance:    With respect to any Series 2002-1 Note as of any date of determination, an amount equal to the excess of (x) the sum of (A) the outstanding principal amount of such Series 2002-1 Note on the Closing Date and (B) the sum of all Series 2002-1 Advances made by such Series 2002-1 Noteholder on or subsequent to the Closing Date, over (y) the cumulative amount of all other principal payments (including Prepayments) actually paid to such Series 2002-1 Noteholder subsequent to the Closing Date.

        Series 2002-1 Note Purchase Agreement:    The Note Purchase Agreement among the Issuer, VFCC and the Deal Agent, dated as of December 31, 2002 pursuant to which VFCC agreed to purchase certain Series 2002-1 Notes.

        Series 2002-1 Noteholder:    Each Person in whose name a Series 2002-1 Note is registered in the Note Register.

        Series 2002-1 Note Unused Commitment:    With respect to any Series 2002-1 Noteholder as of any date of determination: (A) prior to the Commitment Termination Date the excess of (i) the Series 2002-1 Note Existing Commitment then in effect for such Series 2002-1 Noteholder, over (ii) the Series 2002-1 Note Principal Balance of the Series 2002-1 Note owned by such Series 2002-1 Noteholder as of such date of determination, measured after giving effect to all Series 2002-1 Advances made and all principal payments to be received by such Series 2002-1 Noteholder on such date of determination and (B) on or subsequent to the Commitment Termination Date, zero.

        Series 2002-1 Percentage:    With respect to any Series 2002-1 Noteholder as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the Series 2002-1 Noteholder's Series 2002-1 Note Existing Commitment and the denominator of which is equal to the aggregate Series 2002-1 Note Existing Commitments of all Series 2002-1 Noteholders.

        Series 2002-1 Series Account:    The series account established pursuant to Section 302 of the Series 2002-1 Supplement and held in the name of the Indenture Trustee for the benefit of the Series 2002-1 Noteholders and the Series Enhancer.

        Series 2002-1 Supplement:    The Series 2002-1 Supplement, dated as of December 31, 2002, between the Issuer and the Indenture Trustee.

        Series 2002-1 Warehouse Limit:    The product of (x) thirty-seven and one-half percent (37.5%), and (y) a fraction, the numerator of which is the excess of (1) annualized Net Revenue over (2) annualized Excluded Net Revenues for the immediately preceding Collection Period, and the denominator of which is the Average Hedged Rate then in effect.

        Series:    Any series of Notes established pursuant to a Supplement.

        Series Account:    Any deposit, trust, escrow or similar account maintained for the benefit of the Noteholders and any related Series Enhancer of any Series or Class as specified in the related Supplement.

        Series Enhancement:    The rights and benefits provided to the Noteholders of any Series or Class pursuant to any letter of credit, surety bond, financial guaranty insurance policy, insurance agreement or other similar arrangement. The subordination of any Class to another Class shall not be deemed to be a Series Enhancement.

        Series Enhancer:    Ambac Assurance Corporation and its successors and permitted assigns.

        Series Enhancer Commitment Fee:    Has the meaning set forth in the Premium Letter.

        Series Enhancer Default:    The occurrence and continuance beyond any applicable notice and cure period of any of the following events:

          (a)  the Series Enhancer shall have failed to pay an Insured Amount required under the Policy in accordance with its terms;

          (b)  the Series Enhancer shall have (i) filed a petition or commenced any case or proceeding under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, (ii) made a general assignment for the benefit of its creditors, or (iii) had an order for relief entered against it under the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization which is final and nonappealable;

          (c)  a court of competent jurisdiction, the Wisconsin Department of Insurance or other competent regulatory authority shall have entered a final and nonappealable order, judgment or decree (i) appointing a custodian, trustee, agent or receiver for the Series Enhancer or for all or any material portion of its property or (ii) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Series Enhancer (or the taking of possession of all or any material portion of the property of the Series Enhancer).

        Series Issuance Date:    With respect to any Series, the date on which the Notes of such Series are to be originally issued in accordance with Section 1006 of the Indenture and the related Supplement.

        Services Standard:    A level of care, diligence and skill consistent with generally accepted industry standards; or if the Manager is UCI or an Affiliate of UCI, the higher of (i) the standard set forth above and (ii) the standards for which the Manager owns, leases or manages Other UCI Compressors of similar type, model or age.

        Sold Assets:    The Sold Compressors and Related Assets, collectively.

        Sold Compressor:    A Compressor sold by the Seller to the Head Lessor in accordance with the terms of the Sale Agreement. This term shall include either or both, as the context may require of the Initial Sold Assets described in Section 2.01 of the Sale Agreement and the additional Sold Assets described in Section 2.02 of the Sale Agreement.

        State:    Any state of the United States of America and, in addition, the District of Columbia.

        Status Report:    This term has the meaning set forth in Section 3.3(c) of the Back-up Management Agreement.

        Step-up Interest Payment:    An amount calculated in accordance with the definition of "Series 2002-1 Note Interest Payment" except using zero prior to any Payment Date which is prior to December 31, 2003 and using one and one quarter of one percent (1.25%) per annum at all other times thereafter in each case in lieu of clause (y) in such definition. The Step-Up Interest Payment may be waived in the sole discretion of the Deal Agent.

        Sublessor:    The Head Lessee.

        Subsidiary:    A subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

        Substitute Compressor:    Has the meaning set forth in Section 3.04 of the Contribution Agreement and 3.04 of the Sale Agreement.

        Substitution Date:    Each date on which (x) a Substitute Compressor is substituted for Predecessor Compressor in accordance with the terms of the Contribution Agreement or (y) Replacement Equipment is substituted for Replaced Equipment in accordance with the terms of Section 21(b) of the Head Lease.

        Supplement:    Any supplement to the Indenture executed in accordance with Article X of the Indenture.

        Supplemental Rent:    Any and all amounts, liabilities and obligations (other than Monthly Lease Payments, Scheduled Deposits and Additional Payments) which the Head Lessee assumes or agrees to pay under the Head Lease or any other Related Document (whether or not styled as Supplemental Rent) to any Person, including, without limitation and without duplication, (i) indemnity and other payments payable pursuant to (A) Sections 25 and 26 of the Head Lease and (B) clauses (12), (13) and (14) of Section 302(c) of the Indenture, (ii) all costs and expenses incurred by the Head Lessor (including its general and limited partners) in connection with the transactions contemplated by the Related Documents and (iii) all amounts, other than principal and interest on the Notes, which the Head Lessor is obligated to pay under the Indenture (including Breakage Costs, increased costs, make-whole payments and tax indemnification).

        Supporting Obligations:    Any "supporting obligations," as such term in defined in Section 9-102(a)(77) of the UCC.

        Systems Data:    This term has the meaning set forth in Section 2.2 of the Back-up Management Agreement.

        Tangible Net Worth:    UCI's consolidated shareholder's equity as shown on its financial statements prepared in accordance with GAAP less goodwill. Any changes in the accounting rules affecting this definition shall be treated retroactively.

        Target Level:    Has the meaning given in such term within the definition of "Scheduled Deposit Amount."

        Tax and Taxes:    Any and all present and future fees (including license, documentation and registration fees), taxes (including income, gross receipt, sales, rental, use, turnover, value added, property (tangible and intangible), excise and stamp taxes), licenses, levies, imposts, duties, recording charges or fees, charges, assessments and withholdings of any nature whatsoever, together with any and all assessments, penalties, fines, additions thereto and interest thereon, in each case imposed by any Governmental Authority or other taxing authority (other than those arising out of the applicable Indemnitee's negligence).

        Taxing Authority:    Has the meaning set forth in Section 26 of the Head Lease.

        Term:    Has the meaning set forth in Section 4 of the Head Lease.

        Termination Date:    January 20, 2013, or such other date after January 20, 2013 that, with the consent of the Series Enhancer and the Series 2002-1 Noteholders, the Termination Date has been extended to.

        Three Month Aged Equipment Ratio:    This term has the meaning set forth in the definition of "Excess Aged Equipment".

        Top 3 Lessees:    The top three Users of Eligible Compressors measured based on the sum of the Depreciated Values (measured as of a Concentration Measurement Date) of the Compressors leased to such Users.

        Total Leverage Ratio:    Has the meaning set forth in the Senior Secured Revolving Credit Agreement.

        Total Debt:    Has the meaning set forth in the Senior Secured Revolving Credit Agreement.

        Trademark Licenses:    Any and all agreements providing for the granting of any right in or to Trademarks (whether the Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 7 to the Head Lessee Security Agreement and any and all extensions and renewals thereof.

        Trademarks:    All United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, words, terms, names, symbols, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 8 to the Head Lessee Security Agreement, all extensions, continuations, reissues or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages, and proceeds of suit.

        Trade Secret Licenses:    Any and all agreements providing for the granting of any right in or to Trade Secrets (whether the Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 9 to the Head Lessee Security Agreement and all extensions and renewals thereof.

        Trade Secrets:    All trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of the Grantor (all of the foregoing being collectively called a "Trade Secret"), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages, and proceeds of suit.

        Transaction Accounts:    The Trust Account, Rent Reserve Account, the Reserve Account, the Collateral Account, each Series Account and the Head Lessee Collection Account, collectively.

        Transfer Date:    See Contribution Date.

        Transferor:    UCO Compression 2002 LLC, a limited liability company organized and existing under the laws of the State of Delaware.

        Trigger Event:    The occurrence and continuance beyond any applicable grace or cure period of any of the following: (i) a Manager Default is then continuing, (ii) a Head Lease Event of Default is then continuing, (iii) an Event of Default is then continuing, (iv) an Overcollateralization Event is then continuing or (v) a Net Revenue Event is then continuing.

        Trust Account:    The account established by and held in the name of the Indenture Trustee for the benefit of the Noteholders, the Certificateholders, each Interest Rate Hedge Provider and the Series Enhancer pursuant to Section 302 of the Indenture.

        UCC:    The Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Indenture Trustee's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

        UCH:    Universal Compression Holdings, Inc.

        UCI:    Universal Compression, Inc., a Texas corporation.

        UCI Compressors:    As of any date of determination, all Compressors that are either owned, managed or leased by Universal in the United States of America.

        UCI Managed Compressors:    As of any date of determination, all Compressors managed by Universal on behalf of third parties in the United States of America.

        UCI Operations Fee:    Has the meaning set forth in Section 11.3(a) of the Management Agreement.

        UCI S&A Fee:    Has the meaning set forth in Section 11.2(a) of the Management Agreement.

        United States:    The United States of America.

        Universal:    Universal Compression, Inc., a Texas corporation, and its successors and permitted assigns.

        Universal Event:    The occurrence of any of the following events:

            (i)  any of Universal or UCH or any other Universal Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other Proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any Business Entity action to authorize any of the foregoing;

          (ii)  an involuntary case or other Proceeding shall be commenced against any of Universal or UCH or any other Universal Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any of Universal or UCH or any other Universal Party under the federal bankruptcy laws as now or hereafter in effect;

          (iii)  any of Universal or UCH or any other Universal Party shall fail generally to pay its debts as they become due;

          (iv)  any of Universal or UCH or any other Universal Party shall admit its inability to pay its debts as and when they fall due or becomes or is deemed to be unable to pay its debts or insolvent, or convenes a meeting for the purpose of proposing, or otherwise proposes or enters into, any composition or arrangement with its creditors or any group or class thereof, or anything analogous to, or having a substantially similar effect to, any of the events specified in this paragraph or in paragraph (a) or (b) above occurs in any jurisdiction; and

          (v)  any action, suit or Proceeding shall be commenced against any of Universal, UCH, any other Universal Party or any entity party to the Intercreditor Agreement seeking relief of any nature whatsoever from or with respect to the transactions contemplated by, the Intercreditor Agreement or which in any manner draws into question the validity of the Intercreditor Agreement and such action, suit or Proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any of Universal, UCH, any other Universal Party or any entity party to the Intercreditor Agreement under any Applicable Law as now or hereafter in effect.

        Universal Party:    Any one or more of the Head Lessee, Universal, Universal Compression Member 2002 Corp., the Contributor, the Manager, the Management Guarantor or any Affiliate of any of the foregoing.

        US$ or US Dollars:    The lawful currency of the United States of America.

        User:    Any Person who leases or subleases a Pledged Compressor from the Manager acting on behalf of Head Lessee.

        User Lease:    Any lease of one or more Owner Compressors entered into between the Head Lessee (or the Manager acting on behalf of the Head Lessee and the Head Lessor), as lessor, and a User, as lessee.

        VFCC Agent's Account:    For amounts payable to VFCC or any Person related to VFCC, an account in the name of the Deal Agent, or in the name of VFCC, as the case may be, or such other account as the Deal Agent may advise the Issuer.

        VFCC:    Variable Funding Capital Corporation, a Delaware corporation, and its successors and assigns.

        Wachovia Bank:    Wachovia Bank, National Association, a national association, and its successors and permitted assigns.

        Wachovia Securities:    Wachovia Securities, Inc., a Delaware corporation, and its permitted successors and assigns.

        Warranty Purchase Amount:    With respect to any Contributed Compressor or Sold Compressor, as applicable, the Appraised Value of such Contributed Compressor as of the Contribution Date or Sale Date.

        Warranty Repurchase Compressor:    Any Compressor that is required to be repurchased in accordance with the terms of the Contribution Agreement or Sale Agreement, as the case may be.

        Weighted Average Age:    An amount equal to the sum for each Eligible Compressor of a fraction, the numerator of which is equal to the product of (x) the number of years (or portion thereof) elapsed from the date on which such Eligible Compressor was originally built and (y) the number of horsepower in such Eligible Compressor, and the denominator of which is equal to the total number of horsepower for all Eligible Compressors; provided, however, that for purposes of Section 3.04 of each of the Contribution Agreement and the Sale Agreement, the Weighted Average Age shall be determined solely on the basis of all Predecessor Compressors or Substitute Compressors, as the case may be, actually transferred on the date on which such substitution occurs in accordance with Section 3.04 of each of the Contribution Agreement and the Sale Agreement. Substitute Compressors will not increase the Weighted Average Age of all Eligible Compressors.

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  EXHIBIT 4.1
GRANTING CLAUSE
ARTICLE I DEFINITIONS
ARTICLE II THE NOTES
ARTICLE III PAYMENT OF NOTES; ESTABLISHMENT OF ACCOUNTS; CONTROL REQUIREMENTS; STATEMENTS TO NOTEHOLDERS
ARTICLE IV COLLATERAL
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI COVENANTS
ARTICLE VII DISCHARGE OF INDENTURE; PREPAYMENTS
ARTICLE VIII DEFAULT PROVISIONS AND REMEDIES
ARTICLE IX CONCERNING THE INDENTURE TRUSTEE
ARTICLE X SUPPLEMENTAL INDENTURES; AMENDMENTS
ARTICLE XI HOLDER LISTS
ARTICLE XII MISCELLANEOUS PROVISIONS
Appendix A